As filed with the Securities and Exchange Commission on January 4, 2022

Registration Number 333-261285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Crossing Airlines Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	481211	98-1350261
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4200 NW 36th Street

Building 5A

Miami International Airport

Miami, Florida 33166

(786) 751-8503

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryan Goepel

Chief Financial Officer

4200 NW 36th Street

Building 5A

Miami International Airport

Miami, Florida 33166

(786) 751-8503

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all correspondence to:

Jahan Islami, Esq.

Martin Schrier, Esq.

Cozen O’Connor P.C.

200 South Biscayne Blvd, Suite 3000

Miami, FL 33131

(305) 704-5940

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3,4)
Common stock, par value $0.001 per share	5,067,128	$1.70	$9,272,844	$1,012
Common stock, par value $0.001 per share, underlying warrants	5,671,224	$1.70	$10,378,339	$1,132
Class B non-voting common stock, par value $0.001 per share	10,022,760	$1.70	$18,040,968	$1,968

(1)

Represents shares of common stock offered for resale by selling stockholders. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate amount and number of each identified class of the identified securities as may be issued upon conversion, exchange, exercise or settlement of any other securities that provide for such conversion, exchange, exercise or settlement.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	$4,112 in aggregate registration fees previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 4, 2022

PRELIMINARY PROSPECTUS

GLOBAL CROSSING AIRLINES

GROUP INC.

10,738,352 Shares of

Common Stock and 10,022,760 Shares of

Class B Non-Voting Common Stock

This prospectus relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”), of up to 20,761,112 shares of our common stock and Class B Non-Voting Common Stock, each par value $0.001 per share (the “Shares”). The Shares consist of: (i) 5,067,128 shares of common stock, (ii) up to 5,671,224 shares of common stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants (the “Warrants”) and (iii) 10,022,760 shares of Class B Non-Voting Common Stock. For more information about the Selling Stockholders, please see the section of this prospectus entitled “Selling Stockholders” beginning on page 83.

The Shares and the Warrant Shares are sometimes referred to in this prospectus, together, as the “Securities”.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our shares of common stock are traded on the OTCQB Marketplace (“OTCQB”) under the symbol “JETMF” and on the TSX Venture Exchange (“TSXV”) under the symbol “JET.” The closing price of our common stock on the OCTQB on December 31, 2021 was $1.42. Our shares of Class B Non-Voting Common Stock are traded on the TSXV under the symbol “JET.B” The closing price of our Class B Non-Voting Common Stock on the TSXV on December 31, 2021 was $1.35.

Subject to the voting limitation for non-U.S. citizens set forth in our bylaws, as amended, each share of Class B Non-Voting Common Stock shall be convertible, at the option of the holder thereof and without the payment of additional consideration by the holder thereof, into one share of fully paid and non-assessable common stock.

Our registration of the Securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Securities. The Selling Stockholders may sell the Securities covered by this prospectus in a number of different ways and at fixed prices, prevailing market prices or varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 87 of this prospectus. If you are acquiring the Securities in a brokerage transaction, please confirm with your broker the class of our common stock that you are acquiring and you eligibility to acquire such class. We will not receive any of the proceeds from the Securities sold by the Selling Stockholders, other than any proceeds from any cash exercise of Warrants, if any.

No underwriter or other person has been engaged to facilitate the sale of the Securities in this offering. We will bear all costs, expenses and fees in connection with the registration of the Securities. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Securities.

We are an “emerging growth company” and a “smaller reporting company,” each as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. Please see “Prospectus Summary – Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January     , 2022.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information.”

Neither we nor the Selling Stockholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus were made solely for the benefit of the parties to

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such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, references in this prospectus to “GlobalX,” the “Company,” “we,” “us,” and “our” refer to Global Crossing Airlines Group Inc.

You should rely only on the information contained or incorporated by reference, as applicable, in this prospectus, any prospectus supplement, or other offering materials related to an offering of securities described in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information contained or incorporated by reference, as applicable, in this prospectus, any prospectus supplement, or other offering materials related to an offering of securities described in this prospectus is accurate as of any date other than the date of that document. Neither the delivery of this prospectus, any prospectus supplement or other offering materials related to an offering of securities described in this prospectus, nor any distribution of securities pursuant to this prospectus, any such prospectus supplement, or other offering materials shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference, as applicable, in this prospectus, any such prospectus supplement or other offering materials since the date of each such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute, and any prospectus supplement or other offering materials related to an offering of securities described in this prospectus will not constitute, an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

INDUSTRY AND MARKET DATA

We include in this prospectus statements regarding our industry, our competitors and factors that have impacted our and our customers’ industries. Such statements are statements of belief and are based on industry data and forecasts that we have obtained from industry publications and surveys, including those published by the United States Department of Transportation, as well as internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. In addition, while we believe that the industry information included herein is generally reliable, such information is inherently imprecise. Certain statements regarding our competitors are based on publicly-available information, including filings with the Securities and Exchange Commission and United States Department of Transportation by such competitors, published industry sources and management estimates. While we are not aware of any misstatements regarding the industry, competitor and market data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

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SUMMARY OF THE PROSPECTUS

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our “Management Discussion and Analysis of Financial Condition and Results of Operations,” consolidated financial statements and the related notes and the information set forth under the section “Risk Factors,” along with documents that are filed as exhibits to the registration statement of which this prospectus forms a part. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 30.

Overview

Global Crossing Airlines Group Inc. (“GlobalX” or the “Company”) operates a US Part 121 flag and charter airline using the Airbus A320 family of aircraft (“A320”). GlobalX’s business model is to (1) provide services on an Aircraft, Crew, Maintenance and Insurance basis along with wet lease contracts to airlines operating within the United States and throughout North and South America, and (2) develop aircraft interchanges with leading European charter/tour operators and ad-hoc and track charters for non-airline customers.

Having completed the U.S. airline certification process, GlobalX will operate charter air service with its primary aircraft and crew based at Miami International Airport and a regional base at Atlantic City Airport, New Jersey. GlobalX plans to operate flights throughout the United States and to the Caribbean, Canada, and South America.

GlobalX has completed the FAA regulatory certification process and has received effective authority from the DOT. GlobalX also plans to operate the Airbus A321 freighter (“A321F”) commencing in the third quarter of 2022 after completing all FAA certification requirements with the A321F.

GlobalX’s passenger aircraft fleet is built on the Airbus A320-200 fleet family and GlobalX started operations with one leased Airbus A320-200 aircraft and has since added four leased Airbus A320-214 aircraft and one leased Airbus A321-200 with plans to increase to ten A320 family aircraft within eighteen months for passenger service.

GlobalX’s cargo aircraft fleet is based on the Airbus A321 aircraft type and GlobalX expects to start operation with one leased A321F aircraft in Q3 2022 and increase to ten A321F aircraft by the end of 2024.

We are led by an operating team with a combined 190 years of airline experience.

GLOSSARY

ACMI: An aircraft leasing arrangement exclusively used between two airlines whereby one airline (the lessor) provides an aircraft, crew, maintenance, and insurance (ACMI) to another airline (the lessee), which then pays for the hours operated.

A320-ceo: Earlier A320s are now called A320ceo (current engine option).

A320 neo: The A320neo (new engine option) is one of many upgrades introduced by Airbus to help maintain its A320 product line’s position as the world’s most advanced and fuel-efficient single-aisle aircraft family.

Block Hour: Time from the moment the aircraft door closes at departure of a revenue flight until the moment the aircraft door opens at the arrival gate following its landing.

CFM Engine: An aircraft engine product line manufactured by CFM International, including such models as the CFM56.

DOT: The United States Department of Transportation.

DOT 401: The regulation under which airlines apply to the Department of Transportation to obtain economic authority to commence operations.

EPA: The United States Environmental Protection Agency.

FAA: The United States Federal Aviation Administration.

Full Service Contract: A Full Service Contract is an aircraft operational arrangement whereby the Company provides ACMI, fuel, landing, ground handling and other necessary operating services to a customer for a single fee that is either based on a fixed fee or a fee based on block hours multiplied by a block hour rate.

GDS: A Global Distribution System, or GDS, is a computerized network that facilitates transactions between travel service providers and travel agents.

Part 121 Domestic, Flag, and Supplemental: 121 certificated carriers are given specific permission within their Operations Specifications to conduct one or more of those three types of operations — Domestic, Flag, and Supplemental. A 121 operation must be operated under one of those three types, with slightly different rule requirements for each. US-to-US location is a domestic operation, US-to-non US location is a flag operation, and all-cargo or “large aircraft charters” are a supplemental operation.

Part 380: Part 380 of the DOT’s regulations (14 CFR 380), which requires all persons who wish to arrange public charter flights to first submit a charter prospectus to the Special Authorities Division of the DOT with the required information about the proposed charter program.

STC: A supplemental type certificate is a type certificate (TC) issued when an applicant has received FAA approval to modify an aeronautical product from its original design.

STC (for freighter conversion): STC (Supplementary Type Certificate) or amendment of a Type Certificate (TC) granted by the FAA to allow a modified plane (e.g., Passenger to Cargo) to operate.

TSA: The United States Transportation Security Administration.

US 121: This refers to a Part 121 carrier which is a regularly-scheduled air carrier. Typically, large, U.S.-based airlines, regional air carriers, and cargo carriers must be certified as such through the FAA to operate under 14 CFR Part 121.

V2500 Engine: The IAE V2500 is a two-shaft, high-bypass turbofan engine which powers the Airbus A320 family, the McDonnell Douglas MD-90, and the Embraer KC-390. FAA type certification for the V2500 was granted in 1988.

Wet Lease: A “wet lease” is a leasing arrangement whereby one airline (the lessor) provides an aircraft, complete crew, maintenance, and insurance (ACMI) to another airline or other type of business acting as a broker of air travel (the lessee), which pays by hours operated.

Business Plan, Objectives and Milestones

GlobalX had completed the FAA regulatory certification process (the “Process”) for passenger certification and commenced its first revenue charter flight in Q3 2021. The table below sets out the business objectives and milestones of GlobalX to achieve this target. Certain commitments and contracts associated with the business objectives are also dependent on meeting planned financing objectives.

Milestones for Passenger Charter Operations

Business Objectives	Target Dates
Delivery of first A320 (completed)	Q1 2021
FAA Certification (A320) (completed)	Q3 2021
Commence passenger charter operations (A320) (completed)	Q3 2021

Milestones for Cargo Charter Operations

Business Objectives	Target Dates
Apply to the FAA for Cargo Charter operating authority	Q1 2022
Delivery of first A321F	Q3 2022
FAA Cargo Charter Certification	Q2 2022
Commence cargo charter operations (A321F)	Q3 2022

As of September 30, 2021, Global Crossing has raised approximately $23 million in net proceeds through three separate private placement offerings of its capital stock. GlobalX currently has over $8 million in available cash along with $2 million in deposits and prepaids. These cash amounts are sufficient available capital to achieve the milestones referenced herein. At present, the Company is generating revenue but the Company may need to raise additional capital to fund general and administrative expenses and working capital requirements for the next 12 months.

Corporate Strategy

GlobalX intends to become the best-in-class U.S. narrow-body, ACMI and Wet Lease charter airline, operating both passenger and cargo charter aircraft while recruiting and maintaining a dynamic team of customer-centric flight crews, ground teams and management staff.

In launching a US 121 Flag and Supplemental charter airline in the United States, GlobalX plans to do the following:

Launch passenger charter flights with A320/A321 all passenger aircraft

GlobalX operates its A320 family aircraft under ACMI/Wet Lease charter operations for major airlines, tour operators, college and professional sports teams, incentive groups, major resorts and casino groups.

•	Deliver best in class on time performance and dispatch reliability;

•	Expand existing relationships and develop additional relationships with leading European charter/ our operators to provide aircraft during their peak seasons; and

•	Provide ad-hoc and track charter programs for non-airline customers, including hotels, casinos, cruise ship companies, tour operators.

Launch cargo charter flights with A321P2F (Passenger to Freighter)

GlobalX plans to add A321F (passenger to freighter) aircraft to its operating certificate and into the fleet commencing Q3 2022. Cargo is an important revenue stream for airlines, and will be an integral part of the GlobalX business plan.

GlobalX intends to operate its A321Fs under ACMI/Wet Lease charter operations with major package operators such as DHL, Amazon and major freight and logistics companies. Under these arrangements, customarily, these operators will take the commercial risk associated with the selling of the cargo and provide all ground handling and cargo-specific operations, with GlobalX assuming the operational risk of providing a functional aircraft, trained crew, in a safe and on time manner as the ACMI operator.

Location of Operations Bases

GlobalX will initially operate from two geographic bases:

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Miami International Airport (“MIA”) – GlobalX’s main base of operations is MIA, and, pursuant to its Airline Use Agreement with MIA (for which it has placed deposits of $75,000), GlobalX will (1) operate charter flights out of Concourse E, as well as rent office space and operate its ticket counters, and (2) maintain a maintenance office for its maintenance staff and for storage of all aircraft records, as well as spare parts and consumables storage, with loading dock capabilities. While we do have an Airline Use Agreement in place with MIA, it does not guarantee availability of boarding gates or landing slots at that airport.

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Atlantic City Airport (“ACY”) – GlobalX will have a northeastern U.S. base at Atlantic City Airport, New Jersey, and intends to eventually base two A320 aircraft at ACY. ACY has below-market aircraft landing fees and aircraft parking fees, and because of its location further east and on the water, does not experience the full effect of northeastern winter storms, remaining relatively free of snow and ice in the winter. ACY serves as an excellent location to base aircraft, will be used both for charters into Atlantic City on behalf of its major casinos, and to efficiently move aircraft for ad hoc and last minute charters from other northeastern airports, including New York – JFK, New York – LaGuardia, Newark, Boston and Philadelphia.

Reducing Operational Costs

To control costs and maintain a competitive cost per Block Hour flown, GlobalX intends to:

•	Fly only one aircraft family (A320).

•	Maintain focus on continuous financial discipline and strict departmental budgeting.

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Implement and utilize highly digital operating methods for both flight and maintenance operations, using best in class aviation software operating systems from leading suppliers including dispatch (Navblue), maintenance (Trax) and training software (Mint). By capitalizing on the latest software, GlobalX can effectively eliminate most manual processes and operate effectively with fewer people than a comparably-sized airline using older software systems.

•	Promote an organizational culture of efficiency and high productivity.

Marketing Plan

GlobalX plans to achieve its revenue goals by flying charter operations for a variety of client groups:

•	Major scheduled airlines that have short-term or long-term capacity needs to supplement their existing routes or fleets.

•	Major tour operators, resorts, cruise lines and casinos that require airlift above and beyond scheduled service in order to meet their occupancy needs.

•	Professional and collegiate sports teams.

•	Charter brokers representing a variety of interests, including the entertainment industry, dignitary travel, political campaigns, and government programs.

Current Marketing Initiatives

•	Agreements with SmartLynx Airlines (“SmartLynx”):

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GlobalX has entered into agreements (the “SL Agreements”) with SmartLynx, a Riga, Latvia- based ACMI/Wet Lease airline that operates seven of the A320 family of aircraft. SmartLynx is owned by Avia Solutions Group, a major aviation conglomerate with seventy-six operating companies providing aircraft maintenance, air charter brokering, aircraft leasing and aircraft wet lease and charter operations.

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The SL Agreements include (1) an initial investment of $500,000 by SmartLynx into GlobalX of $500,000 in June 2020, which equated to a 7% ownership stake in GlobalX, (2) an agreement to provide services to GlobalX as required in the areas of aircraft delivery inspections, information technology outsourcing, consulting and other areas where the expertise and experience of SmartLynx can be effectively utilized, and (3) an agreement for GlobalX and SmartLynx to interchange aircraft during the summer (May through September) and winter (December to April) seasons, under which GlobalX will provide up to two A320 aircraft to SmartLynx in the summer (May through September) and SmartLynx will provide up to two A320 aircraft to GlobalX in the winter (December through April). Due to market conditions, SmartLynx will send one plane in January through April of 2022. These interchanges correspond with the peak seasons for charter operations in the summer for European operators and the winter for North American operators.

•	Part 380 Tour Operator

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On December 15, 2020, GlobalX announced that it had formed its first tour operator, CubaX Air Tours, under Part 380 of the U.S. Department of Transportation’s (DOT) regulations called CubaX Air Tours. CubaX will initially apply to operate daily charter flights to Havana, Cuba from Miami International Airport and will utilize GlobalX aircraft to operate the flights, starting in 2021. To facilitate the sale and distribution of tickets, GlobalX signed an agreement with AeroCrs to provide an internet booking engine, access to GDS and a customized travel agency portal for optimal distribution.

•	This approach will be used with several other major tourism destinations, including Jamaica and Turks and Caicos.

GlobalX Proposed Aircraft Fleet

Critical to GlobalX’s business model is a fleet of modern and cost-effective aircraft. To achieve this objective, GlobalX has selected what it believes is the best overall single-aisle aircraft family to operate. This approach differs from traditional airlines, which purchase a variety of aircraft, often from different manufacturers, to achieve their operational flight sectors, resulting in increased training, operating and spare part costs. GlobalX conducted research to determine the best aircraft to fly in competition with other narrow-body charter airlines in the single-aisle seat market and GlobalX selected the A320 aircraft family.

The following factors support GlobalX’s choice to operate the Airbus A320 and A321 aircraft versus the Boeing family of aircraft:

Cost and Operating factors: lower fuel burn, and better aircraft and cockpit crew pool availability.

Operational Capability: the A320 has a range advantage over the 737-800 and can fly non-stop from Miami to selected airports in North America, South America, the Caribbean, and between most major destinations in

Europe. The A320 has excellent maintenance dispatch reliability and strong availability of spare parts and components, making the A320, in management’s estimation, the most popular aircraft among low-cost airlines.

Passenger comfort: better seat width, cargo bin volume for carry-on baggage and cargo hold volume.

Aircraft Maintenance

To ensure proper line maintenance, GlobalX has signed an agreement with Spirit Airlines, a U.S.-based airline that operates the A320 family of aircraft (including the new A320neo) and serves destinations across the U.S., Latin America and the Caribbean. Spirit will provide on-call and line maintenance for GlobalX, including daily and weekly checks, in support of the GlobalX fleet of A320 and A321 aircraft.

Heavy maintenance such as “C” and “D” checks is expected to be sourced out to FAA-approved service providers using funds from the accrued maintenance reserves paid to lessors under operating leases. GlobalX has calculated an hourly regular maintenance reserve for all maintenance, heavy checks, increased inspections and age-related maintenance items associated with the Airbus A320 fleet. These reserves are taken into account in the overall block hour operating cost targeted by management.

Strategy to Address Competitive Response

We expect the existing charter operators based in the U.S. to respond to GlobalX’s entry into the market by lowering their pricing to customers. The expected competitive response typically includes lowered ACMI rates for key contracts. We believe GlobalX’s existing relationships with potential customers and the underserved demand in the U.S., coupled with our newer planes allowing for a more cost-efficient operation, will allow us to address any competitive pressure and grow as anticipated.

Distribution and Sales

GlobalX is actively negotiating a series of contracts with charter brokers and tour operators to drive maximum utilization of GlobalX aviation assets, a key driver of overall profitability. The executive team in place has a demonstrated record of successfully building a robust charter business with similar assets. Ed Wegel served as the President and CEO of Eastern Airlines from 2008 to 2016 and Juan Nunez served as the Chief Pilot and Director of Operations at Eastern Airlines from 2014 to 2017. As members of the management team at Eastern Airlines, these officers successfully built up the charter business from launch, growing annual revenues to $120 million in 3 years.

Operational Achievements

From an operational perspective, GlobalX has:

•	Commenced leasing a fleet of Airbus A320 and A321 medium-range, narrow-body jet airliners to commence charter service.

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Signed an LOI with ST Engineering to lease five converted A321 freighter aircraft. Subject to execution of definitive lease documentation and fulfillment of certain closing conditions, management expects the first aircraft delivered in Q3 2022.

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Signed an LOI with a major lessor to lease four A321F freighter aircraft to be delivered starting in Q2 2022. Subject to execution of definitive lease documentation and fulfillment of certain closing conditions.

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Signed an LOI with a major lessor to lease two A321F freighter aircraft to be delivered starting in 2023, Subject to execution of definitive lease documentation and fulfillment of certain closing conditions.

•	Signed an LOI and subsequent lease with a major lessor to lease an A320 passenger aircraft, our third, that was delivered in September 2021.

•	Signed an LOI and lease with a major lessor to lease an A320 passenger aircraft, our fourth, that was delivered in Q4 2021.

•	Signed an LOI and lease with a major lessor to lease two A320 passenger aircraft, our fifth and sixth, that were delivered in Q4 2021.

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Signed an LOI with a major lessor to lease an A320 passenger aircraft, our seventh to be delivered in Q1 2022, Subject to execution of definitive lease documentation and fulfillment of certain closing conditions.

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Signed a maintenance agreement with Spirit Airlines, a U.S.-based airline that operates the A320 family of aircraft (including the new A320neo) and serves destinations across the U.S., Latin America and the Caribbean. Spirit will provide on-call and line maintenance for GlobalX, including daily and weekly checks, in support of the GlobalX fleet of A320 and A321 aircraft.

•	Signed an agreement with Airbus for cockpit crew training for all of GlobalX’s cockpit crews.

•	Secured office space in Building 5A at MIA for its corporate headquarters, call center facilities and operations center in this space, and office space in Concourse H of MIA.

•	Entered into a joint venture with Global Aviation Services to form Global Ground Team to handle all ground handling services.

•	Signed contracts and implemented key software systems, including Navblue, Mint, Trax, Intacct, Aerodata and Airlink.

Plan of Operation

To operate as a commercial jet charter or scheduled service airline, GlobalX must have Part 121 Air Carrier Certification (the “Part 121”) from the FAA and authorization from the DOT to operate. GlobalX has developed its operating procedures and systems for the A320 and the specific operating environment (U.S./LATAM/ Europe) in a set of manuals to be approved by the FAA. During the process, GlobalX has leased an A320 and an A321 and has hired and trained sufficient flight crews and flight attendants for the initial fleet. GlobalX has operated the A320 and A321 in a series of proving flights totaling about 110 hours, to evidence our ability to operate efficiently and safely under the systems and procedures manuals developed.

Based on DOT requirements, GlobalX must maintain working capital in cash or readily available funds in an amount equal to at least twenty-five percent (25%) of forecasted expenses for the first year of operations upon the date of certification.

Having successfully completed the certification process with the FAA, received Part 121 and received its Section 401 Certificate of Public Convenience and Necessity from DOT, GlobalX has launched GlobalX Charter service with two leased aircraft in Q3 2021.

GlobalX Charter Service

We plan for GlobalX to initially be a charter provider that will focus exclusively on providing customized, non-scheduled passenger air transport services with narrow-body Airbus A320 and A321 aircraft. We expect our primary line of business and focus to be commercial charter services from MIA to destinations throughout North and South America and the Caribbean, with established scheduled airlines that need additional air lift to supplement their own, and established tour and travel operators that sell tour packages in and between these markets.

As GlobalX grows, we also plan to offer passenger charter services to customers in specialty markets, such as providing air lift for political campaigns, professional sports teams and concert tours.

We plan to provide our services through two contract structures: (1) ACMI and (2) Full Service Contracts.

We believe operating charter flights will largely insulate our expected profitability from fluctuations in jet fuel prices, which are typically the largest and most volatile expense for an air carrier. Under all of our planned commercial passenger charter arrangements, our customers would be responsible for the cost of jet fuel. In addition, consistent with industry practice, we plan for those customers to pay us our contract price for each flight two weeks in advance before we fly.

Because we expect that our ACMI customers would be responsible for fuel costs, our expected commercial ACMI revenues would not be affected directly by fuel price changes. However, a significant increase in fuel prices would likely have an adverse effect on demand for the use of our aircraft, which could have a material adverse effect on our profitability and financial position.

Our commercial Full Service Contract revenues also are expected to be generally less sensitive to increases in fuel costs as we plan to modify full service block hour rates to reflect the fuel costs in our pricing model. Our Full Service Contracts would have a block hour rate adjustment provision to mitigate losses created by differences between the fuel prices stated in the contract and the actual, higher fuel price paid by us.

Impact of the COVID-19 Pandemic on Our Operations

The COVID-19 pandemic has created a unique opportunity for GlobalX. When looking to launch an airline, there are three primary barriers to entry: certification, access to aircraft, and access to crew. The pandemic has severely and negatively impacted the existing airline business, with mass layoffs and the movement of thousands of planes to long-term storage. This has provided GlobalX unparalleled access to available aircraft and highly experienced and qualified staff. Due to the oversupply of available aircraft, GlobalX expects to be able to enter into aircraft leases to secure aircraft at rates approximately 40% to 50% less than prevailing market lease rates prior to the pandemic. Accordingly, we believe that GlobalX is well-positioned to secure a material cost advantage over our existing competition in the near term.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties that you should consider before investing in our company. These risks are described more fully in the section titled “Risk Factors” in this prospectus. These risks include, but are not limited to, the following:

•	Our ability to implement our growth strategy;

•	the COVID-19 pandemic and its effects, including related travel restrictions, social distancing measures and decreased demand for air travel;

•

we are depending upon a successful COVID-19 vaccine and significant uptake by the general public in order to normalize economic conditions, the airline industry and our business operations and to realize our planned financial and growth plans and business strategy; changes in economic conditions; the price and availability of aircraft fuel and our ability to control other costs; threatened or actual terrorist attacks or security concerns;

•	the ability to operate in an exceedingly competitive industry; and

•	factors beyond our control, including air traffic congestion, adverse weather, federal government shutdowns, aircraft-type groundings, increased security measures or disease outbreaks.

Corporate History

The Company was originally incorporated as “Canada Jetlines” in British Columbia, Canada on September 2, 1966 under the name Shasta Mines & Oil Ltd. On February 4, 1975, the Company changed its name to

International Shasta Resources Ltd. On May 20, 1994, the Company changed its name to Consolidated Shasta Resources Inc. On November 23, 1994, the Company changed its name again to Lima Gold Corporation and on September 21, 1999, the Company again changed its name to International Lima Resources Corp. On March 1, 2004, the Company changed its name to Crosshair Exploration & Mining Corp. On June 1, 2004 the Company transitioned (from a provincially incorporated entity to a federally incorporated entity) under the Business Corporation Act (British Columbia) (BCBCA). On October 28, 2011, the Company changed its name to Crosshair Energy Corporation. On September 17, 2013, the Company changed its name to Jet Metal Corp. On February 28, 2017, the Company continued as a corporation governed by the Canada Business Corporations Act and changed its name to Canada Jetlines Ltd.

On June 23, 2020, the Company (at the time named Canada Jetlines Ltd.) consummated a business combination with Global Crossing Airlines, Inc., a Delaware corporation which is now a wholly-owned subsidiary of the Company.

On December 22, 2020, the Company changed its jurisdiction of incorporation from the Province of British Columbia, Canada to the State of Delaware (the “U.S. Domestication“). In connection with the U.S. Domestication, the Company changed its name to “Global Crossing Airlines Group Inc.”

Corporate Information

Our principal executive offices are located at 4200 NW 36th Street, Building 5A, Miami International Airport, Miami, Florida 33166, and our telephone number is (305) 869-4780.

Our website is www.globalairlinesgroup.com. The information found on our website is not part of this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•

requiring only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” in our Securities Act of 1933, as amended, or the Securities Act, filings;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•

exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, or SOX.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the SEC.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

OFFERING SUMMARY

Common stock and Class B Non-Voting Common Stock that may be offered by Selling Stockholders	10,738,352 shares of common stock and 10,022,760 shares of Class B Non-Voting Common Stock(1)

Common stock outstanding before this offering	51,237,876 shares(2), which includes (i) 26,044,933 shares of common stock, (ii) 5,537,313 shares of Class A Non-Voting Common Stock and (iii) 19,655,630 shares of Class B Non-Voting Common Stock

Common stock to be outstanding after this offering	56,909,100 shares(3), which includes (i) 31,716,157 shares of common stock, (ii) 5,537,313 shares of Class A Non-Voting Common Stock and (iii) 19,655,630 shares of Class B Non-Voting common stock

Use of proceeds	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the Selling Stockholders or from the common stock underlying the Warrants. We will receive proceeds from the exercise of warrants by certain of the Selling Stockholders.

Plan of Distribution	The Selling Stockholders may, from time to time, sell any or all of their shares of our common stock or Class B Non-Voting Common Stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

For further information, see “Plan of Distribution” beginning on page 87.

Risk factors	You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock or Class B Non-Voting Common Stock.

(1)	Includes 5,671,224 shares of common stock underlying warrants.
(2)	The number of shares of our common stock issued and outstanding as of December 31, 2021.
(3)	Assumes the issuance of 5,671,224 Warrant Shares upon exercise of the Warrants.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data for the periods and as of the dates indicated. We have derived the statements of operations data for the years ended December 31, 2020 and 2019 from our audited financial statements and related notes included elsewhere in this prospectus. The summary historical consolidated financial data as of and for the nine-month periods ended September 30, 2020 and 2021 are derived from the unaudited consolidated financial statements of the Company, which are included elsewhere in this prospectus. Our historical results are not necessarily indicative of results that may be expected in the future. You should read the following summary financial data together with our financial statements and the related notes appearing elsewhere in this prospectus and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
Consolidated Statements of Operations Data:
Operating revenues:	$0	$0	$3,123,946	$0
Operating expenses:
Salaries, wages and benefits	205,094	180,000	4,482,330	153,000
Depreciation and amortization	125	0	15,484	85
Other operating expenses(1)	2,305,844	116,683	11,555,388	1,415,419

Total operating expenses	2,511,063	296,683	16,053,202	1,568,504

Operating income (loss)	(2,511,063)	(296,683)	(12,929,256)	(1,568,504)

Other income (expense):
Foreign exchange gain (loss)	(142,529)	0	73,037	(15,607)
Gain (loss) on warrant revaluation	609,440	0	(2,650,772)	726,713
Equity method investment activity	—	—	20,478	—
Interest expense	—	—	(27,081)	(6,529)

Total other income (expense)	466,911	0	(2,584,338)	(704,577)
Income (loss) before income taxes	(2,044,152)	(296,683)	(15,513,594)	(863,927)

Income from discontinued operations	—	—	177,706	—
Foreign currency translation adjustments	—	—	(164,738)	—

Comprehensive loss	$(2,044,152)	$(296,683)	$(15,500,626)	$(863,927)

Balance Sheet Data as of September 30, 2021:

	As of September 30,
	2021	2020
Cash	$8,440,884	$237,701
Working capital(1)	1,508,383	(1,491,023)
Total Assets	21,163,623	3,746,167
Total Liabilities	13,571,260	3,498,801
Accumulated deficit	(17,779,682)	(4,176,725)
Total stockholders’ equity (deficit)	7,592,363	247,366

(1)	We define working capital as current assets less current liabilities. See our condensed financial statements for further details regarding our current assets and current liabilities.

RISK FACTORS

An investment in any securities offered pursuant to this prospectus involves risk and uncertainties. You should consider carefully the risk factors below before, in addition to other information contained in this prospectus. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment. Furthermore, additional risks and uncertainties of which we are currently unaware, or which we have determined are currently immaterial, could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects.

Risk Factors Relating to Our Business, Financial Condition and Capital Requirements

We have a limited operating history, which makes it difficult to forecast our revenue and evaluate our business and future prospects.

GlobalX is and will be for the near future, in the build-out stage of the airline and as a result, investors are unable to review and consider any operational history to evaluate future viability or profitability. GlobalX will be subject to the risks, difficulties and uncertainties associated with a start-up airline. The likelihood of GlobalX’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry and the development of a customer base. GlobalX could also sustain material losses in the future. GlobalX’s future performance will depend upon a number of factors, including its ability to:

•	maintain the safety and security of operations;

•	capitalize on its business strategy;

•	implement its growth strategy;

•	provide the intended services at the prices anticipated;

•	maintain adequate control of expenses;

•	attract, retain and motivate qualified personnel;

•	react to customer and market demands; and

•	generate operating revenue.

We have a history of net losses, we anticipate increasing operating expenses in the future, and we may not be able to achieve and, if achieved, maintain profitability.

GlobalX does not currently generate operating revenue and has negative cash flow from operating activities. It is anticipated that GlobalX will continue to have negative cash flow in the foreseeable future. In addition, as we grow and become a public company, we will incur additional significant legal, accounting, and other expenses that we did not incur as a private company. If our revenue does not increase to offset the expected increases in our operating expenses, we will not be profitable in future periods. Continued losses may have the following consequences:

•	increasing GlobalX’s vulnerability to general adverse economic and industry conditions;

•	limiting GlobalX’s ability to obtain additional financing to fund future working capital, capital expenditures, operating costs and other general corporate requirements; and

•	limiting GlobalX’s flexibility in planning for, or reacting to, changes in its business and the industry.

Our ability to lease aircraft on favorable terms will have a significant impact on our operating performance, need for capital and profitability.

In order to operate in accordance with its business plan, GlobalX will need to acquire or lease aircraft. At present, GlobalX has acquired six aircraft. It is intended that upon completion of the offering, GlobalX will enter into leasing arrangements for several additional aircraft. While GlobalX does not anticipate any difficulties in entering into satisfactory leasing arrangements for these additional aircraft, there is no guarantee that we will be able to enter into leases for additional aircraft on terms satisfactory to it, or at all. The terms of GlobalX’s leasing arrangements will impact the potential profitability of GlobalX’s business. If we are unable to acquire or lease additional aircraft on satisfactory terms, we will be unable to operate in accordance with its business plan. GlobalX’s ability to pay any fixed costs associated with aircraft lease or purchase contractual obligations will depend on GlobalX’s operating performance, cash flow, its ability to secure adequate financing, whether fuel prices continue at current price levels and/or further increase or decrease, further weakening or improvement in the United States economy, as well as general economic and political conditions and other factors that are, to a large extent, beyond GlobalX’s control.

Our business has grown rapidly, and we may fail to manage our growth effectively.

GlobalX may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of GlobalX to manage growth effectively will require it to continue to implement and improve its operations and financial systems and to expand, train, and manage its employee base. The inability of GlobalX to deal with potential growth could result in a material adverse effect.

Any expansion of operations GlobalX may undertake will entail risks; such actions may involve specific operational activities, which may negatively impact the profitability of GlobalX. Consequently, shareholders must assume the risk that: (i) such expansion may ultimately involve expenditures of funds beyond the resources available to GlobalX at that time; and (ii) management of such expanded operations may divert management’s attention and resources away from any other operations, all of which factors may result in a material adverse effect.

If we fail to implement our business strategy successfully, our business, results of operations and financial condition will be materially adversely affected.

The viability of GlobalX’s business model and its ability to implement this model is dependent on a number of inputs and assumptions, including:

•	the timing and receipt of all regulatory approvals required or desirable for operations by GlobalX and their impact upon expectations as to future operations of GlobalX;

•	the expected operations and performance of GlobalX’s business as compared to existing charter operators;

•	the anticipated competitive response from existing charter operators as well as potential new market entrants which may compete with GlobalX;

•	impact of existing or new governmental regulation on GlobalX;

•	future development and growth prospects;

•	expected operating costs, general administrative costs, costs of services and other costs and expenses;

•	the anticipated increase in the size of the airline passenger market in North America;

•	ability to meet current and future obligations;

•	treatment under governmental regulatory regimes;

•	projections of market prices and costs;

•	ability to obtain equipment, services and supplies in a timely manner, including the ability to lease or purchase aircraft; and

•	ability to obtain financing or leasing arrangements on acceptable terms, or at all.

Should one or more of these inputs and assumptions not be correct or fail to occur as anticipated, there is a risk that GlobalX’s business model may not be implemented as anticipated and GlobalX may suffer a material adverse effect.

In addition, in order to successfully implement our growth strategy, we will require access to an additional number of airport gates and other services at airports we currently serve or may seek to serve. We believe there are currently significant restraints on gates and related ground facilities at many of the most heavily utilized airports in the United States. As a result, if we are unable to obtain access to a sufficient number of slots, gates or related ground facilities at desirable airports to accommodate our growing fleet, we may be unable to compete in those markets, our aircraft utilization rate could decrease, and we could suffer a material adverse effect on our business, results of operations and financial condition. Our Airport Use Agreement with Miami International Airport does not guarantee availability of boarding gates or landing slots at that airport.

Our reputation and business could be adversely affected in the event of an emergency, accident or similar public incident involving our aircraft or personnel.

A major safety incident involving GlobalX’s aircraft during operations would likely incur substantial repair or replacement costs to the damaged aircraft and a disruption in service. GlobalX could also incur potentially significant claims relating to injured passengers and parties, along with a significant negative impact on GlobalX’s reputation for safety, adversely affecting GlobalX’s ability to attract and retain passengers.

We may face unanticipated obstacles to execution of GlobalX’s business plan.

GlobalX’s business plans may change significantly. The execution of GlobalX’s business plan is capital intensive and may become subject to statutory or regulatory requirements. GlobalX may need to make significant modifications to any of GlobalX’s stated strategies depending on future events.

We may require additional capital, which may not be available on terms acceptable to us or at all.

The ability of GlobalX to execute its build-out and growth strategy and achieve operations will depend on acquiring substantial additional financing through debt financing, equity financing or other means. Failure to obtain such financing may result in the delay or indefinite postponement of such growth strategy or even impact the ability of GlobalX to continue as a going concern.

There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to GlobalX. If additional financing is raised by GlobalX through the issuance of its securities, shareholders may suffer significant dilution. If additional financing is not available, or if available, not available on satisfactory terms, this could result in a material adverse effect or could require GlobalX to reduce, delay, scale back or eliminate portions of its actual or proposed operations or could prevent GlobalX from continuing as a going concern.

GlobalX may also need to raise capital by incurring long-term or short-term indebtedness in order to fund its business objectives. This could result increased interest expense and decreased net income. Investors are cautioned that there can be no assurance as to the terms of such financing and whether such financing will be available. The level of GlobalX’s indebtedness could impair its ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise.

We rely on third-party specialists and other commercial partners to perform functions integral to our operations.

GlobalX is expected to secure goods and services from a number of third party suppliers. Any significant interruption in the provision of goods and services from any such key suppliers, some of which would be beyond GlobalX’s control, or any significant increase in price of such goods and services, could have a material adverse effect. GlobalX will be reliant upon providers of aircraft, such as Airbus and other third party leasing companies, which will make GlobalX susceptible to any problems connected with aircraft or engines or components, including defective materials, mechanical problems or negative perceptions in the traveling community. The delay or inability of any provider of aircraft to deliver aircraft or engines or components as GlobalX requires could negatively impact GlobalX’s growth strategy and could result in a material adverse effect.

Our limited fleet size could prevent us from replacing aircraft that face unscheduled maintenance.

GlobalX currently has six aircraft and plans to grow to ten aircraft in eighteen months. Given the limited number of aircraft GlobalX intends to operate, if one or more aircraft becomes unavailable due to unscheduled maintenance, repairs or other reasons, GlobalX could suffer material adverse financial and reputational impacts.

We may require additional capital, which may not be available on terms acceptable to us or at all.

GlobalX’s business will be significantly dependent on GlobalX’s management team. The loss of GlobalX’s officers could have a material adverse effect on GlobalX. GlobalX’s success also depends, in part, on its ability to attract and retain key, technical, management and operating personnel, including consultants and members of the GlobalX Board. GlobalX needs to develop sufficient expertise and add skilled employees or retain consultants in order to successfully execute its business plan. GlobalX may be unable to attract and retain qualified personnel or develop the expertise needed in these areas. If GlobalX fails to attract and retain key personnel it may be unable to execute its business plan, or its business could be adversely affected. GlobalX does not expect to maintain key man insurance on any member of its management.

Our business has been and in the future may be materially adversely affected by the price and availability of aircraft fuel. Unexpected increases in the price of aircraft fuel or a shortage or disruption in the supply of aircraft fuel could have a material adverse effect on our business, results of operations and financial condition.

GlobalX will be dependent on fuel to operate its business, and therefore, will be exposed to the risk of volatile fuel prices. Fuel prices are impacted by a host of global actors outside of GlobalX’s control, such as significant weather events, market speculation, geopolitical tensions, refinery capacity, government taxes and levies, and GlobalX demand and supply. GlobalX’s fuel costs are expected to make up one of the largest anticipated expenses of GlobalX. A significant change in the price of fuel would materially affect GlobalX’s projected operating results and growth strategy. A fuel supply shortage or significantly higher fuel prices could result in a curtailment of GlobalX’s planned scheduled service. There can be no assurance that increases in the price of fuel can be offset by fuel surcharges or any potential hedging transactions.

We operate a single aircraft type.

Critical to GlobalX’s business model is a supply of modern and cost-effective aircraft that can service the various sectors required to fly GlobalX’s planned route network. Should the A320 family of aircraft not be available in accordance with GlobalX growth strategy or should the aircraft lease or maintenance costs increase drastically there could be a material impact on GlobalX’s growth strategy, cost structure and potential profitability. In addition, a switch to a different family of aircraft could have a material adverse effect on our cost structure.

A critical cost-saving element of our business strategy is to operate a single-family aircraft fleet; however, our dependence on the A320 family of aircraft for all of our aircraft makes us vulnerable to any design defects or mechanical problems associated with this aircraft type or these engines. In the event of any actual or suspected design defects or mechanical problems with this family of aircraft, whether involving our aircraft or that of another airline, we may choose or be required to suspend or restrict the use of our aircraft. Our business could also be materially adversely affected if the public avoids flying on our aircraft due to an adverse perception of our plane type or engine type, whether because of safety concerns or other problems, real or perceived, or in the event of an accident involving such aircraft or engine.

Our intellectual property rights, particularly our branding rights, are vulnerable, and any inability to protect them may adversely affect our business and financial results.

We consider our intellectual property rights, particularly our branding rights such as our trademark applicable to our airline, to be a significant and valuable aspect of our business. We aim to protect our intellectual property rights through a combination of trademark, copyright and other forms of legal protection, contractual agreements and policing of third-party misuses of our intellectual property, but cannot guarantee that such efforts will be successful. Our failure to obtain or adequately protect our intellectual property or any change in the law that lessens or removes the current legal protections of our intellectual property may diminish our competitiveness and adversely affect our business and financial results. Any litigation or disputes regarding intellectual property may be costly and time-consuming and may divert the attention of our management and key personnel form our business operations, either of which may adversely affect our business and financial results.

Our liquidity would be adversely impacted, potentially materially, in the event one or more of credit card processors were to impost holdback restrictions for payments due to us from credit card transactions.

We currently have agreements with organizations that process credit card transactions arising from purchases of air travel tickets by our customers. Credit card processors may have financial risk associated with tickets purchased for travel which can occur several weeks after the purchase. As of September 30, 2021, we are subject to 105% holdback on all credit card sales for flights in the future. If we fail to meet certain liquidity and other financial covenants, our credit card processors have the right to hold back credit card remittances to cover our obligations to them. If our credit card processors were to impose additional holdback restrictions on us, the negative impact on our liquidity could be significant which could have a material adverse effect on our business, results of operations and financial condition.

Our quarterly results of operations fluctuate due to a number of factors, including seasonality.

The charter airline industry is seasonal. The demand for and the pricing of charter services does fluctuate throughout the year, as it does with most air travel industries. Historically, demand for air travel is higher in the second and third quarters, driving higher revenues, than in the first and fourth quarters, which are periods of lower travel demand. In so much as GlobalX has fixed costs relating to air crews, insurance, leases, rent and other payments, lower periods of demand, combined with lower prices, could lead to negative cash flow and earnings for a given period.

Threatened or actual terrorist attacks or security concerns involving airlines could have a material adverse effect on our business, results of operations and financial condition.

The September 11, 2001 terrorist attacks and subsequent terrorist activity have caused uncertainty in the minds of the traveling public. The occurrence of a major terrorist attack or attempted terrorist attack (whether domestic or international and whether involving GlobalX or another carrier or no carrier at all) and additional restrictive security measures that are implemented in response could have a material adverse effect on passenger demand for air travel and on the number of passengers traveling on GlobalX’s flights. It could also lead to a substantial increase in insurance, airport security and other costs. Any resulting reduction in passenger revenues and/or increases in insurance, security or other costs could result in a material adverse effect.

The COVID-19 pandemic and other localized epidemics could have a material adverse impact on our business, results of operations and financial condition.

A widespread outbreak of influenza or any other similarly communicable illness occurring in the United States, Canada, or the Caribbean, or a World Health Organization travel advisory primarily relating to those countries or regions could affect GlobalX’s ability to continue full operations and could materially adversely affect GlobalX’s customer demand for air travel. The current outbreak of the coronavirus (COVID-19) has led to measures such as “shelter in place” or quarantine requirements, international and domestic travel restrictions or advisories, limitations on public gatherings, social distancing recommendations, remote work arrangements and closures of tourist destinations and attractions, as well as consumer perceptions of the safety, ease and predictability of air travel, and these measures have contributed to a precipitous decline in passenger demand and bookings for both business and leisure travel. The continuation of the COVID-19 pandemic and any future emergence and spread of similar pathogens, could have a material adverse effect on GlobalX due to the impacts of the various measures that are implemented in response. This may adversely impact our business and results of operations and the operations of our suppliers, contractors and service providers, and the demand for our passenger charter flights.

General economic conditions may reduce the demand for our services.

The financial success of GlobalX may be sensitive to adverse changes in general economic conditions in the United States such as war, terrorist attacks, recession, inflation, labor disputes, demographic changes, pandemics, weather or climate changes, unemployment and interest rates. Such changing conditions could reduce demand in the marketplace for GlobalX’s services.

Consumers’ preference and spending trends may fluctuate based on many factors.

GlobalX’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including spending patterns of customers, competitive pricing and general economic conditions. There is no assurance that GlobalX will be successful in marketing its services, or that the revenues from the sale of such services will be significant. Consequently, GlobalX’s revenues may vary by quarter, and GlobalX’s operating results may experience fluctuations.

We may become involved in litigation that may materially adversely affect us.

GlobalX may be subject to litigation arising out of its operations. Damages claimed under such litigation may be material or may be indeterminate, and the outcome of such litigation may materially impact GlobalX’s business, results of operations, or financial condition. While GlobalX will assess the merits of any lawsuit and defend itself accordingly, it may be required to incur significant expense or devote significant financial resources to defending itself against such litigation. In addition, the adverse publicity surrounding such claims may result in a material adverse effect.

Increased labor costs, union disputes, employee strikes and other labor-related disruption, may adversely affect our business, results of operations and financial condition.

GlobalX intends to have a non-unionized workforce. In the event that unionization activities occur with its workforce, GlobalX will incur increased labor costs. Increased labor costs will negatively impact upon GlobalX’s cost structure and will adversely affect GlobalX’s ability to operate an airline.

Many factors could affect our ability to control our costs and to maintain a low cost structure.

We have limited control over many of our costs. For example, we have limited control over the price and availability of aircraft fuel, aviation insurance, airport and related infrastructure taxes, the cost of meeting changing regulatory requirements, the duration of the government approval process, and our cost to access capital or financing. We cannot guarantee we will be able to maintain a cost advantage over our future competitors. If our cost structure increases and we are no longer able to maintain a cost advantage over our competitors, it could have a material adverse effect on our business, results of operations and financial condition.

Our proposed fuel hedging strategy may not reduce our fuel costs.

There can be no assurance that we will be able to enter into fuel hedge contracts now or in the future. Our liquidity and general level of capital resources impacts our ability to hedge our fuel requirements. Even if we are able to hedge portions of our future fuel requirements, we cannot guarantee that our hedge contracts will provide sufficient protection against increased fuel costs or that our counterparties will be able to perform under our hedge contracts, such as in the case of a counterparty’s insolvency. Furthermore, our ability to react to the cost of fuel, absent hedging, is limited since we set the price of tickets in advance of incurring fuel costs. Our ability to pass on any significant increases in aircraft fuel costs through fare increases could also be limited.

The airline industry is exceedingly competitive, and we compete against new entrants, legacy network airlines and cargo carriers; if we are not able to compete successfully in our markets, our business will be materially adversely affected.

GlobalX faces competition from exclusively charter airlines as well as traditional scheduled-service airlines, both ultra-low cost carriers and legacy carriers, that operate charters as a secondary line of business. In addition, our competitors may choose to commence or expand their existing charter operations, which could adversely impact our ability to obtain or renew charter contracts. This could result in decreases in our charter services market share and reduced profitability for our charter operations, which would have a material adverse effect on our business, results of operations and financial condition. All of our competitors have greater financial resources, are larger than us in terms of numbers of aircraft, and are more fully developed in their corporate infrastructure, which could negatively affect our ability to compete and which could have a material adverse effect on our business, results of operations and financial condition.

The charter airline industry is particularly susceptible to price discounting when competing for customers. This may be mitigated to a certain extent by the aircraft type, on-board seat comfort levels and amenities GlobalX plans to operate. Nevertheless, price-sensitive charter customers may favor price over comfort, which could have a material adverse effect on our business, results of operations, and financial performance.

The ultra-competitive nature of the airline industry could prevent us from achieving the performance metrics and milestones in our business plan necessary to sustain profitable operations in new and existing markets and could impede our growth strategy, which could negatively impact our operating results.

Airlines are often affected by factors beyond their control.

Like other airlines, we will be subject to delays caused by factors beyond our control, including air traffic congestion at airports, air traffic control inefficiencies, adverse weather conditions, increased security measures, new travel related taxes and the outbreak of disease. Delays frustrate passengers and increase costs, which in turn could adversely affect profitability. The federal government singularly controls all U.S. airspace, and airlines are completely dependent on the FAA to operate that airspace in a safe, efficient and affordable manner. The U.S. air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. and foreign air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel airlines to fly inefficient, indirect routes resulting in delays. Other countries employ their own air traffic management systems, and similar factors, outside of our control, would exist for our international service to foreign countries. Adverse weather conditions and natural disasters can cause flight cancellations or significant delays. Cancellations or delays due to weather conditions or natural disasters, air traffic control problems, breaches in security or other factors could harm our business, results of operations and financial condition. Similarly, outbreaks of pandemic or contagious diseases, such as avian flu, severe acute respiratory syndrome (SARS) and H1N1 (swine) flu, and COVID-19 could result in significant decreases in passenger traffic and the imposition of government restrictions in service and could have a material adverse impact on the airline.

Our business plan is heavily reliant on our ability to primarily base our operations at, and fly out of, Miami International Airport, and if we are unable to secure operating capacity at this airport, our business will be substantially harmed.

Our business plan calls for our operations to be based at MIA, which we expect to be our central hub, with the vast majority of our projected flights consisting of daily round trips departing from and returning to MIA, initially to Havana. If we are unable to secure operating capacity at MIA or Havana either for our initial operations or planned expansion our business will be substantially harmed. And, assuming that we do obtain operating capacity at MIA, there is no guarantee that the fees and other costs related to operating out of MIA will not increase. Our operating performance and results of operations could be harmed by any such increase in fees or costs charged by the airport.

We will rely heavily on technology and automated systems to operate our business and any failure of these technologies or systems or failure by their operators could harm our business.

We will need to put in place a significant amount of information technology and automated systems to operate our business. The functionality and implementation of these systems will be one of the keys to achieving low operating costs. These systems are expected to include a computerized airline reservation system, flight operations system, financial planning, management and accounting systems, telecommunications systems, website, maintenance systems and check-in kiosks. An inability to implement these systems in a timely fashion could result in delays in the start of our operations. In addition, in order for our operations to work efficiently, our website and reservation system will need to be able to accommodate a high volume of traffic, maintain secure information and deliver flight information. Substantially all of our tickets are expected to be issued to passengers as electronic tickets. We intend for our reservation system to be hosted and maintained under a long term contract by a third-party service provider and we plan to rely on this reservation system to issue, track and accept electronic tickets. If we are unable to contract with the third party service provider or otherwise are unable to implement our reservation system or our reservation system fails or experiences interruptions, and we are unable to book seats for any period of time, we could lose a significant amount of revenue as customers book seats on competing airlines.

Unauthorized breach of our information technology infrastructure could compromise the personally identifiable information of our passengers, prospective passengers or personnel and expose us to liability, damage our reputation and have a material adverse effect on our business, results of operations and financial condition.

Our anticipated processing, storage, use and disclosure of personal data could give rise to liabilities as a result of government regulation or a significant data breach may adversely affect the Company’s business. In our regular business operations, we collect, transmit, process and store sensitive data, including personal and financial information of our customers and employees such as payment processing information and information of our business partners. GlobalX depends on the ability to use information we collect to provide our services and operate our business.

GlobalX must manage increasing legislative, regulatory and consumer focus on privacy issues and data security. For example, in May 2018, the EU’s General Data Protection Regulation became effective, which imposes significant privacy and data security requirements, as well as potential for substantial penalties for non-compliance. Recent penalties imposed by regulators have resulted in substantial adverse financial consequences to those companies. Also, some of GlobalX’s commercial partners, such as credit card companies, have imposed data security standards that GlobalX must meet. These standards continue to evolve. GlobalX will continue its efforts to meet its privacy and data security obligations; however, it is possible that certain new obligations or customer expectations may be difficult to meet and could increase GlobalX’s costs.

Additionally, GlobalX must manage evolving cybersecurity risks. Our network systems and storage applications, and those systems and storage and other business applications maintained by our third-party providers, may be subject to attempts to gain unauthorized access, breach, malfeasance or other system disruptions. In some cases, it is difficult to anticipate or to detect immediately such incidents and the damage caused thereby. In addition, as attacks by cybercriminals become more sophisticated, frequent and intense, the costs of proactive defense measures may increase. While we continually work to safeguard our internal network systems, including through risk assessments, system monitoring, information security policies and employee awareness and training, and review and validate our third-party security standards, there is no assurance that such actions will be sufficient to prevent cyber-attacks or data breaches.

The loss, disclosure, misappropriation of or access to customers’, employees’ or business partners’ information or GlobalX’s failure to meet its obligations could result in legal claims or proceedings, penalties and remediation costs. A significant data breach or GlobalX’s failure to meet its obligations may adversely affect GlobalX’s reputation, relationships with our business partners, business, operating results and financial condition.

We intend to rely on third-party distribution channels to distribute a portion of our airline tickets, which presents challenges in terms of our ability to maintain a competitive cost structure.

We intend to rely on third-party distribution channels, including those provided by or through global distribution systems or GDSs (e.g., Amadeus, Galileo, Sabre and Worldspan), conventional travel agents and online travel agents or OTAs (e.g., Orbitz, Priceline, Expedia and Travelocity), to distribute a portion of our airline tickets.

These distribution channels are expected to be more expensive than those we intend to operate ourselves. Certain of these distribution channels also are expected to effectively restrict the manner in which we distribute our products generally. To remain competitive, we will need to manage successfully our distribution costs and rights, and improve the functionality of third party distribution channels, while maintaining an industry-competitive cost structure. Negotiations with key GDSs and OTAs designed to manage our costs, increase our distribution flexibility and improve functionality could be contentious, could result in diminished or less favorable distribution of our tickets, and may not provide the functionality we require to maximize ancillary revenues. Any inability to manage our third-party distribution costs, rights and functionality at a competitive level or any material diminishment in the distribution of our tickets could have a material adverse effect on our competitive position and our results of operations.

We have limits on our fleet expansion.

We must obtain the approval of the FAA and the DOT to operate aircraft internationally. We intend to apply for the right to fly internationally. This application will be based on a demonstration of our financial and managerial fitness and safety compliance for expanded operations. There can be no assurance that such authorization will be granted. The failure of the FAA and the DOT to grant approval to operate additional aircraft would materially restrict our ability to grow.

Failure to comply with applicable environmental regulations could have a material adverse effect on our business, results of operations and financial condition.

We expect to be subject to increasingly stringent federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, and the management of hazardous substances, oils and waste materials. Compliance with all environmental laws and regulations can require significant expenditures and any future regulatory developments in the U.S. and abroad could adversely affect operations and increase operating costs in the airline industry. For example, climate change legislation was previously introduced in Congress and such legislation could be re-introduced in the future by Congress and state legislatures, and could contain provisions affecting the aviation industry, compliance with which could result in the creation of substantial additional costs to us. Similarly, the Environmental Protection Agency issued a rule that regulates larger emitters of greenhouse gases. Future operations and financial results may vary as a result of such regulations. Compliance with these regulations and new or existing regulations that may be applicable to us in the future could increase our cost base and could have a material adverse effect on our business, results of operations and financial condition. Governmental authorities in several U.S. and foreign cities are also considering or have already implemented aircraft noise reduction programs, including the imposition of nighttime curfews and limitations on daytime take-offs and landings, which could adversely affect our operations going forward, particularly if locally-imposed regulations become more restrictive or widespread.

We have a significant amount of aircraft-related fixed obligations that could impair our liquidity and thereby harm our business, results of operations and financial condition.

We expect to lease all of our aircraft. Our ability to pay the fixed costs associated with our contractual obligations under these leases will depend on our operating performance and cash flow, which will in turn depend on, among other things, the success of our current business strategy, whether fuel prices continue at current price levels and/or further increase or decrease, further weakening or improving in the U.S. economy, as well as general economic and political conditions and other factors that are, to some extent, beyond our control. The amount of our aircraft related fixed obligations could have a material adverse effect on our business, results of operations and financial condition.

Rising maintenance and repair costs could adversely affect cash flow and results of operation.

As we anticipate ordering all new aircraft our initial maintenance costs will in all likelihood be lower at the beginning of the aircraft lease. Our fleet will require more maintenance as it ages and our maintenance and repair expenses for each of our aircraft will likely be incurred at approximately the same intervals. Moreover, because we anticipate that our current fleet will be acquired over a relatively short period, significant maintenance that is scheduled on each of these planes will likely occur at roughly the same time, meaning we will likely incur our most expensive scheduled maintenance obligations, known as heavy maintenance, across our present fleet around the same time. These more significant maintenance activities could result in out-of-service periods during which our aircraft are dedicated to maintenance activities and unavailable to generate revenue. In addition, we anticipate that the terms of our lease agreements will require us to pay supplemental rent, also known as maintenance reserves, to be paid to the lessor in advance of the performance of major maintenance, resulting in our recording significant prepaid deposits on our balance sheet. We expect scheduled and unscheduled aircraft maintenance expenses to increase as a percentage of our revenue over the next several years. Any significant increase in maintenance and repair expenses would have a material adverse effect on our business, results of operations and financial condition.

We may face difficulties in recruiting and hiring our workforce.

From time to time, the airline industry has experienced a shortage of personnel licensed by the FAA, especially pilots and mechanics. We expect to compete against the major U.S. and foreign flag airlines for labor in these highly-skilled positions. Major U.S. airlines may offer wage and benefit packages that exceed our wage and benefit packages. If we are unable to hire, train and retain qualified employees at its anticipated costs, we may be unable to successfully execute our business plan. Moreover, in the future, we may have to increase wages and benefits in order to attract and retain qualified personnel or risk considerable employee turnover.

The airline industry is particularly sensitive to changes in economic conditions.

Negative economic conditions or a reoccurrence of such conditions would negatively impact our business, results of operations and financial condition. Our business and the airline industry in general are affected by many changing economic conditions beyond our control, including, among others:

•	changes and volatility in general economic conditions, including the severity and duration of any downturn in the U.S. or Global economy and financial markets;

•

changes in consumer preferences, perceptions, spending patterns or demographic trends, including any increased preference for higher-fare carriers offering higher amenity levels, and reduced preferences for low-fare carriers offering more basic transportation, during better economic times;

•	higher levels of unemployment and varying levels of disposable or discretionary income;

•	depressed housing and stock market prices; and

•	lower levels of actual or perceived consumer confidence.

These factors can adversely affect the results of our operations, our ability to obtain financing on acceptable terms, and our liquidity generally. Unfavorable general economic conditions, such as higher unemployment rates, a constrained credit market, housing-related pressures and increased focus on reducing business operating costs can reduce spending for leisure, visiting friends and relatives, and business travel. For many travelers, in particular the leisure and visiting friends and relatives travelers we serve, air transportation is a discretionary purchase that they can eliminate from their spending in difficult economic times. Unfavorable economic conditions could also affect our ability to raise prices to counteract increased fuel, labor or other costs, resulting in a material adverse effect on our business, results of operations and financial condition.

Risks associated with our presence in international emerging markets, including political or economic instability, and failure to adequately comply with existing legal requirements, may materially adversely affect us.

Some of our target growth markets include countries with less developed economies, legal systems, financial markets and business and political environments are vulnerable to economic and political disruptions, such as significant fluctuations in gross domestic product, interest and currency exchange rates, civil disturbances, government instability, nationalization and expropriation of private assets, trafficking and the imposition of taxes or other charges by governments. The occurrence of any of these events in markets served by us now or in the future and the resulting instability may have a material adverse effect on our business, results of operations and financial condition.

We will emphasize compliance with all applicable laws and regulations and will implement and refresh policies, procedures and certain ongoing training of our employees, third-party specialists and partners with regard to business ethics and key legal requirements; however, we cannot assure you that our employees, third-party specialists or partners will adhere to our code of ethics, other policies or other legal requirements. If we fail to enforce our policies and procedures properly or maintain adequate recordkeeping and internal accounting practices to record our transactions accurately, we may be subject to sanctions. In the event we believe or have reason to believe our employees, third-party specialists or partners have or may have violated applicable laws or regulations, we may incur investigation costs, potential penalties and other related costs which in turn may have a material adverse effect on our reputation, business, results of operations and financial condition.

We face limits on foreign ownership and control.

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, we will restrict voting of shares of capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our stock be voted or controlled, directly or indirectly, by persons who are not U.S. citizens and that our president and at least two-thirds of the members of our board of directors be U.S. citizens.

To be considered a U.S. citizen, you must be: (1) individual who is a citizen of the U.S.; (2) a partnership each of whose partners is an individual who is a citizen of the U.S.; or (3) a corporation or association organized under the laws of the U.S. or a state, the District of Columbia, or a territory or possession of the U.S., of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the U.S., which is under the actual control of citizens of the U.S., and in which at least 75 percent of the voting interest is owned and controlled by persons that are citizens of the U.S.

No shares of stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which is referred to as the foreign stock record. Further, no shares of its capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law.

We are subject to extensive regulation by the FAA, the DOT, the TSA, CBP and other U.S. and foreign governmental agencies, compliance with which could cause us to incur increased costs and adversely affect our business, results of operations and financial condition.

Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, Congress has passed laws, and the DOT, FAA and TSA have issued regulations, relating to the operation of airlines that have required significant expenditures. We expect to continue to incur expenses in connection with complying with government regulations. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising charter prices, reducing revenue and increasing costs.

We cannot assure you that these and other laws or regulations enacted in the future will not harm our business. Our ability to operate as an airline is dependent on our maintaining certifications issued to us by the DOT and the FAA. The FAA has the authority to issue mandatory orders relating to, among other things, the grounding of aircraft, inspection of aircraft, installation of new safety-related items and removal and replacement of aircraft parts that have failed or may fail in the future. A decision by the FAA to ground, or require time consuming inspections of or maintenance on, our aircraft, for any reason, could negatively affect our business and financial results. Federal law requires that air carriers operating large aircraft be continuously “fit, willing and able” to provide the services for which they are licensed. Our “fitness” is monitored by the DOT, which considers factors such as unfair or deceptive competition, advertising, baggage liability and disabled passenger transportation. While the DOT has seldom revoked a carrier’s certification for lack of fitness, such an occurrence would render it impossible for us to continue operating as an airline. The DOT may also institute investigations or administrative proceedings against airlines for violations of regulations.

International routes are regulated by treaties and related agreements between the United States and foreign governments. Our ability to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time. Our access to new international markets may be limited by our ability to obtain the necessary certificates to fly the international routes. In addition, our operations in foreign countries are subject to regulation by foreign governments and our business may be affected by changes in law and future actions taken by such governments, including granting or withdrawal of government approvals and restrictions on competitive practices. We are subject to numerous foreign regulations in countries outside the United States where we hope to provide service to as a US Flag Carrier. If we are not able to comply with the regulatory regime in such countries, our ability to grow the business could be significantly harmed.

Risk Factors Relating to this Offering and Ownership of Our Common Stock and Class B Non-Voting Common Stock

We do not know whether an active, liquid and orderly market will develop for our common stock or what the market price of our common stock will be, and, as a result, it may be difficult for you to sell your shares of our common stock.

Our common stock currently trades on the OTCQB and TSXV and our Class B Non-Voting Common Stock trades on the TSXV, each with very limited daily trading volume. The market price of our common stock and our Class B Non-Voting Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	limited daily trading volume resulting in the lack of a liquid market;

•	our success in purchasing aircraft, obtaining regulatory approval and other authorizations for our business;

•	general market, political and economic conditions;

•	changes in fuel prices;

•	changes in earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations;

•	changes in market valuations of our competitors; and

•	the expiration of the lock-up periods on shares of our common stock that were outstanding prior to this offering.

Until our common stock is listed on a qualified national securities exchange or our common stock price exceeds $5 per share, our common stock will be considered a “penny stock” and will not qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your shares.

Prior to this offering, our common stock has traded on the OTCQB at a price of less than $5.00 per share and, as a result, is considered a “penny stock” by the SEC and subject to rules adopted by the SEC regulating broker- dealer practices in connection with transactions in “penny stocks.” The SEC has adopted regulations which generally define a “penny stock” to be any equity security that is not listed on a qualified national securities exchange and that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, these rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result of our common stock being subject to the rules on penny stocks, the liquidity of our common stock may be adversely affected.

We will require additional capital in the future and raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our business assets.

We will require additional capital in the future and we may seek additional capital through a combination of public and private equity offerings, debt financings, working capital lines of credit and potential licenses and collaboration agreements. We, and indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. To the extent that we raise additional capital through the sale of equity or debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire additional aircraft and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term but limit our potential cash flow and revenue in the future.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock and our Class B Non-Voting Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock could decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock and our Class B Non-Voting Common Stock, which in turn could cause our stock price to decline.

Insiders will continue to have substantial influence over us after this offering, which could limit your ability to affect the outcome of key transactions, including a change of control.

After this offering, our directors, executive officers, holders of more than 5% of our outstanding stock and their respective affiliates will beneficially own shares representing approximately 78.40% of our outstanding common stock and the total voting power of our capital stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock and our Class B Non-Voting Common Stock.

We will register the shares of common stock issuable under our equity compensation plans and the sale of such shares could affect our market price. After the completion of this offering, we also plan to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to volume limitations applicable to affiliates and the lock-up agreements described in the section titled “Underwriting” in this prospectus. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our common stock could decline.

Our corporate charter and bylaws include provisions limiting voting and ownership by non-U.S. citizens.

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our certificate of incorporation and bylaws restrict voting of shares of our common stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 24.9% of our stock be voted, directly or indirectly, by persons who are not U.S. citizens, that no more than 49.9% of our outstanding stock be owned (beneficially or of record) by persons who are not U.S. citizens and that our president and at least two-thirds of the members of our board of directors and senior management be U.S. citizens. Our amended and restated bylaws provide that the failure of non-U.S. citizens to register their shares on a separate stock record, which we refer to as the “foreign stock record,” would result in a suspension of their voting rights in the event that the aggregate foreign ownership of the outstanding common stock exceeds the foreign ownership restrictions imposed by federal law. Our bylaws also provide that any transfer or issuance of our stock that would cause the amount of our stock owned by persons who are not U.S. citizens to exceed foreign ownership restrictions imposed by federal law will be void and of no effect.

Our bylaws further provide that no shares of our common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. If it is determined that the amount registered in the foreign stock record exceeds the foreign ownership restrictions imposed by federal law, shares will be removed from the foreign stock record in reverse chronological order based on the date of registration therein, until the number of shares registered therein does not exceed the foreign ownership restrictions imposed by federal law. We are currently in compliance with these ownership restrictions.

Our bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our bylaws require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our bylaws.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our bylaws do provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction.

We are an “emerging growth company” and a “smaller reporting company” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include, but are not limited to: (i) exemption from compliance with the auditor attestation requirements pursuant to SOX; (ii) exemption from compliance with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (iii) reduced disclosure about our executive compensation arrangements; and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will continue to remain an emerging growth company until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

In addition, we are currently a “smaller reporting company,” as defined in the Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our outstanding capital stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our outstanding capital stock) or a public float (based on our outstanding capital stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

As a result, the information we provide stockholders will be different than the information that is available with respect to other public companies. In this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company, nor have we included all of the quantitative and qualitative disclosures about market risk that would be required if we were not a smaller reporting company. We cannot predict whether investors will find our stock less attractive if we rely on these exemptions. If some investors find our stock less attractive as a result, there may be a less active trading market for our stock, and our stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have opted to take advantage of this extended transition period for the adoption of certain accounting standards.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. SOX, the Dodd- Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We expect that we will need to hire additional accounting, finance, and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company, and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time- consuming and costly. For example, we expect that the rules and regulations applicable to us as a public company may make it more difficult and more expensive for us to obtain director and officer liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Pursuant to Section 404 of SOX, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our second filing of an Annual Report on Form 10-K with the SEC after we become a public company. However, while we remain an emerging growth company or smaller reporting company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 of SOX within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404 of SOX. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We do not expect to pay any dividends for the foreseeable future. Investors in this offering may never obtain a return on their investment.

You should not rely on an investment in our stock to provide dividend income. We do not anticipate that we will pay any dividends to holders of our common stock or Class B Non-Voting Common Stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, any future credit facility we enter into, or debt instrument that we issue, may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock or Class B Non-Voting Common Stock. Accordingly, investors must rely on sales of their common stock or Class B Non-Voting Common Stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock or Class B Non-Voting Common Stock.

Holders of Class B Non-Voting Common Stock have no voting rights. As a result, holders of Class B Non-Voting Common Stock will not have any ability to influence stockholder decisions.

Class B Non-Voting Common Stockholders, including those purchasing Class B Non-Voting Common Stock in this offering, have no voting rights, unless required by Delaware law. As a result, all matters submitted to stockholders will be decided by the vote of holders of the common stock. Unlike holders of voting shares, holders of nonvoting shares cannot vote on: (1) the election or removal of directors; (2) the approval of extraordinary transactions, such as mergers, (3) significant asset sales, or dissolution, (4) amendments to the certificate of incorporation, which is the legal document setting forth the terms of each class of stock, except that holders of nonvoting shares are entitled to vote on amendments that would (a) unless otherwise provided in the certificate of incorporation, increase or decrease the aggregate number of authorized shares, (b) increase or decrease the par value of the shares, or (c) adversely alter or change the powers, preferences, or special rights of the shares; and (5) other corporate governance matters, including say-on-pay votes and bylaw amendments put to a stockholder vote.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act are accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained in this prospectus contains forward-looking statements. When contained in this prospectus, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward- looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors including, but not limited to:

•	Our ability to implement our growth strategy;

•	the COVID-19 pandemic and its effects, including related travel restrictions, social distancing measures and decreased demand for air travel;

•

we are depending upon a successful COVID-19 vaccine and significant uptake by the general public in order to normalize economic conditions, the airline industry and our business operations and to realize our planned financial and growth plans and business strategy;

•	changes in economic conditions;

•	the price and availability of aircraft fuel and our ability to control other costs;

•	threatened or actual terrorist attacks or security concerns;

•	the ability to operate in an exceedingly competitive industry; and

•	factors beyond our control, including air traffic congestion, adverse weather, federal government shutdowns, aircraft-type groundings, increased security measures or disease outbreaks.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock or Class B Non-Voting Common Stock, see “Risk Factors.” You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, we will receive proceeds from the exercise, if any, of the Warrants of the Selling Stockholders. The exercise price and the number of the Warrant Shares may be adjusted in certain circumstances, including stock splits, dividends or distributions, or other similar transactions. We will use these proceeds, if any, for general corporate and working capital purposes, or for other purposes that our board of directors, in its good faith, deems to be in the best interest of our Company. We have agreed to bear the expenses relating to the registration of the offer and resale by the Selling Stockholders of the shares being offered hereby. There can be no assurance that any of these Warrants will be exercised by the Selling Stockholders at all.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements and contractual restrictions of then-existing debt instruments and other factors that our board of directors deems relevant.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present our selected consolidated financial data for the periods indicated. We have derived our selected historical consolidated statement of operations data for the years ended December 31, 2020 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived our selected historical consolidated balance sheet data as of December 31, 2020 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2021 and 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus which have been prepared on the same basis as the audited consolidated financial statements.

	Years Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
Consolidated Statements of Operations Data:
Operating revenues:	$0	$0	$3,123,946	$—
Operating expenses:
Salaries, wages and benefits	205,094	180,000	4,482,330	153,000
Depreciation and amortization	125	0	15,484	85
Other operating expenses(1)	2,305,844	116,683	11,555,388	1,415,419

Total operating expenses	2,511,063	296,683	16,053,202	1,568,504

Operating income (loss)	(2,511,063)	(296,683)	(12,929,256)	(1,568,504)

Other income (expense):
Foreign exchange gain (loss)	(142,529)	0	73,037	(15,607)
Gain (loss) on warrant revaluation	609,440	0	(2,650,772)	726,713
Equity method investment activity	—	—	20,478	—
Interest expense	—	—	(27,081)	(6,529)

Total other income (expense)	466,911	0	(2,584,338)	704,577
Income (loss) before income taxes	(2,044,152)	(296,683)	(15,513,594)	(863,927)

Income from discontinued operations	—	—	177,706	—
Foreign currency translation adjustments	—	—	(164,738)	—

Comprehensive loss	$(2,044,152)	$(296,683)	$(15,500,262)	$(863,927)

	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
Earnings (loss per share:
Basic:	$(0.11)	$(0.03)	$(0.36)	$(0.05)
Diluted	(0.11)	(0.03)	$(0.36)	$(0.05)

Weighted-average shares outstanding:
Basic:	19,169,244	9,485,257	43,572,925	16,008,529
Diluted	19,169,244	9,485,257	43,572,925	16,008,529

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

This Management Discussion & Analysis (“MD&A”) is intended to supplement and complement the unaudited condensed consolidated financial statements and accompanying notes of Global Crossing Airlines Group Inc. (the “Company” or “GlobalX”) for the nine months ended September 30, 2021. The information provided herein should be read in conjunction with the Company’s (1) audited consolidated financial statements for the year ended December 31, 2020 and the accompanying notes thereto and (2) the unaudited condensed consolidated financial statements for the nine months ended September 30, 2021 and the accompanying notes thereto.

All dollar figures presented are expressed in United States dollars unless otherwise noted. The unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

Management is responsible for the preparation and integrity of the financial statements and MD&A, including the maintenance of appropriate information systems, procedures and internal controls and to ensure that information used internally or disclosed externally, including the financial statements and MD&A, is complete and reliable. The Company’s Board of Directors follows recommended corporate governance guidelines for public companies to ensure transparency and accountability to shareholders. The Board’s audit committee will meet with management quarterly to review the financial statements including the MD&A and to discuss other financial, operating and internal control matters.

The reader is encouraged to review the Company’s prior statutory filings on www.sedar.com and current filings on www.sec.gov.

FORWARD LOOKING STATEMENTS

This MD&A contains forward-looking statements and forward-looking information (collectively, “forward- looking statements”) within the meaning of applicable securities laws. These forward-looking statements relate to future events or the future performance of the Company. All statements other than statements of historical fact may be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, or the negative of these terms or other comparable terminology. These forward-looking statements are only predictions. Actual events or results may differ materially. In addition, this MD&A may contain forward-looking statements attributed to third party industry sources. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions and known and unknown risks and uncertainties, both general and specific, which contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. Forward-looking statements in this MD&A speak only as of the date of this MD&A.

Forward-looking statements in this MD&A include, but are not limited to, statements with respect to: expectations as to future operations of the Company; the Company’s anticipated financial performance; future development and growth prospects; expected general and administrative costs, costs of services and other costs and expenses; expected revenues; ability to meet current and future obligations; terms with respect to the acquisition of aircraft; ability to obtain financing on acceptable terms or at all; and the Company’s business model and strategy.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company cannot guarantee future results, levels of activity, performance or achievements. Neither the Company nor any other person assumes responsibility for the outcome of the forward-looking statements.

Many of the risks and other factors are beyond the control of the Company, which could cause results to differ materially from those expressed in the forward-looking statements contained in this MD&A. The risks and other factors include, but are not limited to: the availability of financial resources to fund the Company’s expenditures; competition for, among other things, capital reserves and skilled personnel; protection of intellectual property; the impact of competition and the competitive response to the Company’s business strategy; third party performance of obligations under contractual arrangements; prevailing regulatory, tax and other applicable laws and regulations; stock market volatility and market valuations; uncertainty in global financial markets; the impact of COVID-19 on global economic conditions; the successful negotiation leasing of aircrafts; and the other factors described under the heading “Risk Factors” in this MD&A.

These factors should not be considered exhaustive. With respect to forward-looking statements contained in this MD&A, the Company has made assumptions regarding, among other things: the impact of increasing competition; conditions in general economic and financial markets; current technology; cash flow; future exchange rates; timing and amount of capital expenditures; effects of regulation by governmental agencies; future operating costs; and the Company’s ability to obtain financing on acceptable terms. Readers are cautioned that the foregoing list of factors is not exhaustive and that additional information on these and other factors that could affect the Company’s operations or financial results is discussed in this MD&A. The above summary of assumptions and risks related to forward-looking statements is included in this MD&A in order to provide readers with a more complete perspective on the future operations of the Company. Readers are cautioned that this information may not be appropriate for other purposes.

The forward-looking statements contained in this MD&A are expressly qualified by this cautionary statement. The Company is not under any duty to update or revise any of the forward-looking statements except as expressly required by applicable securities laws.

DESCRIPTION OF BUSINESS

Global Crossing Airlines Group Inc. was incorporated under the laws of British Columbia and continued as a Federal corporation pursuant to the Canada Business Corporations Act effective February 28, 2017. On February 5, 2020, the Company entered into a definitive agreement with Global Crossing Airlines, Inc. (“Global USA”), a Delaware corporation, with respect to a business combination of the Company and Global USA (the “Transaction”). On December 22, 2020, the Company changed its jurisdiction of incorporation from the Province of British Columbia, Canada to the State of Delaware (the “U.S. Domestication“). In connection with the U.S. domestication, the Company changed its name to “Global Crossing Airlines Group, Inc.”

The Company’s principal business activity is providing passenger and cargo aircraft to customers through aircraft operating service agreements including, crew, maintenance, insurance (“ACMI”) and charter services “Charter” serving the US, Caribbean and Latin American markets. The address of the Company’s registered office is c/o Cogency Global Inc., 850 New Burton Rd, Suite 201, Dover, County of Kent, Delaware 19904. The Company’s common stocks trades on the TSX Venture Exchange (“TSXV”) under the symbol “JET” and are quoted on the OTCQB under the symbol “JETMF”. Its Class B Non-Voting Common Stock is traded on the TSXV under the symbol “JET.B”.

OUTLOOK

On April 20, 2021, the Company provided an update on the spin-out of Canada Jetlines Operations Ltd. (“Jetlines”), by plan of arrangement, to its shareholders (the “Transaction”). On May 19, 2021, the Company and Jetlines had entered into an Arrangement Agreement pursuant to which the ownership interest of Jetlines will be distributed to the shareholders of GlobalX. Each shareholder of GlobalX, as of the record date for the Transaction (“Record Date”), will receive one share of Jetlines for every two shares of GlobalX held on the Record Date. After distribution GlobalX will retain 25% of Jetlines shares, with 75% held by GlobalX shareholders as of the Record Date. On the closing of the Transaction, Jetlines and GlobalX will be operated as separate companies with separate management teams and Boards of Directors.

On April 29, 2021, the Company announced that it has closed a US$10 million equity offering (the “Offering”) from Ascent Global Logistics, Inc. (“Ascent”). Ascent is a leading logistics, transportation and supply chain solutions provider. Ascent-On-Demand operates the largest domestic expedited air charter operation in North America, as well as USA Jet and Rambler Air, airlines in the US with more than 30 aircraft in total. The Company intends to use the net proceeds of the Offering to accelerate its growth plans with the planned acquisition of additional A320 family aircraft and to prepare for cargo charter operations in 2022.

Pursuant to the Offering, Ascent purchased 2,000,000 units (each a “Unit”) at a price of US$1.29 per Unit for gross proceeds of US$2,580,000. Each Unit is comprised of one share of common stock and one purchase warrant of the Company (each, a “Warrant”). Each Warrant will entitle the holder thereof to acquire one share of common stock (each, a “Warrant Share”) at a price of US$1.50 per Warrant Share until April 29, 2026. Ascent also purchased 5,537,313 units at a price of US$1.34 per unit (the “Class A Units”) for gross proceeds of US$7,419,999.42. Each Class A Unit is comprised of one share of non-voting Class A Common Stock and one Warrant. Each Warrant will entitle the holder thereof to acquire one share of common stock, and with other terms and conditions identical to the Warrant described above.

In connection with the Securities Purchase Agreement to acquire the Units (the “Ascent Purchase Agreement”), Ascent and GlobalX entered into a Nomination Rights Agreement on April 29, 2021. Due to Ascent’s ownership of at least 4% of the aggregate of Common Shares and Class A Shares of GlobalX, the Nomination Rights Agreement granted Ascent and its affiliates the right to nominate two persons for election to the board of directors of GlobalX and appoint one person to serve as an observer to the board of directors of GlobalX, subject to certain terms and conditions.

Also in connection with the Ascent Purchase Agreement, the Company and Ascent entered into a Registration Rights Agreement, pursuant to which Ascent was granted the right to make a written request or demand to GlobalX for registration of all or part of the shares of common stock then owned or that may be acquired by Ascent or any of its permitted assignees, which as of the date of the registration rights agreement included 15,074,626 shares of common stock, consisting of (i) 2,000,000 shares of common stock, (ii) 5,537,313 shares of common stock issuable upon conversion of the Class A Non-Voting Common Stock, and (iii) 7,537,313 shares of common stock issuable upon conversion of Warrants. The demand must conform to certain requirements indicated in the agreement. Upon demand by Ascent, GlobalX must promptly file a registration statement and use reasonable best efforts to cause any demand for registration to become effective and remain effective with certain exceptions. In addition to the demand registration rights granted to Ascent, GlobalX granted Ascent “piggy back” registration rights, pursuant to which GlobalX agreed to include Ascent’s registrable securities in any registration statement or Canadian prospectus that GlobalX proposes to make or file for its own account or for the account of other securityholders (other than Ascent or its permitted assignees) exercising demand registration rights granted to such securityholders.

On May 7, 2021, the Company announced that it has completed its acquisition of democratized crowdsource travel platform Flugy.com (“Flugy”). Flugy.com is an online travel platform whose members suggest remote and exotic travel destinations and crowdsource group charter flights to these once in a lifetime destinations. Charter flights to these destinations offer non-stop flights without the challenges of layovers or prohibitive airline schedules, all while traveling with a like-minded group of adventurers.

On May 10, 2021, the Company announced the appointment of Bill Shuster to the GlobalX Board of Directors. He will fill one of the two board seats held by Ascent Global Logistics. Congressman Shuster served in the US House of Representatives representing the Pennsylvania 9th Congressional District from 2001 until 2019. During that time, he served on several key committees, most notably the House Transportation and Infrastructure Committee. In 2013, Congressman Shuster became Chairman of the T&I Committee and held that position until his retirement in 2019. One of his key legislative initiatives was the FAA Re-Authorization Act of 2018, as well as spearheading significant legislation aimed at strengthening the infrastructure of America’s air and rail transportation systems.

On May 19, 2021, the Company announced signing of a Letter of Intent with ST Engineering and its Aviation Asset Management unit to lease up to five Airbus A321 Passenger-to-Freighter (P2F). As part of end-to-end Aviation Asset Management solutions, ST Engineering will also provide maintenance services to these aircraft for GlobalX over the period of the lease.

On June 10, 2021, the Company and 3Sixty Duty Free, a global leader in omnichannel and travel retail, announced a partnership. The new partnership will allow travelers to purchase from a large range of travel retail products, via their onboard In-flight Duty-Free program.

On June 15, 2021, the Company announced the appointment of Ms. Cordia Harrington to the GlobalX Board, effective immediately. Ms. Harrington is the founder and CEO of Crown Bakeries. Ms. Harrington serves on the boards of Ascent Global Logistics, Broadcrest Capital and Belmont University. She is past chair of the Chief Executives Organization Board of Directors and a member of the American Bakers Association Board of Directors (President-Elect). She has previously served on the Board of the Federal Reserve Bank of Atlanta/Nashville branch, Zoe’s Kitchen (ZK-NYSE) and was listed on Forbes magazine’s list of 100 wealthiest self-made women in 2020.

On June 18, 2021, the Company announced the receipt of the Final Order from the Supreme Court of British Columbia (the “Interim Order”) in connection with their previously announced plan of arrangement (the “Arrangement”) pursuant to which GlobalX will spin-out the shares of its wholly-owned subsidiary Canada Jetlines Operations Ltd. (“Jetlines”) to its shareholders.

On June 28, 2021, the Company announced that effective June 28, 2021, they have closed the plan of arrangement (the “Arrangement”) pursuant to which GlobalX completed a spin-out of the shares of Jetlines to its shareholders. Each shareholder of GlobalX as of the record date for the Arrangement (“Record Date”), will receive one share of Jetlines for every two shares of GlobalX held on the Record Date. It is expected that the Jetlines shares shall be distributed to GlobalX shareholders on or about July 2, 2021. The Jetlines shares are distributed by way of dividend at a value of Cdn$0.15 per Jetlines shares with 50% of the Jetlines shares being subject to a transfer restriction that will expire 12 months from the effective date of the Arrangement. As of the closing of the Arrangement there are a total of 33,403,145 Jetlines shares issued and outstanding (including the 8,350,786 shares that have been retained by GlobalX representing 25% of the issued and outstanding Jetlines shares).

On June 30, 2021, the Company provided an update on its share capital reorganization (the “Share Capital Reorganization”) previously announced on May 21, 2021 and June 11, 2021. The Share Capital Reorganization received approval from the Company’s shareholders at a Special Meeting held on June 23, 2021.

On July 12, 2021, the Company completed a reorganization of its share capital (the “Share Capital Reorganization”). The Share Capital Reorganization was approved by stockholders at a Special Meeting held on June 23, 2021. A new class of non-voting shares was created designated as the Class B Non-Voting Common Stock (the “Class B Non-Voting Shares”). All holders of Common Stock who were not U.S. citizens as of the record date for the Share Capital Reorganization had their Common Stock exchanged for Class B Non-Voting Shares. Except for the fact that the Class B Non-Voting Shares are non-voting, in all other respects they are identical to the Common Stock. As a result of the Share Capital Reorganization the Company has three classes of shares: (i) shares of Common Stock; (ii) Class A Non-Voting Common Stock; and (iii) the Class B Non-Voting Shares. Subject to the 25% voting limitation for non-U.S. citizens set forth in the Company’s Bylaws, the Class A Non-Voting Shares and Class B Non-Voting Shares are convertible into Common Stock at the election of the holder.

On August 4, 2021, the Company received FAA Certification and entered into revenue services on August 7, 2021. Subsequent to Certification the Company offered 212 aircraft days for sale.

On August 27, 2021 the Company received its Certificate of Public Convenience and Necessity for Foreign Charter Air Transportation from the US DOT to fly internationally.

During the third quarter the Company incurred an estimated $1.6 million in expense related to pre-revenue operations during the quarter, as well as approximately $750 thousand in expenses that it anticipates will be non-recurring.

TRANSACTION

On June 23, 2020, the Transaction with Global USA closed, and Global USA had taken over the operations of the Company. The terms and conditions of the Transaction include:

•	The share exchange ratio for the Transaction resulted in the issuance of 9,484,757 shares of the Company’s common stock to the former shareholders of Global USA.

•

Shareholders of Global USA were also issued an aggregate of 2,357,594 consideration warrants, with each warrant exercisable for one share of the Company’s common stock. On closing, Global USA shareholders exercised all of the warrants in exchange for the settlement of $589,400 in Global USA liabilities outstanding as of February 29, 2020.

•	The Company consolidated its share capital on a 10:1 basis and changed its name to “Global Crossing Airlines Inc.”

•	Global USA designated a team of officers, directors, and board committee members.

•

Prior to the closing of the Transaction, the Company completed an offering of units for aggregate gross proceeds of $1,543,600 (the “Unit Offering”). The Company issued 6,174,400 units at a price of $0.25 per unit. Each unit consists of one share of common stock and one warrant exercisable for twenty-four (24) months at a price of $0.50 for each share of common stock.

•	In connection with the Transaction, the Company issued 463,959 shares pursuant to the settlement of debt of $213,059 owing to various creditors.

•	After giving effect the Transaction and Unit Offering, the Company had 27,306,200 shares of common stock issued and outstanding.

REVIEW OF CONSOLIDATED FINANCIAL RESULTS

Comparison of the Three and Nine Months Ended September 30, 2021 and 2020

For the three and nine months ended September 30, 2021, the Company reported a net loss in the amount of $5,263,420 and $15,335,888 or $0.10 and $0.35 per share, respectively, compared to a net loss of $486,917 and $863,927, or $0.02 and $0.05 per share, respectively, for the same periods of the prior year. The increase in net loss in the amounts of $4,776,503 and $14,471,961 is due to start-up costs related to revenue service and increased corporate and operational activities detailed below.

During the three and nine months ended September 30, 2021, the Company incurred aircraft and operating expense in the amount of $2,418,699 and $4,089,238, respectively, compared to $0 and $3,321 for the three and nine months ended September 30, 2020. The increase of $2,418,699 and $4,085,917 is attributable to the FAA certification process and entry into revenue service.

During the three and nine months ended September 30, 2021, the Company incurred consulting fees in the amount of $197,245 and $521,424 compared to 747,341 and $953,795, respectively, for the three and nine months ended September 30, 2020. The decrease in consulting fees in the amounts of $550,096 and $432,371 incurred during the three and nine months ended September 30, 2021 is attributable to the decrease of consultants required for FAA certification and entry into revenue service.

During the three and nine months ended September 30, 2021, the Company incurred compensation expense in the amount of $2,277,115 and $4,482,330 compared to $45,000, and $153,000, respectively, for the same periods of the prior year. The increase in compensation expense in the amounts of $2,232,115 and $4,329,330 incurred during the three and nine months ended September 30, 2021, is attributable to increases in staffing required to complete the FAA certification process and entry into revenue service.

During the three and nine months ended September 30, 2021, the Company incurred directors’ fees in the amount of $12,000 and $60,000 compared to $Nil for the three and nine months ended September 30, 2020, which is attributable to the Board of Director compensation.

During the three and nine months ended September 30, 2021, the Company incurred education and training expense in the amount of $83,445 and $373,948, respectively, compared to $Nil for the three and nine months ended September 30, 2020. The increase in education and training expense in the amounts of $83,445 and $373,948 incurred during the three and nine months ended September 30, 2021 is attributable to training for the flight crew required to complete the FAA certification process and entry into revenue service.

During the three and nine months ended September 30, 2021, the Company incurred general and administrative expenses in the amount of $711,807 and $1,433,043, respectively, compared to $73,804 and $92,971 for the three and nine months ended September 30, 2020. The increase in general and administration expenses in the amounts of $638,003 and $1,340,072 incurred during the three and nine months ended September 30, 2021 is attributable to increased corporate and business activities required in order to complete the FAA certification process and entry into revenue service.

During the three and nine months ended September 30, 2021, the Company incurred marketing and advertising expense in the amount of $47,956 and $366,281, respectively, compared to $7,327 and $8,977 for the three and nine months ended September 30, 2020. The increase in marketing and advertising expense in the amount of $40,629 and $357,304 incurred during the three and nine months ended September 30, 2021 is attributable to entry into revenue service.

Professional fees for the three and nine months ended September 30, 2021, totaled $739,764 and $1,353,577, respectively, compared to $85,192 and $91,160 for the three and nine months ended September 30, 2020 and related to accounting, audit, consulting and legal fees involving corporate matters. The increase in professional fees in the amount of $654,572 and $1,262,417 incurred during the three and nine months ended September 30, 2021 was attributable primarily to professional fees required for the spin out of Canada Jetlines and to complete the FAA certification process.

During the three and nine months ended September 30, 2021, the Company incurred regulatory costs in the amount of $47,291 and $189,530, respectively, compared to $0 and $0 for the three and nine months ended September 30, 2020. The increase in regulatory costs in the amounts of $47,291 and $189,530 incurred during the three and nine months ended September 30, 2021 was due to increased transfer agent, listing, filing fees and the cost of Board and shareholder meetings due to private placements.

During the three and nine months ended September 30, 2021, the Company incurred rent expense in the amount of $1,217,258 and $2,198,339, respectively, compared to $21,994 and $33,087 for the three and nine months ended September 30, 2020. The increase in rent expense in the amounts of $1,195,264 and $2,165,252 incurred during the three and nine months ended September 30, 2021 is attributable to rent expense for three aircraft with delivery dates of December 2020 and April and September 2021.

The Company recorded share-based payments expense for the three and nine months ended September 30, 2021 in the amount of $280,903 and $565,888, respectively, compared to $216,111 for the three and nine months ended September 30, 2020. This expense is related to the fair value of equity awards granted in the period, including stock options and restricted share units.

During the three and nine months ended September 30, 2021, the Company incurred travel expenses in the amount of $327,998 and $391,320, respectively, compared to $12,998 and $15,997 for the three and nine months ended September 30, 2020. The increase in travel expenses in the amounts of $315,000 and $375,323 incurred during three and the nine months ended September 30, 2021 is attributable to increased travel required to complete the FAA certification process and entry into revenue service.

The Company recorded a foreign exchange gain (loss) for the three and nine months ended September 30, 2021, in the amount of ($82,529) and $73,037, respectively, compared to ($1,899) and ($15,607) for the three and nine months ended September 30, 2020. This loss related to transactions and balances denominated in CAD and the impact of fluctuations in the exchange rate with the U.S. dollar.

During the three and nine months September 30, 2021, the Company incurred a gain (loss) on warrant revaluation of $0 and $(2,650,772) compared to $726,713 for the three and nine month ended September 30, 2020. The revaluation is related to the change in fair value of the warrants (the “GEM Warrants”) issued in connection with a capital commitment agreement with GEM Global Yield LLC SCS (“GEM”). The warrants were initially classified as a liability as the exercise price was denominated in CAD. The fair value of the warrants was initially measured using the Monte Carlo option pricing model, assuming an expected life of 2.82 years, a risk-free interest rate of 0.18%, an expected dividend rate of 0.00%, stock price of $0.94 and an expected annual volatility coefficient of 70%. On June 28, 2021, GEM and the Company agreed to adjust the terms of the warrants. Under the adjustment agreement, the exercise price of the warrants was changed from CAD $0.50 per share to USD $0.39 per share. In addition, the number warrants granted was adjusted due to the Arrangement Agreement under which the Company transferred 75% of the shares of Jetlines to shareholders of the Company. Accordingly, the Company remeasured the fair value of the warrants as of June 28, 2021 and recorded the loss on the warrant revaluation. As the warrants are now considered an equity instrument, the fair value of the warrants in amount of $3,475,379 was reclassified to additional paid-in capital.

During the nine months ended September 30, 2021, the Company recorded income from discontinued operations in the amount of $177,706 (2020 – $Nil). Pursuant to the Arrangement Agreement, the Company distributed 75% of the shares issued and outstanding of Jetlines to the Company’s shareholders. Income from discontinued operations included the net loss of Jetlines during the nine months ended September 30, 2021 and the gain on disposal of Jetlines’ net liabilities.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2021, the Company had cash, cash equivalents, and restricted cash in the amount of $8,888,589 compared to $548,690 as of December 31, 2020 and working capital in the amount of $1,508,383 compared to $2,646,033 deficit as of December 31, 2020. The increase in working capital in the amount of $4,154,416 is explained by financing activities.

To support its financing requirements, the Company entered into a share subscription facility (the “Facility”) with GEM, a private alternative investment group. The Facility provides the Company with up to CAD$100 million over a 36-month term following the closing of the Transaction. The initial CAD$100 million is in the form of a capital commitment that allows the Company to draw down funds during the 36-month term by issuing shares to GEM (or such persons as it may direct) and subject to share lending arrangement(s) being in place. The Company controls the timing and maximum amount of drawdown under this facility and has no minimum drawdown obligation. As of September 30, 2021, $520,809 has been drawn down pursuant to the Facility. To date, the Company’s operations have been almost entirely financed from equity financings. In addition to the Facility, the Company will continue to identify financing opportunities in order to provide additional financial flexibility. While the Company has been successful raising the necessary funds in the past, there can be no assurance it can do so in the future.

The Company’s cash and cash equivalents are held in highly liquid accounts and interest-bearing investments. No amounts have been or are invested in asset-backed commercial paper.

Operating Activities

Cash used in operating activities adjusts loss for the period for non-cash items including, but not limited, to increase in operating lease-right of use assets, loss on warrant revaluation, share-based payments, depreciation, and foreign exchange gains (losses). Cash used in operating activities also reflects changes in working capital items such as deposits, prepaid expenses and accounts payable and accrued liabilities which fluctuate in a manner that does not necessarily reflect predictable patterns for the overall use of cash, the generation of which depends almost entirely on sources of external financing to fund operations.

Refer to “Review of Consolidated Financial Results” for further details with respect to operating activities for the three and nine months ended September 30, 2021 and 2020.

Investing Activities

During the nine months ended September 30, 2021, cash used for investing activities was primarily related to deposits for additional aircraft totaling $1,394,700 and computer software and other fixed assets totaling $506,000.

Financing Activities

During the nine months ended September 30, 2021, the Company made repayments on advances from a related party in the amount of $196,792.

In addition, the cash provided by financing activities consisted of the following:

•	Advances received from investors in the amount of $87,928 in 2020 were exchanged for shares purchased as part of the Private Placement that closed in January 2021.

•	The Company issued 8,064,517 common shares units for net proceeds of $4,569,689 pursuant to a private placement.

•	The Company issued 2,000,000 common share units and 5,537,313 Class A common share units for net proceeds of $9,999,999 pursuant to a private placement.

•	The Company issued 5,524,878 shares pursuant to the exercise of 5,524,878 share purchase warrants issued to Global USA shareholders for net proceeds of $4,090,155.

•	The Company issued 357,999 shares pursuant to the exercise of stock options for gross proceeds of $89,500.

Contractual Obligations and Commitments

Our principal commitments consist of rental payments under our non-cancelable operating leases which expire between 2023 and 2026. The following table summarizes our contractual commitments as of September 30, 2021):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease commitments	$10,308,534	$2,527,536	$4,354,347	$3,060,912	$365,739

The Company’s right of use assets consists of two aircrafts under operating lease agreements.

In December 2020, the Company accepted delivery of an aircraft leased on a 29-month term commencing at the date of delivery. In addition to basic rent due, the Company will pay the lessors supplemental rent for maintenance of the aircraft and equipment.

In February 2021, the Company entered into a lease agreement for an aircraft and paid commitment fees to the lessor. The two-year lease term commenced in April 2021 with acceptance of delivery. Under the agreement, the Company will pay the lessor a fixed hourly rent for each flight hour operated plus supplemental rent for maintenance of the aircraft and equipment.

In June of 2021, the Company entered into an additional a lease agreement for an aircraft and paid commitment fees to the lessor. The lease commenced in December 2021 with acceptance of delivery of the aircraft and will run until February 2027. In addition to basic rent due, the Company will pay the lessors supplemental rent for maintenance of the aircraft and equipment.

In July 2021, the Company entered into an additional a lease agreement for an aircraft and paid commitment fees to the lessor. The lease commenced in September 2021 with acceptance of delivery and runs through December 2026. In addition to basic rent due, the Company will pay the lessor supplemental rent for maintenance of aircraft equipment.

In December 2021, the Company entered into two additional lease agreements for two aircraft and paid commitment fees to the lessor. The lease commenced in December 2021 with acceptance of delivery and runs through December 2027. In addition to basic rent due, the Company will pay the lessor supplemental rent for maintenance of aircraft equipment.

Maintenance reserve payments that are expected to be recoverable via reimbursable expenses are reflected as Lessor Maintenance Reserves on the accompanying unaudited condensed consolidated balance sheets.

ACCOUNTING POLICIES

The accounting policies followed by the Company are set out in the notes to the condensed consolidated financial statements as of September 30, 2021 and Note 2 to the audited consolidated financial statements for the year ended December 31, 2020.

OFF BALANCE SHEET ARRANGEMENTS

The Company has not entered into any off-balance sheet financing arrangements

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Except as disclosed elsewhere in our Notes, there have been no other material changes to our market risk during the nine months ended September 30, 2021.

INTERNAL CONTROLS OVER FINANCIAL REPORTING

As permitted, the Chief Executive Officer and Chief Financial Officer of the Company will file a Venture Issuer Basic Certificate with respect to the financial information contained in the consolidated financial statements and corresponding accompanying Management’s Discussion and Analysis. In contrast to the certificates under National Instrument 52-109 (Certification of Disclosure in an Issuer’s Annual and Interim Filings), the Venture Issuer Basic Certification does not include representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting as defined by National Instrument 52-109.

ADDITIONAL INFORMATION

Additional information relating to the Company is on SEDAR at www.sedar.com and on EDGAR at sec.gov.

INDUSTRY

Scheduled Passenger

The U.S. passenger airline industry has consolidated significantly over the last two decades through a number of acquisitions, including Delta Air Lines’ combination with Northwest Airlines in 2008, United Airlines’ combination with Continental Airlines in 2010, Southwest Airlines acquisition of AirTran Airlines in 2010, American Airlines’ (following its acquisition of Trans World Airlines in 2001) combination with US Airways in 2013 (following its combination with America West Airlines in 2005) and Alaska Airlines acquisition of Virgin America in 2016. This consolidation has benefitted the U.S. airline sector, allowing it to substantially increase revenue per seat miles flown.

U.S. passenger airlines are generally categorized as legacy network airlines, low cost carriers, or ultra-low cost carriers. The legacy network airlines, including United Airlines, Delta Air Lines and American Airlines, serve a large business travel customer base and offer scheduled flights to the largest cities within the United States and abroad (directly or through membership in one of the global airline alliances) and also serve numerous smaller cities. These airlines operate predominantly through a “hub-and-spoke” network route system. This system concentrates most of an airline’s operations in a limited number of hub cities, serving other destinations in the system by providing one-stop or connecting service through hub airports to end destinations on the spokes. These arrangements allow travelers to fly from a given point of origin to more destinations without having to switch airlines. While hub-and-spoke systems result in low marginal costs for each incremental passenger, they also result in high fixed costs. The unit costs incurred by legacy network airlines to provide the gates, airport ground operations and maintenance facilities needed to support a hub-and-spoke operation are generally higher than those of a point-to-point network, typically operated by low cost carriers and ultra-low cost carriers. Aircraft schedules at legacy network airlines also tend to be inefficient to meet the requirements of connecting banks of flights in hubs, resulting in lower aircraft and crew utilization. Serving a large number of markets of different sizes requires the legacy network airlines to have multiple fleets with multiple aircraft types along with the related complexities and additional costs for crew scheduling, crew training and maintenance. As a result, legacy network airlines typically have higher cost structures than low cost carriers and ultra-low cost carriers due to, among other things, higher labor costs, flight crew and aircraft scheduling inefficiencies, concentration of operations in higher cost airports, and the offering of multiple classes of service. Most legacy network airlines are mainly focused on business travel, which historically has generated higher unit revenues and yields. Business travel is closely tied to economic cycles and has been more volatile than leisure and other non-business travel during industry downturns.

By comparison, the low cost carrier model focuses on operating a more simplified operation, providing point-to-point service without the high fixed costs and inefficiencies required for a hub-and-spoke system. The lower cost structure of the low cost carrier model allows them to offer flights to and from many of the same markets as the legacy airlines at lower fares, though that is often achieved by serving major markets through secondary, lower-cost airports in the same region. Also, many low cost carriers provide only a single class of service, thereby avoiding the incremental cost of offering premium-class services. Finally, low cost carriers tend to operate fleets with very few aircraft families in order to maximize the utilization of flight crews across the fleet, to improve aircraft scheduling flexibility and to minimize inventory and aircraft maintenance costs. Examples of the major U.S. based airlines that define themselves as low cost carriers include Southwest Airlines and JetBlue Airways.

The ultra-low cost carrier model incorporates the low cost carrier platform but with a focus on increased aircraft utilization, increased seat density and base ticket pricing combined with menu pricing for additional products and services offered for purchase by the customer at additional cost. Ultra low cost carriers have lower unit costs than the legacy network airlines and the low cost carriers. The major U.S. based airlines that define themselves as ultra-low cost carriers include Spirit Airlines, Allegiant Travel Company and Frontier Airlines.

The low cost carriers and ultra-low cost carriers in the United States have grown faster than the legacy network airlines and typically have higher profit margins. Even as the industry has consolidated, the high growth of low cost carriers and ultra-low cost carriers has resulted in them taking market share from the legacy network airlines. As proven in the 2008 financial crisis and during the COVID-19 downturn, travel for leisure and visiting family or friends, primarily served by low cost and ultra-low cost carriers, historically has been more resilient than business travel during economic downturns.

Charter

GlobalX initially plans to focus exclusively on the narrow-body charter market which, within the broader U.S. charter market of private jets, narrow-body and wide-body aircraft, has experienced steady growth over the recent years posting an estimated compound annual growth rate greater than 5% over the 2013-2018 period, based on management estimates.

Key customer segments within the U.S. narrow-body charter market include casinos and tour groups, sports teams (both professional and college teams), and various agencies and departments of the U.S. government. These customer segments are primarily composed of large, high-budget organizations with recurring and, in some cases even, long-term contracted business. The typical contract generally provides for the customer to pay a fixed charter fee, insurance, landing fees, navigation fees and most other operational fees and costs. Fuel costs are contractually passed through to the customer, enhancing margins and removing commodity risk from the operators.

Cargo

Global air cargo is a highly fragmented industry composed of numerous players, including the large package operators such as UPS, FedEx and DHL, long- and medium-range carriers such as Air Transport Services Group, Inc. and Atlas Air, as well as a host of smaller regional operators.

The two options for air cargo transport are dedicated freighters and the lower holds of passenger aircraft. Freighters are particularly well suited for transporting high-value goods because they provide highly controlled transport, direct routing, reliability and unique capacity considerations. These distinct advantages allow freighter operators to offer a higher value of service and generate more than 90% of the total air cargo industry revenue. In 2019, estimated air cargo revenue globally was $106 billion, and global air cargo traffic is forecasted by Boeing to grow at a 4.0% compound annual growth rate through 2039. The U.S. domestic air cargo market is more mature and expected by Boeing to grow at a 2.7% compound annual growth rate through 2039.

One of the main drivers of air cargo growth is e-commerce, which has continued to grow significantly and drive demand for delivery services. Since 2014, global e-commerce retail sales have grown at over a 20% compound annual growth rate and are expected by Boeing to grow at 15% per year for the next several years. In this context, Amazon formally launched Amazon Air in 2016 and expects to have a fleet of over 80 aircraft by the end of 2021. These aircraft are either owned or leased by Amazon and operated by select third-party partners.

These cargo operators provide cargo services through various arrangements including by providing ACMI services. Under a typical ACMI agreement, the airline provides the aircraft, flight crews, aircraft maintenance and aircraft insurance while the customer typically covers most operating expenses, including fuel, landing fees, parking fees and ground and cargo handling expenses.

COVID-19 Impact on the Airline Industry

Following the World Health Organization’s declaration of COVID-19 as a global pandemic, most U.S. states and territories issued mandatory stay at home orders, with most occurring during the month of April 2020. As a result, U.S. domestic passenger enplanements declined 96% in April 2020 when compared to April 2019. While

U.S. domestic passenger volumes have rebounded significantly from April 2020 timeframe, the U.S. domestic passenger volumes are still down 65% when compared to the prior year period. The growth in the U.S. domestic air traffic since the low point in April 2020 has been led by leisure and friends and family travelers, as the rebound in business travel is lagging due to more corporate workforces working from home and holding virtual meetings in lieu of in-person meetings. Research analysts and other industry executives believe that the positive trends in leisure and other non-business travel will continue as COVID-19 vaccines become widely distributed in 2021.

As COVID-19 has spread around the globe, many countries imposed strict international travel restrictions and more recently enacted mandatory quarantines upon return from international travel to replace prior travel restrictions.

As a result of these restrictive measures, U.S. international passenger enplanements suffered a more significant decline than U.S. domestic passenger enplanements. Given the continued international restrictions and quarantines across the world, U.S. international passenger volumes have recovered less than U.S. domestic passenger volumes since April 2020.

In response to the COVID-19 pandemic, U.S. passenger airlines have taken significant measures to protect the health and safety of their employees and customers. Airlines have added new pre-boarding, boarding and in-flight procedures such as pre-flight health questionnaires and screenings, contactless check-in and luggage drop off, enhanced aircraft cleaning procedures, mandatory face masks for employees and passengers, restricted middle seat bookings and other limitations, in terms of maximum load factor per flight, to adhere to social distancing protocols while on board. These measures were taken to minimize the risk of infection while onboard and to restore customer confidence in safely returning to fly. Pre- and post-flight COVID-19 rapid testing has recently been introduced as an additional tool to avoid mandatory quarantine periods for international and some domestic travel, and it is expected to, along with a viable and widely distributed vaccine, facilitate the recovery in air passenger traffic as travel restrictions are lifted across the globe.

Since the beginning of the COVID-19 pandemic, the air cargo market has experienced solid growth both in terms of volumes and yields. While the pandemic has caused a worldwide economic recession, e-commerce has thrived due to a variety of factors such as the mandatory stay at home and quarantine orders. Air cargo operators have been in a unique position to meet e-commerce demands that require a high level of speed, reliability and security. Even after accounting for the reduction in available cargo space on commercial passenger flights, air cargo is expected to continue growing with e-commerce, and as the global economy rebounds from the COVID-19 induced downturn.

BUSINESS

Overview

Global Crossing Airlines Group Inc. operates a US Part 121 flag and charter airline using the Airbus A320 family of aircraft. GlobalX’s business model is to provide services on an Aircraft, Crew, Maintenance and Insurance basis (“ACMI”) along with wet lease contracts to airlines operating within the United States and throughout

North and South America, develop aircraft interchanges with leading European charter/tour operators, and ad-hoc and track charters for non-airline customers.

GlobalX has completed the FAA regulatory certification process and received DOT approval. We are led by an operating team with a combined 190 years’ of Airline experience.

GlobalX has completed the FAA regulatory certification process and has received effective authority from the DOT. GlobalX also plans to operate the Airbus A321 freighter (“A321F”) commencing in the third quarter of 2022 after completing all FAA certification requirements with the A321F. We expect the A321F certification will occur after the initial FAA certification with the A320 passenger aircraft has been completed.

GlobalX’s passenger aircraft fleet is built on the Airbus A320-200 fleet family and GlobalX started operations with one leased Airbus A320-200 aircraft and has since added four leased Airbus A320-214 aircraft and one leased Airbus A321-200 with plans to increase to ten A320 family aircraft within eighteen months for passenger service.

GlobalX’s cargo aircraft fleet is based on the Airbus A321 aircraft type and GlobalX expects to start operation with one lease A321F aircraft in Q3 2022 and increase to ten A321F aircraft by the end of 2024.

Business Plan, Objectives and Milestones

GlobalX had completed the FAA regulatory certification process (the “Process”) for passenger certification and commenced its first revenue charter flight in Q3 2021. The table below sets out the business objectives and milestones of GlobalX to achieve this target. Certain commitments and contracts associated with the business objectives are also dependent on meeting planned financing objectives.

Milestones for Passenger Charter Operations

Business Objectives	Target Dates
Delivery of first A320 (completed)	Q1 2021
FAA Certification (A320) (completed)	Q3 2021
Commence passenger charter operations (A320) (completed)	Q3 2021

Milestones for Cargo Charter Operations

Business Objectives	Target Dates
Apply to the FAA for Cargo Charter operating authority	Q1 2022
Delivery of first A321F	Q3 2022
FAA Cargo Charter Certification	Q2 2022
Commence cargo charter operations (A321F)	Q3 2022

As of September 30, 2021, GlobalX has raised approximately $23 million in net proceeds through three separate private placement offerings of its capital stock. GlobalX currently has over $8 million in available cash along with $2 million in deposits and prepaids. These cash amounts are sufficient available capital to achieve the milestones referenced herein. At present, the Company is generating revenue but it may need to raise additional capital to fund general and administrative expenses and working capital requirements for the next 12 months.

Corporate Strategy

GlobalX intends to become the best-in-class U.S. narrow-body, ACMI and Wet Lease charter airline operating both passenger and cargo charter aircraft while recruiting and maintaining a dynamic team of customer-centric flight crews, ground teams and management staff.

In launching a US 121 Flag and Supplemental charter airline in the United States, GlobalX plans to do the following:

Launch passenger charter flights with A320/A321 all passenger aircraft

GlobalX will operate its A320 family aircraft under ACMI/Wet Lease charter operations for major airlines, tour operators, college and professional sports teams, incentive groups, major resorts and casino groups.

•	Deliver best in class on time performance and dispatch reliability;

•	Expand existing relationships and develop additional relationships with leading European charter/tour operators to provide aircraft during their peak seasons; and

•	Provide ad hoc and track charter programs for non-airline customers, including hotels, casinos, cruise ship companies, tour operators.

Launch cargo charter flights with A321P2F (Passenger to Freighter)

GlobalX plans to add A321F (passenger to freighter) aircraft to its operating certificate and into the fleet commencing Q3 2022. Cargo is an important revenue stream for airlines as has been shown during the recent COVID-19 pandemic, and will be an integral part of the GlobalX business plan.

GlobalX intends to operate its A321Fs under ACMI/Wet Lease charter operations with major package operators such as DHL, Amazon and major freight and logistics companies. Under these arrangements, customarily, these operators will take the commercial risk associated with the selling of the cargo and provide all ground handling and cargo-specific operations, with GlobalX assuming the operational risk of providing a functional aircraft, trained crew, in a safe and on time manner as the ACMI operator.

Location of Operations Bases

GlobalX will initially operate from two geographic bases:

•

Miami International Airport (“MIA”) – GlobalX’s main base of operations is MIA, and, pursuant to its Airline Use Agreement with MIA (for which it has placed deposits of $75,000), (1) it will operate charter flights out of Concourse E, as well as rent office space and operate its ticket counters, and (2) will maintain a maintenance office for its maintenance staff and for storage of all aircraft records, as well as spare parts and consumables storage, with loading dock capabilities. While we do have an Airline Use Agreement in place with MIA, it does not guarantee availability of boarding gates or landing slots at that airport.

•

Atlantic City Airport (“ACY”) – GlobalX will have a northeastern U.S. base in Atlantic City Airport, New Jersey and intends to eventually base two A320 aircraft at ACY. ACY has below-market aircraft landing fees and aircraft parking fees, and because of its location well east and on the water, does not experience the full effect of northeastern winter storms, remaining mostly snow/ice free in the winter. This makes it an excellent location to base aircraft which will be used both for charters into Atlantic City on behalf of the major casinos located there, and also to efficiently move aircraft for ad hoc and last minute charters from other northeastern airports, including JFK, BOS, PHL, EWR, etc.

Reducing Operational Costs

To control costs and maintain a competitive cost per Block Hour flown, GlobalX intends to:

•	Fly only one aircraft family (A320).

•	Maintain focus on continuous financial discipline and strict departmental budgeting.

•

Implement and utilize highly digital operating methods for both flight and maintenance operations, using best in class aviation software operating systems from leading suppliers including dispatch (Navblue), maintenance (Trax) and training software (Mint). Through the utilization of the latest software, GlobalX can effectively eliminate most manual processes and operate effectively with fewer people than a comparably-sized airline using older software systems.

•	Minimize payroll and align all team members with profitability goals through attractive profit sharing arrangements with all employees and management.

•	Promote an organizational culture of efficiency and high productivity.

Marketing Plan

GlobalX plans to achieve its revenue goals by flying charter operations for a variety of client groups:

•	Major scheduled airlines that have short term or long-term capacity needs to supplement their existing routes or fleets.

•	Major tour operators, resorts, cruise lines and casinos that require airlift above and beyond scheduled service in order to meet their occupancy needs.

•	Professional and collegiate sports teams.

•	Charter brokers representing a variety of interests including the entertainment industry, dignitary travel, political campaigns, and government programs.

Key milestones completed and in process in marketing and development include:

•	Hired a dedicated sales and charter operations team with scheduled service and charter experience.

•	Launched a communication platform to the Charter Broker network.

•

Engaged Zapwater Communications, an award winning full service communications company with extensive travel and hospitality experience servicing over 60 clients, as our Agency of Record for Communications, Public Relations, and Social Media.

•	Launched a robust social media strategy across LinkedIn, Facebook, Instagram, Twitter, Wikipedia and others, increasing our reach and followers across these platforms.

•	Completing a comprehensive Brand Identity study, including development of our tagline “You Can’t Beat the (E)Xperience,” and “Birds of Play” to highlight the various models in our Airbus fleet.

•

Redesigning the GlobalX website, focusing on the B2B markets, transitioning original content on our business case to content highlighting our FAA certification and progress. Included in the redesign is a client portal where contracted charter clients access their documents, payment and flight readiness timelines, catering and other ancillary upsell items, forms, and FAQ’s.

Current Marketing Initiatives

•	Agreements with SmartLynx Airlines (“SmartLynx”):

•

GlobalX has entered into agreements (the “SL Agreements”) with SmartLynx, a Riga Latvia based ACMI/Wet Lease airline that operates seven of the A320 family of aircraft. SmartLynx is owned by Avia Solutions Group, a major aviation conglomerate with seventy-six operating companies providing aircraft maintenance, air charter brokering, aircraft leasing and aircraft wet lease and charter operations.

•

The SL Agreements include (1) an initial investment by SmartLynx into GlobalX of $500,000, in June 2020, which equated to a 7% ownership stake in GlobalX, (2) an agreement to provide services to GlobalX as required in the areas of aircraft delivery inspections, IT outsourcing, consulting and other areas where the expertise and experience of SmartLynx can be effectively utilized, and (3) an agreement for GlobalX and SmartLynx to interchange aircraft during the summer (May through September) and winter (December to April) seasons, under which GlobalX will provide up to two A320 aircraft to SmartLynx in the summer and SmartLynx will provide up to two A320 aircraft to GlobalX in the winter. Due to market conditions, SmartLynx will send one plane in January through April of 2022. These interchanges correspond with the peak seasons for charter operations in the summer for European operators and the winter for North American operators.

•	Part 380 Tour Operator

•

On December 15, 2020, GlobalX announced that it had formed its first tour operator under Part 380 of the U.S. Department of Transportation’s (DOT) regulations called CubaX Air Tours. CubaX will initially apply to operate daily charter flights to Havana, Cuba from Miami International Airport and will utilize GlobalX aircraft to operate the flights, starting in 2021. To facilitate the sale and distribution of tickets, GlobalX signed an agreement with AeroCrs to provide an internet booking engine, access to GDS and a customized travel agency portal for optimal distribution.

This approach will be used with several other major tourism destinations, including Jamaica and Turks and Caicos.

GlobalX Proposed Aircraft Fleet

Critical to GlobalX’s business model is a fleet of modern and cost-effective aircraft. To achieve this objective, GlobalX has selected what it believes is the best overall single-aisle aircraft family to operate. This approach differs from traditional airlines which purchase a variety of aircraft, often from different manufacturers to achieve their operational flight sectors, resulting in increased training, operating and spare part costs. GlobalX conducted research to determine the best aircraft to fly in competition with other narrow-body charter airlines in the single-aisle seat market and, based on its research, GlobalX selected the A320 aircraft family. The following factors support GlobalX’s choice to operate the Airbus A320 and A321 aircraft versus the Boeing family of aircraft:

Cost and Operating factors:

The factors used in aircraft selection include:

Fuel Burn: The A320ceo has an average of 5% less fuel burn per trip compared to its direct competitive aircraft, the 737-800. The A321ceo has an average 2.7% less fuel burn than the 737-900ER.

Aircraft Availability: There are an estimated 300+ A320’s available for lease in 2021 and lease rates for airplanes over 12 years’ old have seen declines in excess of 40% from pre-COVID-19 levels.

Cockpit Crew: There are an estimated 8,500 A320 family aircraft in operation globally creating an extensive pool of available pilots.

Operational Capability. The A320 has a range advantage over the 737-800 and can fly non-stop from Miami to selected airports in North America, South America, the Caribbean, and can be utilized in Europe flying. The A320 has excellent maintenance dispatch reliability and strong availability of spare parts and components, and in management’s opinion, the A320 is the most popular aircraft among low cost airlines.

Passenger comfort:

•

Greater seat width: the A320 family of aircraft has s wider cabin at 146 inches versus 139.2 inches on the 737 family of aircraft. The economy seat set width on the A320 is 18 inches versus 17 inches on the 737.

•	Comparatively greater Cargo Bin Volume for Carry-on Baggage:

•	A320: 344.9 cubic feet versus 340.08 cubic feet for the 737-800

•	A321: 391.8 cubic feet versus 354 cubic feet for the 737-900ER

•	Better Designed Cargo Hold Volume:

•

The A320’s cargo hold volume is 1,323 cubic feet versus 1,591 cubic feet for the 737-800. However, the A320 cargo hold is squarer and taller making it easier to more efficiently load baggage compared to the 737-800 Aircraft Maintenance

To ensure proper line maintenance, GlobalX has signed an agreement with Spirit Airlines, a U.S.-based airline that operates the A320 family of aircraft (including the new A320neo) and serves destinations across the U.S., Latin America and the Caribbean. Spirit will provide on-call and line maintenance for GlobalX, including daily and weekly checks, in support of the GlobalX fleet of A320 and A321 aircraft.

Heavy maintenance such as “C” and “D” checks is expected to be sourced out to FAA-approved service providers using funds from the accrued maintenance reserves paid to lessors under operating leases. GlobalX has calculated an hourly regular maintenance reserve for all maintenance, heavy checks, increased inspections and age-related maintenance items associated with the Airbus A320 fleet. These reserves are taken into account in the overall block hour operating cost targeted by management.

Aircraft Insurance

GlobalX engaged Marsh JLT to place our aircraft insurance program. Marsh is the leading aviation insurance broker, placing over 90% of policies in the United States. In December 2020, Marsh put together a consortium of 14 insurers to secure Aircraft Hull Physical Damage and Airline Liability, Aircraft Hull War, Aviation Excess Liabilities AVN52E and Aircraft Hull Deductible insurance at rates approximately 22% below our budgeted expectation.

Strategy to Address Competitive Response

We expect the existing charter operators based in the U.S. to respond to GlobalX’s entry into the market by lowering their pricing to customers. The expected competitive response typically includes lowered ACMI rates for key contracts. We believe GlobalX’s existing relationships with potential customers and the underserved demand in the U.S., coupled with our newer planes allowing for a more cost-efficient operation, will allow us to address any competitive pressure and grow as anticipated.

Distribution and Sales

GlobalX is actively negotiating a series of contracts with charter brokers and tour operators to drive maximum utilization of GlobalX aviation assets, a key driver of overall profitability. The executive team in place has a demonstrated record of successfully building a robust charter business with similar assets. Ed Wegel served as the President and CEO of Eastern Airlines from 2008 to 2016 and Juan Nunez served as the Chief Pilot and Director of Operations at Eastern Airlines from 2014 to 2017. As members of the management team at Eastern Airlines, these officers successfully built up the charter business from launch, growing annual revenues to $120 million in 3 years.

Operational Achievements

From an operational perspective, GlobalX has:

•	Commenced leasing a fleet of Airbus A320 and A321 medium-range, narrow-body jet airliners to commence charter service.

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Signed an LOI with ST Engineering to lease five converted A321 freighter aircraft. Subject to execution of definitive lease documentation and fulfillment of certain closing conditions, management expects the first aircraft delivered in Q3 2022.

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Signed an LOI with a major lessor to lease four A321F freighter aircraft to be delivered starting in Q2 2022, Subject to execution of definitive lease documentation and fulfillment of certain closing conditions.

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Signed an LOI with a major lessor to lease two A321F freighter aircraft to be delivered starting in 2023, Subject to execution of definitive lease documentation and fulfillment of certain closing conditions.

•	Signed an LOI and subsequent lease with a major lessor to lease an A320 passenger aircraft, our third, that was delivered in September 2021.

•	Signed an LOI and lease with a major lessor to lease an A320 passenger aircraft, our fourth such aircraft, that was delivered in Q4 2021.

•	Signed an LOI and lease with a major lessor to lease two A320 passenger aircraft, our fifth and sixth such aircraft, that were delivered in Q4 2021.

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Signed an LOI with a major lessor to lease an A320 passenger aircraft, our seventh to be delivered in Q1 2022, Subject to execution of definitive lease documentation and fulfillment of certain closing.

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Signed a maintenance agreement with Spirit Airlines, a U.S.-based airline that operates the A320 family of aircraft (including the new A320neo) and serves destinations across the U.S., Latin America and the Caribbean. Spirit will provide on-call and line maintenance for GlobalX, including daily and weekly checks, in support of the GlobalX fleet of A320 and A321 aircraft.

•	Signed an agreement with Airbus for cockpit crew training for all of GlobalX’s cockpit crews.

•	Secured office space in Building 5A at MIA for its corporate headquarters, call center facilities and operations center in this space, and office space in Concourse H of MIA.

•	Entered into a joint venture with Global Aviation Services to form Global Ground Team to handle all ground handling services.

•	Signed contracts and implemented key software systems, including Navblue, Mint, Trax, Intacct, Aerodata and Airlink.

Other Strategic Agreements

Global Crossing Airlines, Inc. (“GlobalX Inc.”) (an operating subsidiary of GlobalX) and Airfleet Resources, Ltd. (“Airfleet”) entered into a Cooperation Agreement dated February 15, 2021. Pursuant to the Cooperation Agreement, GlobalX Inc. authorized Airfleet to act as its partner to assist with arranging the acquisition of used Airbus A320 and A330 family aircraft via purchase or lease. As a partner, Airfleet was authorized to develop target lists of potential lessors or financers, seek such transactions on a direct basis, acquire indicative terms from the prospects, negotiate with potential aircraft providers with the guidance of GlobalX Inc., and oversee transaction documents, subject to certain terms and conditions. The term of this agreement was for 6 months following date of execution. In the event that GlobalX Inc. successfully acquired an aircraft within this term or under certain conditions within the 12 months thereafter, Airfleet was entitled to compensation as described further in the agreement. To date, Airfleet has received $55,085 in compensation pursuant to this agreement.

GlobalX Inc. and SmartLynx Airlines Malta Limited (“SLAS”) entered into a Framework Agreement dated and effective as of June 23, 2020, pursuant to which (i) SLAS agreed to certain share transfer restrictions and advance notice of certain transfers in its ownership of GlobalX, (ii) GlobalX agreed to use best efforts to nominate and recommend the election of one nominee of SLAS to GlobalX’s Board of Directors, (iii) SLAS shall be entitled to appoint an observer to the audit committee and operating committee of Global X, (iv) GlobalX agreed to certain restrictions on entering into related party transactions for a period of eighteen months, and (v) SLAS is entitled to earn Shares of GlobalX, at a deemed price of US$0.50 per share up to a maximum of US$1,500,000 or 3,000,000 shares, based on certain cost-savings obtained by GlobalX resulting from SLAS consulting initiatives. To date, SLAS has not earned any shares of common stock under this agreement.

Regulatory Overview

GlobalX has applied for a Part 121 Air Carrier Certification from the FAA. The FAA uses the Process to ensure that the applicant (also referred to as Certificate Holder) is able to design, document, implement, and audit safety critical processes that do two things: (1) Comply with regulations and safety standards; and (2) manage hazard-related risks in the operating environment.

The purpose of the Process is to determine whether an applicant can conduct business in a manner that complies with all applicable regulations and safety standards and allows the applicant to manage the hazard-related risks in its operating systems and environment. The Process is designed to preclude the certification of applicants who are unwilling or unable to comply with regulations or to conform to safe operating practices.

The Process assures that the applicant’s processes, programs, systems, and intended methods of compliance are thoroughly reviewed, evaluated, and tested. Once completed, the Process provides confidence that the applicant’s infrastructure (programs, methods, and systems) results in continued compliance and provides the applicant with the ability to manage hazard related risks in its operating systems and environment.

The FAA will not issue an air carrier certificate until the Safety Analysis and Promotion Division management, the Certification and Evaluation Program Office (CEPO) management, and Air Carrier Safety Assurance (ACSA) Management are confident and agree that the prospective certificate holder is able to provide service at the highest possible degree of safety in the public interest.

As Title 49 of the United States Code states below, safety is both a priority and a legal responsibility of the Certificate Holder. It is up to the FAA to ensure that the Certificate Holder understands and accepts this duty prior to issuing the Air Carrier Certificate. The FAA receives its authority from:

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Title 49 United States Code (USC), Section 44702, Issuance of Certificates states “When issuing a certificate under this part, the Administrator shall consider the duty of an air carrier to provide service with the highest possible degree of safety in the public interest … “

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Title 49 USC, Section 44705, Air Carrier Operating Certificates, states “The Administrator of the Federal Aviation Administration shall issue an air carrier operating certificate to a person desiring to operate as an air carrier when the Administrator finds, after investigation, that the person properly and adequately is equipped and able to operate safely under this part and regulations and standards prescribed under this part.”

In order to assure that the policies listed above are followed, the FAA:

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Verifies that the applicant can operate safely and that the applicant complies with the regulations and standards prescribed by the Administrator before issuing an air carrier operating certificate and before approving or accepting air carrier programs.

•	Conducts periodic reviews to re-verify that the applicant organization continues to meet regulatory requirements when environmental changes occur.

•	Continually validates the performance of the applicant organization’s approved and accepted programs.

The certification process for Part 121 applicants consists of a pre-application process and a series of five phases and three gates that must be successfully completed when progressing between phases. GlobalX is currently in Phase 4 of the Process.

Phase 1: Pre-application. GlobalX has completed this phase.

This phase begins when an applicant submits a request to CEPO, either thru the Safety Assurance Systems External Portal using region C4 and Office 410 or directly, for a formal application meeting. During this phase, the CEPO team briefs the CHDO on the certification process and conducts the Preliminary Risk Assessment workshop.

Phase 2: Formal Application. GlobalX has completed this phase

A formal application meeting is tentatively scheduled after the FAA receives the formal application submission. Phase 2 ends when the certification project team (CPT) accepts the formal application package and all Phase 2 Gate requirements are met.

Phase 3: Design Assessment. GlobalX has completed this phase

The FAA evaluates the design of the applicant’s operating systems to ensure their compliance with regulations and safety standards, including the obligation to provide service at the highest possible degree of safety in the public interest. This Phase determines if the applicant’s operational system design and Safety Risk Management process meet regulatory requirements. Phase 3 ends when all programs have been accepted or approved, and all Phase 3 Gate requirements have been met.

Phase 4: Performance Assessment: GlobalX has completed this phase

The FAA observes and monitors many types of applicant activities to confirm that the applicant’s operating systems are performing as intended and produce the desired results. This phase requires the operation of an aircraft to aid in the assessment of the applicant’s system design. Proving tests begin only after all Phase 4 Gate requirements are met. Phase 4 ends after the successful completion of the proving tests and all design and performance issues are addressed per the applicant’s SMS.

Phase 5: Administrative functions: GlobalX has completed this phase

The FAA issues an Air Carrier or Operating Certificate and Operations Specifications when the applicant has completed all requirements, phases and gates of the certification process.

Employees

As of the date of this prospectus, GlobalX had 202 employees.

Intellectual Property

GlobalX has obtained a registered trademark in the United States for the taglines: “You can’t beat the experience” and GlobalX has applied for “Birds of play”. In addition the chart below details our intellectual property. All intellectual property has been secured under Class 39 which is defined as:

039 – Air transportation of passengers and freight; air transportation services featuring a frequent flyer bonus program; air transport services; air charter transportation services; transportation and delivery services by air, land and sea; freight transportation consultation services in the field of transportation by air, land or sea; supply chain logistics and reverse logistics services, namely, storage, transportation and delivery of documents, packages, raw materials, and other goods or freight by air, land or sea.

Plan of Operation

To operate as a commercial jet charter or scheduled service airline, GlobalX must have a Part 121 from the FAA and authorization from the DOT to operate. GlobalX has developed its operating procedures and systems for the A320 and the specific operating environment (U.S./LATAM/Europe) in a set of manuals to be approved by the FAA. GlobalX has acquired five A320s and an A321 on lease and has hired and trained sufficient flight crews and flight attendants for the initial fleet. GlobalX has operated the A320 and A321 in a series of proving flights totaling about 110 hours, to evidence our ability to operate efficiently and safely under the systems and procedures manuals that were developed.

Based upon the requirements of the DOT, GlobalX will be required to evidence working capital in cash or readily available funds in an amount equal to at least 25% of forecasted expenses for the first year of operations upon the date of certification.

Having successfully completed the certification process with the FAA, received its Part 121 and Section 401 Certificate of Public Convenience and Necessity from DOT, GlobalX launched GlobalX Charter service with two leased aircraft in Q3 2021.

GlobalX Charter Service

We plan for GlobalX to initially be a charter provider that will focus exclusively on providing customized, non-scheduled passenger air transport services with narrow-body Airbus A320 and A321 aircraft. We expect our primary line of business and focus to be commercial charter services from MIA to destinations throughout North and South America and the Caribbean, with established scheduled airlines that need additional air lift to supplement their own, and established tour and travel operators that sell tour packages in and between these markets.

As GlobalX grows, we also plan to offer passenger charter services to customers in specialty markets, such as providing air lift for political campaigns, professional sports teams and concert tours.

We plan to provide our services through two contract structures: (1) Aircraft, Crew, Maintenance and Insurance (“ACMI”) and (2) Full Service Contracts.

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ACMI contracts are aircraft operational arrangements whereby we would provide the aircraft, crew, maintenance and insurance to a customer for a fee that is generally based on the expected block hours multiplied by a block hour rate which includes a profit margin. An ACMI contract typically includes a minimum block hour commitment per month over the term of the contract.

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Full Service Contract is an aircraft operational arrangement whereby we would provide ACMI, fuel, landing, ground handling and other necessary operating services to a customer for a single fee that is either based on a fixed fee or a fee based on block hours multiplied by a block hour rate. Full Service Contracts generally involve higher rates per block hour than ACMI contracts because we bear greater expenses (such as fuel) in full service contracts compared to ACMI contracts.

We believe operating charter flights will largely insulate our expected profitability from fluctuations in jet fuel prices, which are typically the largest and most volatile expenses for an air carrier. Under all of our planned commercial passenger charter arrangements, our anticipated customers would be responsible for the cost of jet fuel. In addition, consistent with industry practice, we plan for those customers to pay us our contract price for each flight two weeks in advance before we fly.

Because our anticipated ACMI customers would be responsible for fuel costs, our expected commercial ACMI revenues would not be affected directly by fuel price changes. However, a significant increase in fuel prices would likely have an adverse effect on demand for the use of our aircraft, which could have a material adverse effect on our profitability and financial position.

Our commercial Full Service Contract revenues also are expected to be generally less sensitive to increases in fuel costs as we plan to modify full service block hour rates to reflect the fuel costs in our pricing model. Our Full Service Contracts would have a block hour rate adjustment provision to mitigate losses created by differences between the fuel prices stated in the contract and the actual, higher fuel price paid by us.

Labor and Union Issues

GlobalX has adopted a pay philosophy to ensure all employees are paid and offered competitive wages and benefits. In addition, GlobalX grants its key personnel restricted stock units to allow such personnel the right to participate in the growth of the company.

It is our philosophy to ensure all employees understand the role they play in ensuring our company’s success and to allow for an open dialogue with management ensuring expectations are communicated, success is rewarded and the GlobalX culture of getting things done is reinforced.

IT Scalability

Utilizing the newest technology, the Company has designed and is implementing its information technology (IT) infrastructure to be scalable and emphasize automation, allowing GlobalX to maximize growth but minimize its headcount. The Company has designed its IT infrastructure to be managed via three primary pillars: Commercial, Airline Operations, and Corporate. In all instances, we have deployed the latest versions of the best-in-class software systems. This will allow the Company to operate at scale with significantly fewer planes.

Expected Competitive Response

We anticipate the competition could react a number of ways. This would include, but not limited to, lowering block hour rates they charge clients to maintain their market share, add more modern aircraft to their fleets to compete, provide on board amenities such as Wi-Fi at lower or no cost compared to GlobalX and finally adding In Flight Entertainment to their aircraft

Leases

The 2018 Airline Use Agreement (“Airline Use Agreement”) was entered into as of August 13, 2021 by and between Miami-Dade County, a political subdivision of the State of Florida through its Aviation Department, and Global Crossing Airlines LLC (“GlobalX LLC”), an air carrier authorized to do business in the State of Florida and an operating subsidiary of GlobalX. The Airline Use Agreement granted Global Grossing Airlines LLC the right to use the Miami International Airport (“MIA”) for the conduct of its air transportation business including the right to use the MIA’S airfield facilities, the use of common and preferential use facilities and other facilities leased or used by the airline, and the use of all appurtenances, facilities, improvements, equipment, and services provided for common use at or in connection with the airport. GlobalX LLC agrees to pay all landing fee rates, terminal building rents and user fees and the fees and charges for all other facilities at MIA. The rights granted to GlobalX LLC are subject and limited by rules and regulations applicable to the airport, payment of fees and charges, the terms of any lease, license or permit, signed by MIA or proffered to GlobalX LLC. GlobalX LLC may designate an affiliated airline to be entitled to the rights and comply with the responsibilities and obligations of this agreement. Subject to earlier termination in certain limited circumstances, the Airline Use Agreement is effective until April 30, 2033.

In addition to the Airline Use Agreement, GlobalX LLC, leases administrative office space from Miami-Dade County, a political subdivision of the State of Florida. Although this lease has expired, GlobalX LLC has negotiated a new lease for these premises and is awaiting execution of this new lease by Miami-Dade County. Although the Company is awaiting execution of the new lease by Miami-Dade County, the parties are currently operating under the terms of this new lease, the material terms of which are as follows: the leased premises are authorized to be used for administrative offices related to GlobalX LLC’s business activities; the term of the lease is month to month, not to exceed two years, commencing on November 1, 2021 and terminating on October 31, 2023; annual rent for the leased premises is $258,073.50, payable in twelve equal monthly installments of $23,756.13 on the first day of each month; and GlobalX LLC is required to post a security deposit equal to two times the required monthly rent.

Insurance

We maintain insurance policies we believe are of types customary in the airline industry and as required by the DOT, lessors and other financing parties. The policies principally provide liability coverage for public and passenger injury; damage to property; loss of or damage to flight equipment; fire; auto; directors’ and officers’ liability; advertiser and media liability; cyber risk liability; fiduciary; workers’ compensation and employer’s liability; and war risk (terrorism).

Foreign Ownership

Under federal law and DOT policy, we must be owned and controlled by U.S. citizens. The restrictions imposed by federal law and DOT policy currently require that at least 75% of our voting stock must be owned and controlled, directly and indirectly, by persons or entities who are citizens of the United States (“U.S. citizens”), as that term is defined in 49 U.S.C. §40102(a)(15), that our president and at least two-thirds of the members of our board of directors and other managing officers be U.S. citizens, and that we be under the actual control of U.S. citizens. In addition, at least 51% of our total outstanding stock must be owned and controlled by U.S. citizens and no more than 49% of our stock may be owned or controlled, directly or indirectly, by persons or entities who are not U.S. citizens and are from countries that have entered into “open skies” air transport agreements with the United States which allow unrestricted access between the United States and the applicable foreign country and to points beyond the foreign country on flights serving the foreign country. We are currently in compliance with these ownership provisions.

Government Regulation

Aviation Regulation

The airline industry is heavily regulated, especially by the federal government. Two of the primary regulatory authorities overseeing air transportation in the United States are the DOT and the FAA. The DOT has authority to issue certificates of public convenience and necessity, exemptions and other economic authority required for airlines to provide domestic and foreign air transportation. International routes and international code-sharing arrangements are regulated by the DOT and by the governments of the foreign countries involved. A U.S. airline’s ability to operate flights to and from international destinations is subject to the air transport agreements between the United States and the foreign country and the carrier’s ability to obtain the necessary authority from the DOT and the applicable foreign government.

The U.S. government has negotiated “open skies” agreements with many countries, which allow unrestricted access between the United States and the applicable foreign country and to points beyond the foreign country on flights serving the foreign country. With certain other countries, however, the United States has a restricted air transportation agreement.

The FAA is responsible for regulating and overseeing matters relating to the safety of air carrier flight operations, including the control of navigable air space, the qualification of flight personnel, flight training practices, compliance with FAA airline operating certificate requirements, aircraft certification and maintenance requirements and other matters affecting air safety. The FAA requires each commercial airline to obtain and hold an FAA air carrier certificate. We currently hold an FAA air carrier certificate.

Consumer Protection Regulation

The DOT also has jurisdiction over certain economic issues affecting air transportation and consumer protection matters, including unfair or deceptive practices and unfair methods of competition, lengthy tarmac delays, airline advertising, denied boarding compensation, ticket refunds, baggage liability, contracts of carriage, customer service commitments, consumer notices and disclosures, customer complaints and transportation of passengers with disabilities. The DOT frequently adopts new consumer protection regulations, such as rules to protect passengers addressing lengthy tarmac delays, chronically delayed flights, codeshare disclosure and undisclosed display bias. They also have adopted, and do adopt, new rules on airline advertising and marketing practices. The DOT also has authority to review certain joint venture agreements, marketing agreements, code-sharing agreements (where an airline places its designator code on a flight operated by another airline) and wet-leasing agreements (where one airline provides aircraft and crew to another airline) between carriers and regulates other economic matters such as slot transactions.

Security Regulation

The TSA and the CBP, each a division of the U.S. Department of Homeland Security, are responsible for certain civil aviation security matters, including passenger and baggage screening at U.S. airports, and international passenger prescreening prior to entry into or departure from the United States. International flights are subject to customs, border, immigration and similar requirements of equivalent foreign governmental agencies. We are currently in compliance with all directives issued by such agencies.

Environmental Regulation

We are subject to various federal, state, foreign and local laws and regulations relating to the protection of the environment and affecting matters such as air emissions (including GHG emissions), noise emissions, discharges to surface and subsurface waters, safe drinking water, and the use, management, release, discharge and disposal of, and exposure to, materials and chemicals.

We are also subject to environmental laws and regulations that require us to investigate and remediate soil or groundwater to meet certain remediation standards. Under certain laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of wastes directly attributable to us.

GHG Emissions

Concern about climate change and greenhouse gases has resulted, and is expected to continue to result, in additional regulation or taxation of aircraft emissions in the United States and abroad. In particular, on March 6, 2017, the ICAO an agency of the United Nations established to manage the administration and governance of the Convention on International Civil Aviation, adopted new carbon dioxide, or CO2 certification standards for new aircraft beginning in 2020. The new CO2 standards will apply to new aircraft type designs from 2020, and to aircraft type designs already in production as of 2023. In-production aircraft that do not meet the standard by 2028 will no longer be able to be produced unless their designs are modified to meet the new standards. In August 2016, the EPA made a final endangerment finding that GHG emissions cause or contribute to air pollution that may reasonably be anticipated to endanger public health or welfare, which obligates the EPA under the Clean Air Act to set GHG emissions standards for aircraft. In August 2020, the EPA issued a proposed rule regulating GHG emissions from aircraft that largely conforms to the March 2017 ICAO standards. However, on January 20, 2021, the new presidential administration, which is expected to promote more aggressive policies with respect to climate change and carbon emissions, including in the aviation sector, announced a freeze with respect to all pending rulemaking. Accordingly, the outcome of this rulemaking may result in stricter GHG emissions standards than those contained in the proposed rule.

In addition, in October 2016, the ICAO adopted the CORSIA, which is a global, market-based emissions offset program designed to encourage carbon-neutral growth beyond 2020. The CORSIA will increase operating costs for us and other U.S. airlines that operate internationally. The CORSIA is being implemented in phases, with information sharing beginning in 2019 and a pilot phase beginning in 2021. Certain details are still being developed and the impact cannot be fully predicted.

Noise

Federal law recognizes the right of airport operators with special noise problems to implement local noise abatement procedures so long as those procedures do not interfere unreasonably with interstate and foreign commerce and the national air transportation system, subject to FAA review under the Airport Noise and Control Act of 1990. These restrictions can include limiting nighttime operations, directing specific aircraft operational procedures during take-off and initial climb and limiting the overall number of flights at an airport. While we have had sufficient scheduling flexibility to accommodate local noise restrictions in the past, our operations could be adversely impacted if ICAO or locally imposed regulations become more restrictive or widespread.

Other Regulations

Airlines are also subject to various other federal, state, local and foreign laws and regulations. For example, the U.S. Department of Justice has jurisdiction over certain airline competition matters. The privacy and security of passenger and employee data is regulated by various domestic and foreign laws and regulations.

Impact of the COVID-19 Pandemic on Our Operations

The COVID Pandemic has created an unprecedented opportunity for GlobalX. When looking to launch an airline there are three primary barriers to entry; certification, access to airplanes and access to crew. The Pandemic has caused immense harm to the existing airline business, tens of thousands of people have been laid offer and thousands of planes have been moved to long term storage. The has created an opportunity for GlobalX to hire highly experience and qualified staff in addition to acquiring planes at rates more than half of those required Pandemic. Combine these two elements and it is our belief that GlobalX is positioned to secure a substantial cost advantage over existing competition in the near term.

Effect of the Pandemic on aircraft availability. Due to the downturn caused by the COVID-19 pandemic, the lease terms to GlobalX for the aircraft it has leased in 2020 and plans to lease in 2021 have been favorably impacted by: (1) greater availability of aircraft in the required time frame; (2) lower lease cost; (3) a greater willingness for lessors to provide GlobalX, as a start-up airline, aircraft without onerous aircraft deposit and security conditions; (4) lessened impact of a licensing delay or other start-up delays on the cost of leased aircraft not flying; and (5) sister ship availability, which is desirable because such aircraft are configured similarly reduces the complexity of maintenance and the availability of spare parts inventory.

Effect of Pandemic on Aircraft Leasing Rates. The COVID-19 pandemic has significantly reduced the leasing rates for numerous aircraft, including the Airbus A320-200 aircraft. Pre-pandemic reasonable leasing quotes ranged from $150,000- $200,000 per month depending on the age of the aircraft. In the current environment rates have declined by over 40% to a range of $85,000 to $115,000 depending on the age of the aircraft. GlobalX is currently evaluating proposals from over 20 leasing companies.

Litigation

On October 1, 2021, GEM commenced an action in the Supreme Court of the State of New York, County Of New York against the Company (the “GEM Litigation”). GEM claims the Company breached a May 4, 2020 promissory note (the “Note”) pursuant to which the Company agreed to make certain payments to GEM in an aggregate amount of CDN $2,000,000 (the “Fee”) in consideration for GEM and GEM Global Yield LLC SCS (collectively the “GEM Parties”) entering into a share subscription agreement (the “SSA”) providing for the GEM Parties to purchase up to CDN$100,000,000 worth of common shares in the Company upon the occurrence of certain events. GEM claims that the Company failed to pay the first installment of the Fee on May 4, 2021 as due and that the full CDN$2,000,000 of the Fee is accelerated and due now.

The Company claims that the GEM Parties breached the SSA by, among other things, selling the Company’s common shares when prohibited from doing so pursuant to the SSA, as part of a stock manipulation scheme, and that such breach excuses the Company from paying the Fee. The Company is opposing the relief GEM seeks and cross-moving to stay the GEM Litigation on several bases including that (i) the parties agreed to arbitrate any dispute, (ii) GEM’s suit is procedurally improper, and (iii) the GEM Parties’ breach of the SSA excuses the Company from paying the Fee. The Company’s opposition papers were filed on November 19, 2021, at which point GEM will have an opportunity to file reply papers. Given the backlog of cases at the court due to COVID and other factors, the Company cannot estimate when the court will rule on the parties’ respective filings.

Corporate History

The Company was formed by reverse takeover of Canada Jetlines, Ltd. by Global Crossing Airlines, Inc. on June 23, 2020.

The Company was originally incorporated in British Columbia, Canada on September 2, 1966 under the name Shasta Mines & Oil Ltd. On February 4, 1975, the Company changed its name to International Shasta Resources Ltd. On May 20, 1994, the Company changed its name to Consolidated Shasta Resources Inc. On November 23, 1994, the Company changed its name again to Lima Gold Corporation and on September 21, 1999, the Company again changed its name to International Lima Resources Corp. On March 1, 2004, the Company changed its name to Crosshair Exploration & Mining Corp. On June 1, 2004 the Company transitioned (from a provincially incorporated entity to a federally incorporated entity) under the Business Corporation Act (British Columbia)

(BCBCA). On October 28, 2011, the Company changed its name to Crosshair Energy Corporation. On September 17, 2013, the Company changed its name to Jet Metal Corp. On February 28, 2017, the Company continued as a corporation governed by the Canada Business Corporations Act and changed its name to Canada Jetlines Ltd.

On June 23, 2020, the Company (at the time named Canada Jetlines Ltd.) consummated a business combination with Global Crossing Airlines, Inc.

On December 22, 2020, the Company changed its jurisdiction of incorporation from the Province of British Columbia, Canada to the State of Delaware (the “U.S. Domestication“). In connection with the U.S. Domestication, the Company changed its name to “Global Crossing Airlines Group Inc.”

Global Crossing

Name	Place of incorporation	Interest%	Principal activity
Global Crossing Airlines, Inc.	Delaware, United States	100% ownership by Global Crossing Airlines Group Inc.	Start-up of a US charter airline
Global Crossing Airlines, LLC	Florida, United States	100% ownership by Global Crossing Airlines, Inc.	Operating Company
GlobalX Ground Team, LLC	Florida, United States	50% ownership by Global Crossing Airlines, Inc.	Airline ground services
CubaX Air Tours, LLC	Florida, United States	100% ownership by Global Crossing Airlines Inc.	Air charter service
GlobalX A320 Aircraft Acquisition Corp.	British Columbia, Canada	100% ownership by Global Crossing Airlines Group Inc.	Inactive subsidiary
GlobalX A321 Aircraft Acquisition Corp, Inc.	Nevada, United States	100% ownership by GlobalX A320 Aircraft Acquisition Corp.	Inactive subsidiary
GlobalX Travel Technologies, Inc.	Delaware, United States	100% ownership by The Company	Acquire and develop travel technology

Corporate Information

Our principal executive offices are located at Building 5A, Miami International Airport, Miami, Florida 33166 and our telephone number is (305) 869-4780.

Our website is www.Globalairlinesgroup.com. The information found on our website is not part of this prospectus.

MANAGEMENT

Directors and Executive Officers

The following table lists the names, ages and positions of our current executive officers and directors:

Name	Age	Title
Non-Employee Directors
Alan Bird(1)	60	Director
Joseph DaGrosa, Jr.(2)	56	Director
T. Allan McArtor	78	Vice Chairman, Director
John Quelch	69	Director
Zygimantas Surintas(1)	30	Director
Deborah Robinson(2)	58	Director
David Ross	42	Director
William Shuster	60	Director
Cordia Harrington	68	Director

Executive Officers and Employee Directors

Edward J. Wegel	62	Chairman, Chief Executive Officer and Founder
Ryan Goepel	46	Executive Vice President, Chief Financial Officer, Director
Juan Nunez	49	Chief Operating Officer
Mark Salvador	45	Chief Marketing Officer
George Hambrick	74	Chief Safety Officer
Sheila Paine	67	Group Secretary

(1)	Member of the audit committee
(2)	Member of the compensation committee

Each of the directors will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

Directors

A brief biography of each of our directors is set forth below.

Edward J. Wegel serves as our Chairman and Chief Executive Officer. Mr. Wegel is a seasoned airline executive with 35 years of broad experience in financing, operations, and distribution. Mr. Wegel has served as a board member of public and private airlines, including Atlantic Coast Airlines, BWIA International Airlines and Eastern Airlines. Mr. Wegel is an experienced deal-maker who has led initial public offerings, privatizations, major aircraft orders, and alliance negotiations. He has extensive company restructuring experience. He served as the President and CEO of Eastern Air Lines Group from April 2008 through December 2016, Founder and President of Avi8 air capital, an aviation consulting practice from January 2017 through today before his current role of Chairman and CEO of GlobalX in September 2019.

Other accomplishments include: drafted the first business plan for JetBlue; focused on the then relatively new Airbus A320s and chose JFK as its base of operations; created Republic Airways with an industry-leading order for 80 EMB 145 aircraft in 1998; oversaw the acquisition of Chautauqua Airlines (where he served as Chief Executive Officer); and conceived and led the privatization and financing of BWIA International Airways, Trinidad, operating 20 L1011 and MD-80 aircraft and serving as National Airline for Trinidad, Guyana, St. Lucia, and Barbados, among and other island nations. As Chief Executive Officer, in 1995, Mr. Wegel achieved BWIA’s first ever profit in 57 years (BWIA International Airways now operates as Caribbean Airlines);

co-founded Atlantic Coast Airlines / United Express in 1990, one of the first United Airlines regional airlines. Mr. Wegel served as head of finance and as a board member for Atlantic Coast Airlines, leading over $100 million in financing for operations and aircraft finance. Mr. Wegel served as a commissioned officer in the U.S. Army and received an MBA from the University of Northern Colorado after graduating from the United States Military Academy at West Point.

Allan McArtor was elected to the GlobalX board in January 2021 and serves as Vice Chairman. He served as Chairman of Airbus Americas, Inc. from 2001 to 2018, retiring as Chairman Emeritus. Before joining Airbus he was founder chairman and CEO of Legend Airlines, a regional airline based at Dallas Love Field, Texas. He was appointed by President Ronald Reagan and served as the FAA Administrator from 1987 to 1989.

Mr. McArtor served on the senior management team of Federal Express from 1979 to 1987 and 1989 to 1994, first as Senior Vice President Telecommunications during the development of FedEx’s extensive satellite-based digital network and subsequently as Senior Vice President Air Operations for FedEx, where he oversaw all of the airline operations including maintenance, strategic planning. and flight operations, as well as aircraft fleet acquisition.

Mr. McArtor was an active duty Air Force officer from 1964 to 1979 during which he served as a combat fighter pilot, an Associate Professor of Engineering Mechanics at the Air Force Academy, and a pilot with the U.S. Air Force’s Thunderbirds Aerial Demonstration Team.

He is a 1964 graduate of the U.S. Air Force Academy (BSE) where he was Cadet Wing Commander and he holds a master’s degree MSE from Arizona State University.

John Quelch was elected to the GlobalX board in January 2021. Mr. Quelch has served as the dean and senior associate dean at three internationally-recognized business schools. He is currently Dean and Professor of the University of Miami Business School since July 2017. Prior to joining the University of Miami, Mr. Quelch was a Professor of Business Administration at Harvard Business School. He also held a joint appointment as professor of health policy and management at the Harvard T.H. Chan School of Public Health.

Prior to his most recent time at Harvard, Mr. Quelch was dean, vice president and distinguished professor of international management of the China Europe International Business School (CEIBS) from 2011 until 2013. From 1998 to 2001, Mr. Quelch served as dean of the London Business School, where he helped transform the school into a globally competitive institution, and launched seed capital funds to invest in student and alumni start-ups. He served as senior associate dean of Harvard Business School from 2001 to 2010.

Mr. Quelch is the author, co-author or editor of 25 books, as well as numerous business case studies on leading international organizations. Mr. Quelch has served on numerous corporate, non-profit and public agency boards, including a nine-year term as chairman of the Massachusetts Port Authority and service on the corporate boards of directors including easyJet and Reebok. He is a member of both the Trilateral Commission and the Council on Foreign Relations.

Mr. Quelch earned his B.A. and an M.A. from Exeter College, Oxford University; an MBA from the Wharton School of the University of Pennsylvania; an SM from the Harvard T.H. Chan School of Public Health; and a DBA in business from Harvard Business School. He was appointed a Commander of the Order of the British Empire (CSE) in 2011 and, in 2017, was elected a member of the American Academy of Arts and Sciences.

Alan Bird was elected to the GlobalX board in June 2020. Mr. Bird has over 25 years of experience in the airline finance industry, holding senior financial and advisory positions, including executive positions with VivaAerobus, Tiger Airways, and British Midland. From 2017 to the present, Mr. Bird has served as an advisor to Irelandia Aviation with respect to Viva Air, Viva Columbia and Viva Peru. From 2012 to 2017 he was the Chief Financial Officer for VivaAerobus where he helped build one of the most efficient airlines in the world.

Previously, Mr. Bird was the Chief Financial Officer at Tiger Airways, a low-cost airline in Asia. Prior to his role with Tiger Airways, he was the Finance Director at British Midland Airlines for over a decade. Mr. Bird is also a Project Advisor to Irelandia Aviation, a low-cost carrier. Mr. Bird is a Chartered Accountant and holds an honors degree in Mathematical Economics from Birmingham University.

Joseph DaGrosa, Jr. has been a member of the board of directors of GlobalX since June 2020. Mr. DaGrosa currently serves as Chairman of DaGrosa Capital Partners LLC, a private equity firm focused on making control and influential minority investments in companies throughout the United States, Western Europe and Latin America, having served in that role since February 2020. Mr. DaGrosa is a co-founder of 1848 Capital Partners LLC (“1848”), having co-managed the firm from its founding in 2003 until 2016 and having served as a member of the firm’s investment committee. Mr. DaGrosa also served as co-chairman or as a board member for the following 1848 portfolio companies: Eastern Airlines, Brazil Tower Company, and Jet Support Services, Inc. Mr. DaGrosa served as Founder and Senior Partner at Core Values Partners LLC (“Core Values”), during which time Mr. DaGrosa co-founded the Heartland Food Corp., a Core Values’ portfolio platform company used to acquire two hundred and forty eight (248) Burger King restaurants out of bankruptcy (and in workout situations), creating the second largest franchisee in the Burger King system. Heartland was successfully sold in December 2006 to an affiliate of the Blackstone Group. Mr. DaGrosa was a partner at MapleWood Partners LP, a Miami- based private equity firm, where he served as a member of the Executive and Investment Committees and was co-head of the firm’s Transaction Team. Prior to MapleWood Partners LP, Mr. DaGrosa was a vice president for PaineWebber, Inc. (now part of UBS) in its Special Accounts Group. Mr. DaGrosa holds a Bachelor of Science degree in Finance, Accounting and Statistics from Syracuse University.

Ryan Goepel serves as our Chief Financial Officer. Mr. Goepel is the Chief Financial Officer of Avi8. He is also the Chief Financial Officer of Global Crossing Airlines, Inc. since February 2020, and was elected to the board of directors of GlobalX in June 2020. Mr. Goepel is a seasoned finance and operations executive with over 20 years of experience, most recently serving as Chief Financial Officer for Flair Airlines Canada from August 2018 to November 2019 to transition from a Boeing 737 charter operator to a profitable, low-cost scheduled service carrier. Profitability was achieved at Flair through the modernization of the fleet, optimization of the flight schedule to focus and grow profitable routes, revamping key personnel, and the installation of a data driven, cost conscious operating mentality while preserving best-in-class safety, reliability and on time performance. Prior to Flair, Mr. Goepel served as Chief Financial Officer for Viking Exploration, an international oil and gas company, from December 2016 to August 2018, where he raised seed capital from a broad group of investors. Prior to Viking Exploration, Mr. Goepel served as Chief Financial Officer of CC Reservoirs, a Geoscience software company, from April 2015 to December 2016, where he was responsible for the accounting, compliance, treasury, tax, and strategic planning functions and was instrumental in establishing new offices and entities in South America, the Middle East and the Far East. Prior to CC Reservoirs, Mr. Goepel served as Chief Financial Officer of ZEiTECS, an artificial lift technology company, from December 2010 to April 2015, where he oversaw its sale to Schlumberger; KBR Services Business Unit Finance Leader overseeing 12,000 employees growing revenue from $300 million to $3 billion. In addition, Mr. Goepel served as the Director of Global Finance during the Burger King turnaround that culminated with its first ever public debt raise and successful initial public offering. He is a Certified Management Accountant, with an MBA from Texas A&M University and Bachelor of Arts from the University of British Columbia.

Deborah Robinson. Ms. Robinson founded Bay Street HR in 2001, an outsourced human resources service provider to start-ups and mid-sized companies and remains on as Managing Partner. Prior to founding Bay Street HR, Ms. Robinson was Executive Director at CIBC World Markets from November 1995 until December 2000 where she oversaw human resources for Global Investment Banking. She also held senior HR positions at Fidelity Investments and American Express Travel in Boston and New York City. Ms. Robinson has been a Director and Chair of the Human Resources and Compensation Committee of Park Lawn Corporation (PLC-tsx) since June 2019 and a Director of Blockchain Foundry (BCF-csx) since July 2018. Ms. Robinson also serves on the board of Best Buddies Canada, a global charitable organization dedicated to supporting individuals with intellectual disabilities. She is a graduate of the University of Toronto, Rotman School Directors Education Program (2010) and holds an ICD designation.

Zygimantas Surintas was elected to the GlobalX board in June 2020. Mr. Surintas has been the CEO and a director of SmartLynx Airlines since 2016. Smartlynx is Europe’s leading ACMI operator operating at its peak with 23 Airbus aircraft. Mr. Surintas also serves as the Executive Director of the Lithuanian Basketball League and as a member of the Board of Chapman Freeborn, one of the largest Air Chartering company in the world. Mr. Surintas has a Bachelor of Law from Mykolo Romerio University.

David Ross was elected to the GlobalX board in April 2020. He is currently Executive Vice President – Roadrunner Freight. He also serves as Chief Strategy Officer for Ascent Global Logistics. Mr. Ross was most recently Managing Director and Group Head of Stifel’s Global Transportation & Logistics Equity Research practice. During his tenure at Stifel, his awards included ranking #1 in stock picking multiple times in the Wall Street Journal’s Best on the Street Analysts Survey and in Financial Times/StarMine America’s Top Analysts report. He is the former author of the monthly Cass Transportation Index Report, speaks regularly at industry conferences, and has advised supply chain leaders and executives of both public and private carriers, shippers, and 3PLs on operations and strategy.

Before joining Stifel in 2005, he was an analyst with Legg Mason Capital Markets, worked briefly in the industry at RailWorks Corp., and began his career as an analyst in the global investment banking division of Deutsche Banc Alex Brown. Mr. Ross received his undergraduate degree from Georgetown University and is a CFA charter holder.

William Shuster was elected to the GlobalX board in May 2021. Congressman Shuster served in the US House of Representatives representing the Pennsylvania 9th Congressional District from 2001 until 2019. During that time, he served on several key committees, most notably the House Transportation and Infrastructure Committee. In 2013, Congressman Shuster because Chairman of the T&I Committee and held that position until his retirement in 2019. One of his key legislative initiatives was the FAA Re-Authorization Act of 2018, as well as spearheading significant legislation aimed at strengthening the infrastructure of America’s air and rail transportation systems.

Congressman Shuster is currently a Senior Policy Advisor at Squire Patton Boggs in Washington, D.C. and provides strategic advice to clients on a wide range of public policy issues in transportation and infrastructure.

Prior to his Congressional career, Congressman Shuster was a successful business executive with multi-national experience and also was a small business owner. He holds a BA from Dickinson College and an MBA from American University in DC.

Cordia Harrington. Cordia Harrington has served on our Board of Directors since June 2021. Since 1996, Ms. Harrington has served as Chief Executive Officer and Founder of The Bakery Cos., a manufacturer in the wholesale baking, frozen dough and storage industries. From 1990 to 1998, Ms. Harrington owned and operated three McDonald’s franchises. From 2007 to 2013, she served on the Board of Directors of the Federal Reserve Bank of Atlanta, Nashville Branch. Ms. Harrington served on the Emergent Cold Board of Directors and the Tennessee Education Lottery Board. She is a member of the Chief Executives Organization Board of Directors (President- Elect), American Bakers Association Board of Directors (President-Elect), the Belmont University Board of Trustees, and the Women Corporate Directors. She holds a BSHE from the University of Arkansas at Fayetteville.

Officers

Juan Nunez, Chief Operating Officer, VP Flight Operations, and Director of Operations – Mr. Nunez has over 25 years of airline experience and has served as Chief Pilot and assistant Director of Operations for Eastern Air

Lines and a Chief Pilot for 21 Air. He has logged over 3,500 Pilot in Command (“PIC”) hours under Part 121 and 12,000+ hours as a Pilot, Check Pilot, and Instructor. He is type rated on Boeing 737/757/767/747 aircraft and has operated charters worldwide under ETOPS (Atlantic & Pacific) and CAT II-III operating conditions.

Mark Salvador, Chief Marketing Officer – Mr. Salvador has over 17 years of experience in the travel industry with successful tenures at Carnival Corporation, where he served as Global Head of Business Development for six cruise brands, and Royal Caribbean International where he was the Head of Gaming for two cruise brands. He also held progressive leadership positions with Caesars Entertainment. Mark has extensive experience developing air charter programs. He holds a B.S. in Marketing and International Business from the University of Dayton.

George Hambrick, Chief Safety Officer – Mr. Hambrick has over 53 years of experience in military and commercial aviation as an Army aviator, major airline Captain flying 777s, and as a senior FAA Inspector. Mr. Hambrick has over 4,500 hours flying rotary wing aircraft and over 12,000 flying fixed wing commercial jet aircraft. He has flown off-shore helicopter operations and retired after twenty years in the United States Army and Air Force. He then joined American Airlines, where he flew multiple aircraft types including the 777, and after retirement he worked for the Federal Aviation Administration (FAA) as both a Senior Aviation Analyst and an Aviation Safety Inspector and Manager. Mr. Hambrick is an industry wide recognized aircraft safety expert with deep knowledge of the Safety Management System (SMS), OSHA, ICAO, IATA and FAA. He has worked with domestic and foreign governments and operators in many safety-related fields. Mr. Hambrick graduated from Louisiana Tech University with a BS in Aviation Technology and from the US Air Command and Staff College. He also attended the University of Southern California (USC) Flight Safety Degree Program.

Sheila Paine, Group Secretary – For the past 13 years, Ms. Paine has acted as Corporate Secretary for a number of public companies trading on various stock exchanges. Ms. Paine has over 30 years’ experience as a senior paralegal/legal assistant, specializing in corporate, securities and regulatory matters. Ms. Paine was the long-time corporate secretary of Canada Jetlines before its reorganization as GlobalX. Ms. Paine is also employed by King & Bay West Management Corp. in British Columbia.

Director and Executive Officer Qualifications

The Company has not formally established any specific, minimum qualifications that must be met by each of its officers or directors or specific qualities or skills that are necessary for one or more of its officers or members of our board of directors to possess. However, the Company expects generally to evaluate the following qualities in evaluating candidates for director and officer positions: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our Company’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

A majority of the members of our board of directors meet the criteria for independence under applicable SEC and Nasdaq rules. The Nominating and Governance Committee of our board of directors will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by our board of directors.

The above-mentioned attributes, along with the leadership skills and other experiences of the Company’s officers and our board of directors members described above, are expected to provide the Company with a diverse range of perspectives and judgment necessary to facilitate the Company’s goals of stockholder value appreciation through organic and acquisition growth.

Number and Terms of Office of Officers and Directors

We currently have eight directors serving on our board of directors. Our board of directors oversees the business affairs of the Company and monitors the performance of management. In accordance with our corporate governance guidelines, our board of directors does not involve itself in day-to-day operations of our business. The directors keep themselves informed through discussions with the Chairman and Chief Executive Officer of our Company, and other key executives, and by reviewing the reports and other materials that managements provides to them and by participant in meetings of our board of directors and committees of our board of directors. Our directors hold office until their successors have been elected and qualified unless the director resigns or is removed by reason of death or other cause is unable to serve in the capacity of director.

Our certificate of incorporation and bylaws provide that only our board of directors may fill vacancies on our board of directors by a vote of the majority of the members of our board of directors then in existence, although less than a quorum, at any meeting of our board of directors.

Our officers are elected by our board of directors and serve at the discretion of our board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that the Company’s officers will consist of an Chief Executive Officer and a Secretary, and may also consist of an Executive President, Executive Chief Operating Officer, Executive Chief Financial Officer, one or more Business Unit Presidents and one or more Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries and such other offices as may be determined by our board of directors.

Director Independence

In connection with this offering, we expect to apply to list our common stock on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period following the completion of this offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the completion of this offering. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise such director’s ability to exercise independent judgment in carrying out his/her responsibilities. As a result of this review, our board of directors determined that all of our directors, except for Edward J. Wegel and Ryan Goepel, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

Currently, our leadership structure does not separate the roles of Chairman of the Board and Chief Executive Officer, with Mr. Wegel serving as both our Chairman of the Board and Chief Executive Officer. Our board believes that combining these roles provides the appropriate balance between strategy development and flow of information between management and the board of directors. We believe this provides appropriate guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of all of our stakeholders, including customers, employees, and other stakeholders.

Board Committees

Our board of directors will establish prior to the completion of this offering an audit committee and a compensation committee, each of which will have the composition and responsibilities described below as of the completion of this offering. Each of the below committees will have a written charter approved by our board of directors. Upon completion of this offering, copies of each charter will be posted on the investor relations section of our website. Members serve on these committees will serve until their resignation or until otherwise determined by our board of directors.

Audit Committee

Effective upon the effectiveness of the registration of which this prospectus is a part, our audit committee will be comprised of Alan Bird, Zygimantas Surintas, with Alan Bird as the chairperson of our audit committee. Our board of directors has determined that the composition of our audit committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations, and that each member of our audit committee is financially literate. In addition, our board of directors has determined that Alan Bird is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on him any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	the qualifications, independence and performance of our independent auditors;

•	the preparation of the audit committee report to be included in our annual proxy statement;

•	our compliance with legal and regulatory requirements;

•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and

•	reviewing and approving related-person transactions.

Compensation Committee

Effective upon the effectiveness of the registration of which this prospectus is a part, our compensation committee will comprise Deborah Robinson and Joseph DaGrosa Jr., with Ms. Robinson as the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our compensation committee is responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;

•	evaluating and recommending non-employee director compensation arrangements for determination by our board of directors;

•	administering our cash-based and equity-based compensation plans; and

•	overseeing our compliance with regulatory requirements associated with the compensation of directors, officers and employees.

Code of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors will adopt a new code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive and senior officers. The full text of our code of business conduct and ethics will be posted on the investor relations section of our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules.

Compensation Committee Interlocks and Insider Participation

Both of our executive officers serve as a member of the board of directors.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation that will become effective in connection with the completion of this offering contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and our bylaws that will become effective in connection with the completion of this offering require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL.

Prior to this offering, we intend to enter into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Non-Employee Director Compensation

During the year ended December 31, 2020, none of our non-employee directors received any fees or reimbursement of any expenses (other than customary expenses in connection with the attendance of meetings of our board of directors) or any equity or non-equity awards. Each of our Chairman and Chief Executive Officer, Mr. Wegel, as well as our Executive Vice President and Chief Financial Officer, Mr. Goepel, received no compensation for his service as a director. The compensation as a named executive officer for each of Mr. Wegel and Mr. Goepel is set forth below under “Executive Compensation—Summary Compensation Table.”

Prior to this offering, we did not have a formal policy to provide any cash or equity compensation to our non- employee directors for their service on our board of directors or committees of our board of directors.

Beginning after this offering, our non-employee directors will receive annual cash compensation of $6,000 per calendar quarter for service on the board, and additional cash compensation for the chairperson and committee members as set forth below. All cash payments will be made quarterly in arrears, and pro-rated for any partial quarters of service.

Prior to the date of this offering, options to purchase 150,000 Company common stock were issued to certain non-employee directors in connection with service on the Board: 50,000 options granted to each of Joe DaGrosa, Alan Bird, and Deborah Robinson. These option grants have an exercise price of $0.25 and vest in three tranches over two years. Subsequently, John Quelch was awarded the option to purchase 50,000 shares of the common stock when he joined the company as an advisor. The option grants to Mr. Quelch have an exercise price of $0.78CAD ($0.58USD) and vest in three tranches over two years.

During 2020, none of the members of our non-employee directors received any compensation from the Company for their services on the board, except as set forth below.

Name	Fees earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards(2)	All Other Compensation ($)	Total ($)
Alan Bird	$24,000	$10,441	$8,218	$—	$42,659
Joseph DaGrosa, Jr.	$0	$10,441	$8,218	$—	$18,659
Deborah Robinson	$24,000	$10,441	$8,218	$—	$42,659

(1)	This reflects an annual cash payment.
(2)	The amounts reported reflect the aggregate grant date fair value of each award granted in 2020.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation earned by our named executive officers during the year ended December 31, 2020. Our named executive officers, who are our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers as of December 31, 2020 are named in the table below. We refer to each of them in this section as our “Named Executive Officer” or “NEO.”

Summary Compensation Table

The following table sets forth the annual base salary and other compensation paid to each of the NEOs for the fiscal years ended December 31, 2020:

Name and Principal Position	Fiscal Year	Salary	Stock Awards ($)(1)	Option Awards ($)(2)	Nonequity Incentive Plan ($)	All Other Compensation	Total ($)
Edward J. Wegel	2020	$180,000	$16,538	$52,930	$—	$—	$249,468
Chairman and Chief Executive Officer
Ryan Goepel	2020	$118,726	$101,353	$35,341	—	—	$255,420
Executive Vice President, Chief Financial Officer
Juan Nunez	2020	$85,500	$16,530	$16,437	—	—	$118,476
Chief Operating Officer

(1)

The amounts reported in the “Stock Awards” column represent grant date fair value of the restricted stock granted to the NEOs during the fiscal year ended December 31, 2020 as computed in accordance with FASB Accounting Standards Codification Topic 718. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs from the restricted stock.

(2)

The amounts reported in the “Option Awards” column represent the grant date fair value of the stock options granted to the NEOs during the fiscal year ended December 31, 2020 as computed in accordance with FASB Accounting Standards Codification Topic 718. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs from the stock options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and restricted stock units for each of the NEOs outstanding as of December 31, 2020.

Name	Option Awards						Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Share Units That Have Not Vested (#)		Market Value of Restricted Share Units That Have Not Vested ($) (2)
Edward J. Wegel	6/23/2020	107,333	(3)	214,667	0.25	6/23/2025	—		—
	10/28/2020	—		—	—	—	25,000	(4)	$17,402.50
Ryan Goepel	6/23/2020	71,666	(3)	143,334	0.25	6/23/2025	—		—
	10/28/2020	—		—	—	—	75,000	(4)	$52,207.50
	12/14/2020	—		—	—	—	75,000	(4)	$52,207.50
Juan Nunez	6/23/2020	16,666	(3)	83,334	0.25	6/23/2025	—		—
	10/28/2020	—		—	—	—	25,000	(4)	$17,402.50

(1)	All outstanding options were granted under our Amended Option Plan and all outstanding restricted share units were granted under our Restricted Share Unit Plan.
(2)	The closing market price of our common stock on the OTCQB on December 31, 2020 was $0.6961 per share.
(3)

This option vests monthly over 24 months, subject to the executive’s continued service to us. These options are also subject to acceleration of vesting upon a qualifying change in control if the surviving corporation fails to continue or assume the obligations with respect to such options or fails to provide for the conversion or replacement of such options with an equivalent award.

(4)

50% of the restricted share units vests on each of the second and third anniversaries of the vesting commencement date, subject to the executive’s continued service to us. These restricted share units are also subject to acceleration of vesting upon a qualifying change in control if the surviving corporation fails to continue or assume the obligations with respect to such restricted share units or fails to provide for the conversion or replacement of such restricted share units with an equivalent award.

Executive Compensation

Our performance-driven compensation program for our NEOs consists of the following main components:

•	base salary;

•	performance-based incentives;

•	equity-based incentives;

•	benefits; and

•	perquisites.

We will continue to build our executive compensation program around each of these elements because each individual component is useful in furthering our compensation philosophy and we believe that, collectively, they are effective in achieving our overall objectives.

Base Salary. We provide our NEOs with a base salary to compensate them for their service to our company during each fiscal year. The base salary payable to each NEO is intended to provide a fixed component of compensation that adequately reflects the executive’s qualifications, experience, role and responsibilities. Base salary amounts are established based on consideration of, among other factors, the scope of the NEO’s position, responsibilities and years of service and our compensation committee’s general knowledge of the competitive market, based on, among other things, experience with other similarly situated companies and our industry and market data.

Employment Agreements

The Company currently does not have any employment or consulting agreements in effect.

Equity Incentive Plans

Description of the Stock Option Plan

On October 15, 2020 the Board approved amendments to the Company’s Stock Option Plan (the “Amended Option Plan”) to increase the number of shares reserved for issuance under the Company’s Equity- Based Compensation Plans (as defined below) to a fixed number equal to 5,460,000.

Description of Restricted Share Unit Plan

On October 15, 2020, the Board approved the Amended RSU Plan to increase the number of shares reserved for issuance under the Company’s Equity-Based Compensation Plans (as defined below) to a fixed number equal to 5,460,000.

Restricted share units (“RSUs”) are a book-keeping entry, with each RSU having the same value as a share. The number of RSUs awarded is determined by the Board in its sole discretion and from time to time by resolution.

Upon each vesting date, participants receive (a) the issuance of shares from treasury equal to the number of RSUs vesting, or (b) a cash payment equal to the number of vested RSUs multiplied by the fair market value of a share, calculated as the closing price of the shares on the TSXV for the trading day immediately preceding such payment date; or (c) a combination of (a) and (b).

Description of Performance Share Unit Plan

On October 15, 2020 the Board approved the Amended PSU Plan to increase the number of shares reserved for issuance under the Company’s Equity-Based Compensation Plans to a fixed number equal to 5,460,000.

Performance share units (“PSUs”) are a book-keeping entry, with each PSU having the same value as a share. The number of PSUs awarded and the target milestones for vesting of PSUs, including performance and/or time targets, is determined by the Board in its sole discretion and from time to time by resolution.

Upon each vesting date, participants receive (a) the issuance of shares from treasury equal to the number of PSUs vesting, or (b) a cash payment equal to the number of vested PSUs multiplied by the fair market value of a share, calculated as the closing price of the shares on the TSXV for the trading day immediately preceding such payment date; or (c) a combination of (a) and (b).

The description of the Amended RSU Plan set forth below is subject to and qualified in its entirety by the provisions of the Amended RSU Plan.

Retirement and Other Benefits

The Company does not currently have any retirement or other benefits plans.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock, our Amended and Restated Certificate of Incorporation and our bylaws, as each will be in effect following this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value share, (i) 5,537,313 shares of which have been designated “Class A Non-Voting Common Stock,”(ii) 50,000,000 shares of which have been designated as “Class B Non-Voting Common Stock,” and (iii) the balance of which, to the extent not designated otherwise, shall be ordinary shares of “Common Stock.” The Class A Non-Voting Common Stock, and the Class B Common Non-Voting Common Stock shall together constitute a single class of shares of the capital stock of GlobalX. The rights, preferences, powers, privileges, and the restrictions, qualifications and limitations of the Class A Non-Voting Common Stock and Class B Non-Voting Common Stock are identical with those of the Common Stock other than in respect of voting and conversion rights as set forth below, and for all purposes under the Amended and Restated Certificate of Incorporation. Our Amended and Restated Certificate of Incorporation supersedes the Certificate of Designations, Powers, Preferences and

Rights for the Class A Non-Voting Common Stock which initially set out the rights of the Class A Non-Voting Common Stock.

Dividend Rights. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Class A Non-Voting Common Stock and Class B Non-Voting Common Stock equal (on an as-if-converted-to- Common-Stock basis without giving effect for such purposes to the Maximum Percentage (defined below) applicable to the holders of Class A Non-Voting Common Stock or the Voting Limitation for Non-Citizens applicable to the holders of Class B Non-Voting Common Stock as set forth in the Corporation’s Bylaws, as amended) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock. Notwithstanding anything to the contrary set forth herein, for each dividend paid in the form of shares of common stock to a holder of common stock, we shall pay an equivalent dividend, on a one-for-one basis, in the form of shares of Class B Non-Voting Common Stock to each holder of Class B Non-Voting Common Stock. “Maximum Percentage” shall mean that the Class A Non-Voting Common Stock may not be converted by the holder thereof, and we may not effect any conversion of the Class A Non-Voting Common Stock, to the extent (but only to the extent) that, after giving effect to such conversion, the holder thereof or any of and its Affiliates (as defined herein) collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) in the aggregate of our issued and outstanding shares after such conversion.

Voting Rights. Holders of our common stock, other than Class A Non-Voting Common Stock and Class B Non-Voting Common Stock, are entitled to one vote for each share held on all matters submitted to a vote of stockholders; provided, however, that to comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our bylaws restrict voting of shares of our capital stock by non-U.S. citizens such that no more than 24.9% of our voting stock may be voted, directly or indirectly, by persons who are not U.S. citizens. We have not provided for cumulative voting for the election of directors in our certificate of incorporation, which means that holders of a majority of the shares of our common stock will be able to elect all of our directors. Holders of Class A Non-Voting Common Stock and Class B Non-Voting Common Stock may only vote when required by Delaware law.

No Preemptive of Similar Rights. Our common stock, including the Class A Non-Voting Common Stock and the Class B Non-Voting Common Stock, is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion. The Class A Non-Voting Common Stock is convertible into common stock on a 1-for-1 basis so long as such conversion does not result in such holder beneficially owning more than the Maximum Percentage. Subject to the Voting Limitation for Non-Citizens set forth in the Corporation’s Bylaws, as amended, each share of Class B Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one share of fully paid and non-assessable Common Stock.

Share Subscription Agreement

GlobalX signed an agreement (“GEM Agreement”) in May 2020 with GEM Global Yield LLC SCS (“GEM”), to provide GlobalX with up to C$100 million over a 36-month term that commenced on the closing of the RTO.

The initial C$100 Million will be in the form of a capital commitment that allows GlobalX to draw down funds during the 36-month term by issuing shares of the common stock of GlobalX to GEM (or such persons as it may direct) and subject to share lending arrangement(s) being in place.

GlobalX controls the timing and maximum amount of drawdown under this facility and has no minimum drawdown obligation. In connection with the GEM Agreement, GlobalX issued to GEM 2,106,290 warrants to acquire shares of GlobalX at an exercise price of C$0.50 per share and expiring on May 4, 2023.

In connection with the GEM Agreement, GlobalX is required to pay GEM a C$2 million commitment fee which is payable on the following schedule:

(i)	25% was paid on May 4, 2021;

(ii)	an additional 25% payable on November 4, 2021; and

(iii)	the final 50% payable on May 4, 2022.

Stock Options

As of December 31, 2021, we had outstanding options to purchase an aggregate 954,001 shares of our common stock, with a weighted average exercise price of $0.25, of which 549,997 have vested.

Shares Issuable Pursuant to Restricted Share Units

As of December 31, 2021, 1,677,500 shares of common stock are issuable upon settlement of restricted share units, of which no units have vested.

Warrants

The table below provides a summary of the outstanding warrants to acquire shares of the common stock of GlobalX as of the filing date:

Issue Date	Number of Underlying Shares of Common Stock	Exercise Price	Expiration Date
June 23, 2020	3,338,806	$0.48	June 23, 2022
July 10, 2020	2,182,553	$0.39	May 4, 2023
January 26, 2021	4,910,614	$1.00	April 26, 2023
January 26, 2021	203,840	$0.62	April 26, 2023
April 20, 2021	7,537,313	$1.50	April 29, 2026

TOTAL	18,173,126

All warrants that are issued are subject to standard adjustment provisions related to the exercise price and number of securities issued in the event of share consolidations, share splits, reorganizations and similar transactions. In addition, the 2,106,290 warrants issued on July 10, 2020 in connection with the GEM Agreement (2,182,553 after the June 2020 adjustment) are subject to an adjustment provision whereby, if at July 10, 2021 the current market price of GlobalX shares is less than CAD$0.45, the exercise price of the warrants will be adjusted to an amount equal to 105% of the current market price at July 10, 2021.

Registration Rights

The Company does not have any contracts providing for registration rights other than its agreement with Ascent Global Logistics, Inc.

Anti-Takeover Provisions

The provisions of Delaware General Corporation Law, or DGCL, our certificate of incorporation and our bylaws, as we expect they will be in effect upon the completion of this offering, could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws, as we expect they will be in effect upon the completion of this offering, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

•

Board of Directors Vacancies. Our certificate of incorporation and bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats, provided that any vacancy of the Executive Chairman position on our board of directors will be filled by our Chief Executive Officer. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our board of directors, provided that the board of directors shall consist of not less than three directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws will not provide for cumulative voting.

•

Amendment of Charter Provisions. Amendments of certain provisions in our certificate of incorporation regarding our board of directors, limitation of liability and indemnification and amendment of our certificate of incorporation and bylaws would require approval by holders of at least two-thirds of our outstanding common stock.

Exclusive Forum Selection

Our bylaws require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision our company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Our bylaws provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction.

Limitations on Foreign Owners

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 24.9% of our voting stock be voted, directly or indirectly, by persons who are not U.S. citizens, that no more than 49.9% of our outstanding stock be owned (beneficially or of record) by persons who are not U.S. citizens and that our president and at least two-thirds of the members of our board of directors and senior management be U.S. citizens. Our bylaws provide that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our bylaws further provide that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Presently, all members of our board of directors are U.S. citizens. Our bylaws also provide that any transfer or issuance of our stock that would cause the amount of our stock owned by persons who are not U.S. citizens to exceed foreign ownership restrictions imposed by federal law will be void and of no effect.

All of our shareholders that are not U.S. citizens will in the aggregate own approximately 47% of our common stock after the offering.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be Computershare Investor Services Inc.

Listing of Securities

Our shares of common stock are traded on the OTCQB Marketplace under the symbol “JETMF” and on the TSX Venture Exchange under the symbol “JET”. Our Class B Non-Voting Shares will also trade on the TSX Venture Exchange (Ticker: JET.B). Historical financial reports for the Company and its predecessors are filed on www.sedar.com.

DESCRIPTION OF PRIVATE PLACEMENTS

In June 2020, January 2021 and April 2021, we entered agreements with the Selling Stockholders (the “Purchase Agreements”), relating to private placements of our common stock (the “Private Placement”). Pursuant to the terms of the Purchase Agreements, we sold to the Selling Stockholders an aggregate of 27,626,347 shares of our common stock (including the Warrant Shares issuable upon exercise of Warrants).

We have filed the registration statement of which this prospectus is a part to fulfill certain of our obligations to the Selling Stockholders with respect to the registration for resale of the Securities sold in the private placements. We have agreed to bear the expenses incurred in registering the Securities of the Selling Stockholders. The Company also entered into a registration rights agreement with (the “Registration Rights Agreement”) in connection with the April 2021 private placement. Pursuant to the Registration Rights Agreement, the Company is required to prepare and file a registration statement with the SEC under the Securities Act of 1933 covering the resale of the common stock and Class A Non-Voting Common Stock issued to Ascent pursuant to the Ascent Purchase Agreement, and common stock underlying the warrants issued to Ascent.

This description of the Purchase Agreements is not complete and is qualified in its entirety by reference to the any such agreements which will be filed as exhibits to the registration statement of which this prospectus is a part. The representations, warranties and covenants made by us in the Purchase Agreements were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding the beneficial ownership of common stock, that upon the consummation of this offering, will be owned by:

•	each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock is based on (1) 26,044,933 shares of common stock (2) 5,537,313 shares of Class A Non-Voting Common Stock and (3) 19,655,630 shares of Class B Non-Voting Common Stock outstanding as of December 31, 2021. Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company capital stock beneficially owned by them. Such beneficial ownership reflects security ownership known to the Company.

	Common Stock		Class A Non- Voting Common Stock(1)		Class B Non- Voting Common Stock(2)		Total Voting	Shares of Common Stock being Registered
	Shares	%	Shares	%	Shares	%	%
Name and Address of Beneficial Owners(3) 5% Stockholders
Ronald T. Bevans, Jr	2,960,715	11.37%	—	—	—	—	11.37%	0
SmartLynx Airlines Malta Limited(4)	4,100,000	15.74%	—	—	—	—	15.74%	0
Ascent Global Logistics, Inc.(5)	1,299,642	4.99%	—	—	1,200,000	6.11%	4.99%	1,200,000	(6)

Named Executive Officers and Directors
Edward J. Wegel(7)	5,268,310	20.23%	—	—	—	—	20.23%	300,000
Ryan Goepel(9)	1,125,916	4.32%	—	—	—	—	4.32%	610,500	(8)
Joseph DaGrosa, Jr.(11)	4,011,433	15.40%	—	—	—	—	15.40%	1,017,386	(10)
Deborah Robinson(12)	198,332	*	—	—	—	—	*	0
Alan Bird(13)	102,332	*	—	—	—	—	*	0
Zygimantas Surintas	—	—	—	—	—	—	—	0
John Quelch(14)	16,666	*	—	—	—	—	*	0
T. Allan McArtor	—	—	—	—	—	—	—	0
Juan Nunez(15)	303,522	1.17%	—	—	—	—	1.17%	0
David G. Ross	—	—	—	—	—	—	—	0
William Shuster	—	—	—	—	—	—	—	0
Cordia Harrington(16)	800,000	3.07%	5,537,313	100.00%	—	—	3.07%	800,000
All executive officers and directors as a group (12 persons)	11,826,511	45.41%	5,537,313	100.00%	—	—	45.41%	2,727,886

*	Less than 1 percent.
(1)	The Class A Non-Voting Common Stock is convertible into common stock on a 1-for-1 basis so long as such conversion does not result in such holder beneficially owning more than the Maximum Percentage.
(2)

Subject to the Voting Limitation for Non-Citizens set forth in the Corporation’s Bylaws, as amended, each share of Class B Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one share of fully paid and non-assessable Common Stock

(3)	Unless otherwise noted, the business address of each of the persons and entities listed above is Bldg. 5A, 4th Floor, 4200 NW 36th Street, Miami, FL 33166
(4)

Represents 2,000,000 shares of common stock, options to acquire 100,000 shares of common stock exercisable within 60 days of the date above, and warrants to acquire 2,000,000 shares of common stock exercisable within 60 days of the date above. The address of the foregoing is MK Business Centre, 115A, Floor 2, Valley Road, Birkirkara BKR 9022, Malta.

(5)

Includes warrants to acquire 1,299,642 shares of common stock exercisable within 60 days of the date above; provided such warrants may not be exercised by the holder to the extent that, after giving effect to such exercise, the holder and its affiliates collectively would beneficially own in excess of 4.99% of the issued and outstanding common stock after such exercise. The address of the foregoing is 2068 E Street, Belleville, MI 48111.

(6)	Represents 1,200,000 shares of common stock.
(7)	Represents 5,268,310 shares of Class B Non-Voting Common Stock
(8)	Represents (i) 300,000 shares of common stock and (ii) warrants to purchase 310,500 shares of common stock.
(9)	Represents 815,417 shares of common stock, and warrants to acquire 310,500 shares of common stock exercisable within 60 days of the date above.
(10)

Represents (i) 722,581 shares of common stock and (ii) warrants to purchase 294,805 shares of common stock registered in the name of Joba Irrevocable Trust. Mr. DaGrosa is the Trustee of Joba Irrevocable Trust (see Selling Stockholders section).

(11)

Represents 3,683,296 shares of common stock, of which 722,581 shares of common stock are registered in the name of Joba Irrevocable Trust, and options to acquire 33,332 shares of common stock exercisable within 60 days of the date above, and warrants to acquire 294,805 shares of common stock exercisable within 60 days of the date above and registered in the name of Joba Irrevocable Trust.

(12)	Represents 165,000 shares of common stock and options to acquire 33,332 shares of common stock, exercisable within 60 days of the date above.
(13)	Represents 69,000 shares of common stock and options to acquire 33,332 shares of common stock exercisable within 60 days of the date above.
(14)	Represents options to acquire 16,666 shares of common stock exercisable within 60 days of the date above.
(15)	Represents 236,856 shares of common stock, and options to acquire 66,666 shares of common stock exercisable within 60 days of the date above.
(16)

Represents (i) 800,000 shares of common stock and (ii) 5,537,313 shares of Class A Non-Voting Common Stock all held by Cordia Management Inc. The address of Cordia Management Inc. is 3803 Bedford Avenue, Suite 101, Nashville, TN 32715.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as described in “Executive Compensation,” the following is a summary of transactions since January 1, 2018 to which we have been a participant, in which:

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation” or that were approved by our board of directors.

We believe the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

Edward Wegel, the Company’s Chairman and CEO, accrued $90,000 in deferred compensation in 2020, and $225,000 in 2019.

Avi8 Air Capital, LLC is an entity owned and controlled by Edward Wegel (CEO and director) and Joseph DaGrosa (director). The Company has from time to time received loan advances from Avi8 Air Capital, LLC for working capital purposes. These loan advances accrue interest at the minimum federal interest rate. As of September 30, 2021, December 31, 2020 and December 31, 2019, the amounts due to Avi8 Air Capital, LLC were $0, $232,027 and $165,690, respectively.

Smartlynx Airlines Malta Limited is an entity whose Chief Executive Officer is a Board Member of Global. During the year ending December 31, 2020, Global made advanced payments totaling $500,000 to Smartlynx $350,000 of those payments related to two security deposits. One is a $250,000 security deposit for one passenger aircraft to deliver 200 hours of ACMI services per month from December 2021 through April 2022 and the second is a $100,000 security deposit for a long term lease of an A321F aircraft. Total deposits and prepaid expense related to Smartlynx totaled $250,000 and $500,000 as of September 30, 2021 and December 31, 2020, respectively, are included in other assets on the condensed consolidated balance sheets.

King & Bay West Management Corp. (“King & Bay West”) is an entity that is owned by Mark Morabito, a former director and officer of GlobalX. King & Bay West employs or retains certain consultants of the Company and provides administrative, management, accounting, legal, regulatory and corporate secretarial services to GlobalX. These services are provided to GlobalX on an as-needed basis and are billed based on the cost or value of the services provided to GlobalX. The fees are consistent with what King & Bay West charges to clients in arm’s length transactions for similar services.

The agreements with King & Bay West and Smartlynx described above are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference to such agreements.

Policies and Procedures for Related Party Transactions

Our board of directors intends to adopt a written related party policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we (or any of our subsidiaries) are to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 20,761,112 shares of our common stock. These 20,761,112 shares being sold hereunder consist of: (i) 5,067,128 shares of common stock, (ii) up to 5,671,224 Warrant Shares and (iii) 10,022,760 shares of Class B common stock.

All of the 20,761,112 shares of Common Stock to be offered hereby were, and will be, issued in reliance on the exemption from securities registration in the United States and any other country in which they were issued.

The Securities to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholders. Subject to these resale restrictions, the Selling Stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the OTCQB or any other market on which our Common Stock may subsequently be listed.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker- dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement. See the section of this prospectus entitled “Plan of Distribution”.

No estimate can be given as to the amount or percentage of Securities that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Securities being registered under this prospectus. The following table assumes that the Selling Stockholders will sell all of the Securities listed in this prospectus.

Unless otherwise indicated in the footnotes below, no Selling Stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Since the date on which the Selling Stockholders provided this information, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of Common Stock in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that: (1) none of the Selling Stockholders are broker- dealers or affiliates of broker-dealers, (2) no Selling Stockholder has direct or indirect agreements or understandings with any person to distribute their Securities, and (3) the Selling Stockholders have sole voting and investment power with respect to all Securities beneficially owned, subject to applicable community property laws. To the extent any Selling Stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed, individually but not severally, to be an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of December 31, 2021, by the Selling Stockholders and the number of Securities being registered hereby and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of the offering of the Securities for resale. The percentages in the following table reflect the Securities beneficially owned by the Selling Stockholders as a percentage of the total number of shares of Common Stock outstanding as of December 31, 2021. As of such date, 50,462,767 shares of common stock were outstanding consisting of (1) 26,044,933 shares of common stock (2) 5,537,313 shares of Class A non-voting common stock and (3) 19,655,630 shares of Class B non-voting common stock outstanding.

Name of Selling Security Holder					Ordinary Common Underlying Warrants	Total voting power before the offering	Number of Shares Offered			Common Stock beneficially owned, after the offering		Total voting power after the offering(1)
	Ordinary Common		Class B Common				Ordinary Common		Ordinary Common Warrants	Ordinary Common	Class B Common
	Number	%	Number	%	Number	%		Class B				%
Timberline Holdings III LLC	403,226	1.27%			403,226	1.27%	403,226		403,226	0	0	0.00%
Michael Kenneth Harrison			100,000	0.51%	100,000			100,000	100,000	0	0	0.00%
Kathleen Eleanor Harrison			100,000	0.51%	100,000			100,000	100,000	0	0	0.00%
Capital Event Management Ltd.			32,000	0.16%	32,000			32,000	32,000	0	0	0.00%
Voelpel Gold Medal Investments			40,000	0.20%	40,000			40,000	40,000	0	0	0.00%
Mesmi Marketing Inc.			50,000	0.25%	50,000			50,000	50,000	0	0	0.00%
Dr. Robert McKenzie Inc.			40,000	0.20%	40,000			40,000	40,000	0	0	0.00%
Christopher Wardle			1,069,290	5.44%				1,069,290		0	0	0.00%
Carson Seabolt			242,000	1.23%				242,000		0	0	0.00%
Steven Palmer			97,000	0.49%				97,000		0	0	0.00%
John Lando			49,000	0.25%				49,000		0	0	0.00%
Sean Hirtle			162,000	0.82%				162,000		0	0	0.00%
Scott Koyich			226,000	1.15%				226,000		0	0	0.00%
Calira Holdings			97,000	0.49%				97,000		0	0	0.00%
Doris Seabolt			162,000	0.82%				162,000		0	0	0.00%
Dogma Holdings Inc.			130,000	0.66%				130,000		0	0	0.00%
Jason Grelowski			226,000	1.15%				226,000		0	0	0.00%
Mary-Ellen Meyers			194,000	0.99%				194,000		0	0	0.00%
Francis Seabolt			243,000	1.24%				243,000		0	0	0.00%
Kurtis Lively			64,516	0.33%				64,516		0	0	0.00%
Broadway Capital Management, LLC	806,452	2.54%			806,452	2.54%	806,452		806,452	0	0	0.00%
Leede Jones Gable Inc.			112,903	0.57%				112,903		0	0	0.00%
Liu Yicun			1,400	0.01%				1,400		0	0	0.00%
Lyle Sopel			3,600	0.02%	3,600			3,600	3,600	0	0	0.00%
Kulbir Singh Romana			25,000	0.13%	25,000			25,000	25,000	0	0	0.00%
Sarabjit Thind			50,000	0.25%				50,000		0	0	0.00%
Chris Roth			100,000	0.51%	20,000			100,000	20,000	0	0	0.00%
Wen Shunhua			32,000	0.16%				32,000		0	0	0.00%
Randy Hildebrandt			15,229	0.08%				15,229		0	0	0.00%
J.W.C. Capital Inc.			100,000	0.51%				100,000		0	0	0.00%
Jeffrey Chen			25,000	0.13%				25,000		0	0	0.00%
Andrew Bousbouras			50,000	0.25%	26,000			50,000	26,000	0	0	0.00%
Arseni Mamontov			14,000	0.07%				14,000		0	0	0.00%
Peter Smith			50,000	0.25%				50,000		0	0	0.00%
Hybrid Financial Ltd.			251,000	1.28%	251,000			251,000	251,000	0	0	0.00%
Leo Berezan			46,000	0.23%				46,000		0	0	0.00%
Ryan Goepel	815,417	2.57%			310,500	0.95%	300,000	515,417	310,500	0	0	1.60%
Donald Dingmann	80,645	0.25%			80,645	0.25%	80,645		80,645	0	0	0.00%
Stephen Simonds			121,000	0.62%	121,000			121,000	121,000	0	0	0.00%
Neal Dingmann	120,968	0.38%			120,968	0.38%	120,968		120,968	0	0	0.00%
Edvinas Demenius			17,000	0.09%	17,000			17,000	17,000	0	0	0.00%
Joba Irrevocable Trust	722,581	2.28%			294,805	2.28%	722,581		294,805	0	0	0.00%
Skirmantas Sutkus			50,000	0.25%	50,000			50,000	50,000	0	0	0.00%
Jerry Kizer William Bell TTEES, Rainey Kizer Reviere & Bell 401(k) U/A DTD 01/01/1984 FBO Jerry D. Kizer, Jr.	160,000	0.50%				0.50%	160,000			0	0	0.00%

Name of Selling Security Holder					Ordinary Common Underlying Warrants	Total voting power before the offering	Number of Shares Offered			Common Stock beneficially owned, after the offering		Total voting power after the offering(1)
	Ordinary Common		Class B Common				Ordinary Common		Ordinary Common Warrants	Ordinary Common	Class B Common
	Number	%	Number	%	Number	%		Class B				%
Cordia Management, Inc.	800,000	2.52%				2.52%	800,000			0	0	0.00%
Olen Aasen			40,000	0.20%	40,000			40,000	40,000	0	0	0.00%
Alexandra Jennings					103,000				103,000	0	0	0.00%
Sotet Capital Corp.			70,000	0.36%	70,000			70,000	70,000	0	0	0.00%
Natalie Gercsak			140,000	0.71%				140,000		0	0	0.00%
Juniper Currie			40,000	0.20%				40,000		0	0	0.00%
Ali Pejman			70,000	0.36%				70,000		0	0	0.00%
Benjamin Curry			50,000	0.25%				50,000		0	0	0.00%
Dale Bronstein			110,000	0.56%				110,000		0	0	0.00%
Ronald Chong			10,000	0.05%	10,000			10,000	10,000	0	0	0.00%
Stephen Wall			20,000	0.10%	20,000			20,000	20,000	0	0	0.00%
Shimcity Inc.			15,000	0.08%	15,000			15,000	15,000	0	0	0.00%
Sean O’Neill			12,500	0.06%	12,500			12,500	12,500	0	0	0.00%
Nicholas Bryant			105,000	0.53%	105,000			105,000	105,000	0	0	0.00%
Munir Ali			50,000	0.25%	50,000			50,000	50,000	0	0	0.00%
Munir Ali			25,000	0.13%	25,000			25,000	25,000	0	0	0.00%
Gary Arca			25,000	0.13%	25,000			25,000	25,000	0	0	0.00%
Conrad Nest			25,000	0.13%				25,000		0	0	0.00%
Anton J. Drescher			100,000	0.51%	100,000			100,000	100,000	0	0	0.00%
Alida Ali			25,000	0.13%	25,000			25,000	25,000	0	0	0.00%
Christopher Swanson	19,355	0.06%			19,355	0.06%	19,355		19,355	0	0	0.00%
Rosemary Renstad			162,000	0.82%				162,000		0	0	0.00%
Danny Zadunayski			163,000	0.83%	87,000			163,000	87,000	0	0	0.00%
Jeffrey Robert Walker			100,000	0.51%	100,000			100,000	100,000	0	0	0.00%
John Michael David Burwell			50,000	0.25%	50,000			50,000	50,000	0	0	0.00%
Robert Smalley			25,000	0.13%	25,000			25,000	25,000	0	0	0.00%
Johnny Markovina			120,000	0.61%				120,000		0	0	0.00%
Kathleen Todd			160,000	0.81%				160,000		0	0	0.00%
Brent Todd			70,000	0.36%				70,000		0	0	0.00%
William G. Crawford			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Westmill Industries Ltd.			40,000	0.20%	40,000			40,000	40,000	0	0	0.00%
Thomas Heisterman			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
The Howard Group Inc.			100,000	0.51%	100,000			100,000	100,000	0	0	0.00%
Teodoro Colavita			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Susan Brookes			80,000	0.41%				80,000		0	0	0.00%
Slawomir Bilko			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Shirley I. Peterson			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Robin Laver			60,000	0.31%				60,000		0	0	0.00%
Robert Ridpath			60,000	0.31%				60,000		0	0	0.00%
Richard Trudeau			40,000	0.20%	40,000			40,000	40,000	0	0	0.00%
Paul Woodhouse			80,000	0.41%				80,000		0	0	0.00%
Nishal R. Kumar			200,000	1.02%	200,000			200,000	200,000	0	0	0.00%
Nadine Stewart			80,000	0.41%				80,000		0	0	0.00%
Michelle Wendling			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Marco Ouellette			20,000	0.10%	20,000			20,000	20,000	0	0	0.00%
Lino Colavita			40,000	0.20%	40,000			40,000	40,000	0	0	0.00%
Judy Crawfod			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
John W. Peterson			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
John F. Elliott			80,000	0.41%				80,000		0	0	0.00%
James Allan			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Jacqueline Sutton			40,000	0.20%				40,000		0	0	0.00%
Howard Louie			60,000	0.31%				60,000		0	0	0.00%
Gregg Gorecki			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Gloria Heisterman			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Glen Stewart			40,000	0.20%	40,000			40,000	40,000	0	0	0.00%
George Dyck			80,000	0.41%				80,000		0	0	0.00%
Geoffrey D. Heisterman			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Garnet & Donna Peterson			80,000	0.41%				80,000		0	0	0.00%
Elmer Haan			80,000	0.41%				80,000		0	0	0.00%

Name of Selling Security Holder					Ordinary Common Underlying Warrants	Total voting power before the offering	Number of Shares Offered			Common Stock beneficially owned, after the offering		Total voting power after the offering(1)
	Ordinary Common		Class B Common				Ordinary Common		Ordinary Common Warrants	Ordinary Common	Class B Common
	Number	%	Number	%	Number	%		Class B				%
Elizabeth A.
MacDonald			80,000	0.41%				80,000		0	0	0.00%
Edward Laver			60,000	0.31%				60,000		0	0	0.00%
Doren Quinton			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Corinne Ellams			80,000	0.41%				80,000		0	0	0.00%
Christopher R. Roper			35,000	0.18%	35,000			35,000	35,000	0	0	0.00%
Chris Block			40,000	0.20%	40,000			40,000	40,000	0	0	0.00%
Carole Ouellette			20,000	0.10%	20,000			20,000	20,000	0	0	0.00%
Capital Event
Management Ltd.			25,000	0.13%	25,000			25,000	25,000	0	0	0.00%
Benjamin Sutton			20,000	0.10%	20,000			20,000	20,000	0	0	0.00%
Arminius Investments Inc.			25,000	0.13%	25,000			25,000	25,000	0	0	0.00%
Arleen Agate			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Andrew
Barber-Starkey			60,000	0.31%				60,000		0	0	0.00%
Andreas Wichary			80,000	0.41%				80,000		0	0	0.00%
Alexander Loo			80,000	0.41%				80,000		0	0	0.00%
Jonathan Roth Karlin			40,322	0.21%	40,322			40,322	40,322	0	0	0.00%
Daniel Iwata			28,000	0.14%				28,000		0	0	0.00%
David Lowry			16,000	0.08%				16,000		0	0	0.00%
Victor Ostlund			4,000	0.02%				4,000		0	0	0.00%
Gary Eldridge			4,000	0.02%				4,000		0	0	0.00%
Privateer Capital Partners			50,000	0.25%				50,000		0	0	0.00%
Ascent Global Logistics, Inc.			1,200,000	6.11%				1,200,000		0	0	0.00%
David M. Zarrello	16,129	0.05%			16,129	0.05%	16,129		16,129	0	0	0.00%
Pedro Jorge Braga Sousa	20,000	0.06%			20,700	0.06%	20,000		20,700	0	0	0.00%
Javier Sosa	80,000	0.25%				0.25%	80,000			0	0	0.00%
Cesar Murillo	2,822	0.01%			2,822	0.01%	2,822		2,822	0	0	0.00%
Susan A. Wegel	250,000	0.79%			258,750	0.79%	250,000		258,750	0	0	0.00%
Kirsten Freiheit					103,500				103,500	0	0	0.00%
Edward Wegel	5,268,310	16.61%				16.61%	300,000			4,968,310	0	15.70%
Associated Energy Group, LLC	200,000	0.63%				0.63%	200,000			0	0	0.00%
Hadrian Irrevocable Trust	584,950	1.84%			164,950	1.84%	584,950		164,950	0	0	0.00%
Michael Henreid Halvorson			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Scott James Stewart			35,000	0.18%	35,000			35,000	35,000	0	0	0.00%
Margaret Larkin			30,000	0.15%	30,000			30,000	30,000	0	0	0.00%
Dr. David V. Bridger Inc.			36,000	0.18%	36,000			36,000	36,000	0	0	0.00%
Ferris Tyab			19,000	0.10%	19,000			19,000	19,000	0	0	0.00%
Brian Kask			25,000	0.13%	25,000			25,000	25,000	0	0	0.00%
Hollyvale Limited			50,000	0.25%	50,000			50,000	50,000	0	0	0.00%
Recruitment Employee Holding Corporation	200,000	0.63%				0.63%	200,000			0	0	0.00%

TOTALS	10,550,855	33.27%	10,022,760	50.99%	5,671,224	33.27%	5,067,128	10,538,177	5,671,224	4,968,310	0

(1)	Beneficial ownership includes the Warrant Shares which are registered herein for resale and qualified under this prospectus and assumes the sale of all shares offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in- interest may, from time to time, sell any or all of their securities covered hereby through the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Certain selling stockholders will be offering for resale both Class B Non-Voting Common Stock and Common Stock that underlies certain warrants. If you are acquiring the Securities in a brokerage transaction, please confirm with your broker the class of our common stock that you are acquiring and you eligibility to acquire such class. If you are acquiring the Securities in a privately negotiated transaction, please ensure the transfer agreements clearly identify the class of our common stock that you are acquiring.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Cozen O’Connor P.C. has passed upon the validity of the common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated balance sheet of Global Crossing Airlines Group Inc. for each of the two years ended December 31, 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, have been audited by Rosenberg Rich Baker Berman, P.A, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-261285) under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

We currently do not file periodic reports with the SEC. Upon the completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We also maintain a website at www.GlobalXair.com. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION FOR YEAR ENDED DECEMBER 31, 2020

INDEX TO CONSOLIDATED FINANCIAL INFORMATION FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Global Crossing Airlines Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Global Crossing Airlines Group Inc. (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not commenced principal operations and has no current operating income or cash flows and has a working capital deficiency as of December 31, 2020. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman P.A.

Somerset, New Jersey

We have served as the Company’s auditor since 2020.

March 19, 2021 - except for footnotes 1, 2, 3 and 12 to which our report date is July 15, 2021.

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$526,170	$—
Restricted cash	25,000	—
Airline deposits	705,000	—
Prepaid expenses	338,764	1,620
Deposits	19,028	2,654
Other assets	1,548	—

	1,615,510	4,274
Deferred financing fee (Note 4)	3,035,037	—
Equipment, net of accumulated depreciation of $138	422	—
Operating lease – right of use assets	2,520,243	—

	$7,171,212	$4,274

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued liabilities	$1,501,812	$238,221
Due to related parties	232,027	165,690
Note payable, current portion (Note 6)	392,700	—
Warrant liability	824,607	—
Operating lease obligation – current portion (Note 7)	605,397	—

	3,556,543	403,911
Note payable (Note 6)	1,178,100	—
Other liabilities	187,928	—
Operating lease obligation (Note 7)	1,914,846	—
Long-term loan payable (Note 11)	31,416	—

	6,868,833	403,911

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity (deficiency)
Common stock; 200,000,000 Authorized; par value $0.001 per share; 28,938,060 issued and outstanding at December 31, 2020; unlimited authorized, no par value 9,485,257 issued and outstanding at December 31, 2019;	28,938	5
Common stock subscribed	452,269	—
Additional paid in capital	2,264,966	—
Retained deficit	(2,443,794)	(399,642)

	302,379	(399,637)

	$7,171,212	$4,274

See accompanying notes to consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31, 2020	YEAR ENDED DECEMBER 31, 2019
OPERATING ITEMS
Aircraft launch, licensing and route network	$4,628	$—
Compensation expense	205,095	180,000
Consulting fees	1,523,188	29,689
Depreciation	125	—
Finance income	(107)	—
Foreign exchange loss	142,529	—
Interest expense	18	—
Marketing and investor relations	42,402	3,664
Meals and entertainment	3,519	2,243
Office and administration	290,921	20,281
Professional fees	175,103	1,272
Regulatory costs	(13,643)	—
Rent expense	43,551	18,275
Share-based payments (Note 7)	216,111	—
Travel	20,153	41,259

Loss from operations	(2,653,592)	(296,683)
Gain on warrant revaluation (Note 11)	609,440	—

Net loss	$(2,044,152)	$(296,683)

Basic loss per share	$(0.11)	$(0.03)

Diluted loss per share	$(0.11)	$(0.03)

Weighted average number of shares outstanding	19,169,244	9,485,257

Fully diluted shares outstanding	19,169,244	9,485,257

See accompanying notes to consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31, 2020	YEAR ENDED DECEMBER 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(2,044,152)	$(296,683)
Items not affecting cash:
Depreciation	125	—
Foreign exchange loss	142,529	—
Gain on warrant revaluation	(609,440)	—
Share-based payments	216,111	—
Non-cash working capital item changes:
Prepaid expenses	(337,144)	—
Deposits	(16,374)	—
Other assets	(1,548)	—
Accounts payable and accrued liabilities	1,263,591	135,000

Net cash used in operating activities	(1,386,302)	(161,683)

CASH FLOWS FROM INVESTING ACTIVITIES
Airline deposits	(705,000)	—
Proceeds from asset disposal	24,639

Net cash used in investing activities	(680,361)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Payments to related party	(64,110)	161,683
Other liabilities	187,928	—
Proceeds on issuance of shares	2,026,238	—
Common stock subscribed	452,269	—
Share issue costs	(15,908)	—
Long-term loan payable	31,416	—

Net cash provided by financing activities	2,617,833	161,683

Net change in cash, cash equivalents and restricted cash during the period	551,170	—
Cash, cash equivalents and restricted cash – beginning of the period	—	—

Cash, cash equivalents and restricted cash – end of the period	$551,170	$—

Supplemental disclosures with respect to cash flows:
Cash paid for
Interest	$18	$—
Taxes	$—	$—

The following provides a reconciliation of cash, cash equivalents, and restricted cash to the amounts reported on the consolidated Balance Sheets:

Cash and cash equivalents	$526,170	$—
Restricted cash	25,000	—

	$551,170	$—

See accompanying notes to consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock
	Number of Shares	Amount	Common Stock Subscribed	Additional Paid in Capital	Retained Deficit	Total
Balance – December 31, 2018	9,485,257	$5	$—	$—	$(102,959)	$(102,954)
Loss for the period	—	—	—	—	(296,683)	(296,683)

Balance – December 31, 2019	9,485,257	5	—	—	(399,642)	(399,637)
Effect of reverse takeover transaction	8,482,990	—	—	(1,286,533)	—	(1,286,533)
Issuance of shares – private placement	6,174,400	1,296,231	—	231,461	—	1,527,692
Issuance of shares – GEM financing	769,785	520,809	—	—	—	520,809
Issuance of shares – warrants and options exercised	3,219,669	1,048,041	—	—	—	1,048,041
Issuance of shares – RSUs exercised	342,000	54,720	—	—	—	54,720
Issuance of shares – settlement of debt	463,959	213,059	—	—	—	213,059
Share based compensation on stock options or RSU’s	—	—	—	216,111	—	216,111
Common stock subscribed	—	—	—	—		452,269
Assignment of Par Value		(3,103,927)		3,103,927
Loss for the period	—	—	452,269	—	(2,044,152)	(2,044,152)

Balance – December 31, 2020	28,938,060	$28,938	$452,269	$2,264,966	$(2,443,794)	$302,379

See accompanying notes to consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS AND GOING CONCERN

Global Crossing Airlines Group Inc. (the “Company”) was incorporated under the laws of British Columbia and continued as a Federal corporation pursuant to the Canada Business Corporations Act effective February 28, 2017. The Company’s principal business activity is the start-up of an aircraft, crew, maintenance, insurance (“ACMI”) and wet lease US charter airline serving the US, Caribbean and Latin American markets. The Company’s shares trade on the TSX Venture Exchange (the “Exchange” or “TSXV”) under the symbol “JET”.

As described in Note 3, during the year ended December 31, 2020, the Company (at the time named Canada Jetlines Ltd.) completed a business acquisition pursuant to which it acquired all of the issued and outstanding shares of Global Crossing Airlines, Inc. (“Global USA”), a Delaware corporation. For financial reporting purposes, the Company is considered a continuation of Global USA, the legal subsidiary, except with regard to authorized and issued common stock which is that of the Company, the legal parent. Consequently, comparative amounts in these consolidated financial statements are those of Global USA only. Subsequent to the business acquisition, the Company’s main focus is the business of Global USA. The prior business of the Company (Canada Jetlines) was retained with the intention that it would be spun-out as a separate public company at a later date. The business acquisition allowed Global USA to raise capital and become a public entity, while preserving the Canada Jetlines business to be redeployed when conditions warranted.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP), on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has not commenced principal operations and has no current operating income or cash flows. As of December 31, 2020, the Company had a working capital deficit of $1,941,033 and a retained deficit of $2,443,794. At present, the Company has no current operating income or cash flows. Without additional financing, the Company will be unable to fund general and administrative expenses and working capital requirements for the next 12 months. In addition, the Company does not have the required financing to meet domestic licensing financial capability requirements, to complete the build-out of the airline and to secure aircraft. These material uncertainties raise substantial doubt as to the Company’s ability to continue as a going concern. The Company is evaluating financing its future requirements through a combination of debt, equity and/or other facilities. There is no assurance that the Company will be able to obtain such financings or obtain them on favorable terms.

During the year ended December 31, 2020, the World Health Organization declared a global pandemic related to the virus known as COVID-19. The expected impacts on global commerce are anticipated to be far reaching. To date there have been significant wide-spread stock market declines and the movement of people and goods has become restricted, affecting the supply, demand and pricing for many products and services. The airline industry is expected to be impacted significantly as many local and regional governments have issued public health orders and travel restrictions in response to COVID-19. As the Company has no material operating income or cash flows, it is reliant on additional financing to fund ongoing operations. An extended disruption may affect the Company’s ability to obtain additional financing. The impact of these factors on the Company is not yet determinable; however, the Company’s financial position, results of operations and cash flows in future periods may be materially affected.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Change in functional currency and foreign currency translation

The consolidated financial statements are presented in United States dollars, which is the functional currency of the Company and its subsidiaries.

During the year ended December 31, 2020, the Company changed its functional currency to US dollars given the increasing prevalence of U.S. dollar-denominated activities of the Company resulting from the business acquisition described in Note 3. The change in functional currency from Canadian dollars to US dollars was accounted for prospectively from June 23, 2020. The exchange rate used to translate the balance sheet to reflect the change in functional currency on adoption was US $1 equals to Canadian $1.355.

Foreign currency transactions are translated into the functional currency using exchange rates in effect at the date of the transaction. A change in exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. The foreign currency transaction gain or loss resulting from the increase or decrease in expected functional currency cash flows is included in net income for the period in which the transaction is settled in accordance with ASC 830- 20. At each reporting period, receivables and payables denominated in foreign currencies are translated using the exchange rate in effect at the measurement date. The exceptions to this requirement for inclusion in net income of transaction gains and losses pertain to certain intercompany transactions and to transactions that are designated as, and effective as, economic hedges of net investments and foreign currency commitments.

A.    Basis of consolidation

The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries, Global Crossing Airlines, Inc. and Global Crossing Airlines, LLC (collectively “Global USA”), Canada Jetlines Operations Ltd. (“Jetlines Operations”), Target Exploration and Mining Corp. (“Target”), Crosshair Energy USA, Inc. (“Crosshair USA”), GlobalX Ground Team, LLC (“Ground”), CubaX Air Tours, LLC (“CubaX”) and Global USA and have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). All intercompany transactions and balances have been eliminated on consolidation.

Details of the Company’s subsidiaries are as follows:

Name	Place of incorporation	Interest%	Principal activity
Canada Jetlines Operations Ltd.	Canada	100% ownership by the Company	Start-up of a ULCC scheduled airline service

Global Crossing Airlines, Inc.	Delaware, United States	100% ownership by the Company	Start-up of a US charter airline

Global Crossing Airlines, LLC	Florida, United States	100% ownership by the Company	Lease of office space for Global USA

Target Exploration and Mining Corp.	British Columbia, Canada	100% ownership by the Company	Inactive subsidiary

Crosshair Energy USA, Inc.	Nevada, United States	100% ownership by Target	Inactive subsidiary

GlobalX Ground Team, LLC	Florida, United States	50% ownership by The Company	Airline ground services

CubaX Air Tours, LLC	Florida, United States	100% ownership by The Company	Air charter service

GlobalX Travel Technologies, Inc.	Delaware, United States	100% ownership by The Company	Acquire and develop travel technology

B.	Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains cash balances at several financial institutions; at times, such balances may be in excess of insurance limits. The Company has not experienced any losses on these balances.

Restricted Cash

Restricted cash of $25,000 is being held by a financial institution as security for an Airport Security Bond which is required by U.S. Customs and Border Protection.

Lessor Maintenance Deposits

The Company’s aircraft lease agreements provide that the Company pay maintenance reserves monthly to aircraft lessors to be held as collateral in advance of major maintenance activities required to be performed by the Company. Maintenance reserve payments are variable based on actual flight hours or cycles. These lease agreements provide that maintenance reserves are reimbursable to Global upon completion of the maintenance event in an amount equal to the lesser of (1) the amount of the maintenance reserve held by the lessor associated with the specific maintenance event or (2) the qualifying costs related to the specific maintenance event.

Maintenance reserve payments that are expected to be recoverable via reimbursable expenses will be reflected as Lessor Maintenance Deposits on the accompanying Consolidated Balance Sheets. As of December 31, 2020, and 2019, the Company did not have any had maintenance deposits on the accompanying Consolidated Balance Sheets. During the year ended December 31, 2020, the Company did not make or expense any maintenance reserve payments as none were due.

Property & Equipment

Property and equipment are recorded at cost or fair value at the Acquisition Date and depreciated on a straight- line basis to an estimated residual value over their estimated useful lives or lease term, whichever is shorter, as follows:

Airframes	10-25 years (depending on age)

Engines – Core	7 or 12 years (based on remaining cycles)

Engines – Initial Greentime (time remaining until the first scheduled major maintenance event)	1st scheduled maintenance event

Leasehold Improvements, Aircraft, other	3-25 years (or life of lease, if shorter)

Office and Ground Equipment	5-7 years

Computer Hardware and Software	3-5 years

Property and Equipment under Operating Leases	3-25 years (or life of lease, if shorter)

Rotable Parts fleet)	6-16 years (average remaining life of aircraft

Airframe modifications that enhance the operating performance or extend the useful lives of leased airframes are considered leasehold improvements and are capitalized and depreciated over the economic life of the asset or the term of the lease, whichever is shorter. Similar modifications made to owned aircraft are capitalized and depreciated consistent with the Company’s policy.

Airframe and engine overhaul costs are recorded using the deferral method in accordance with ASC 908-360. Under the deferral method, the actual cost of each overhaul is capitalized and amortized over the estimated period to the next major planned maintenance.

The Company capitalizes certain internal and external costs associated with the acquisition and development of internal-use software for new products, and enhancements to existing products, that have reached the application development stage and meet recoverability tests. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software, and labor cost for employees who are directly associated with, and devote time, to internal-use software projects.

Operating leases are recorded at net present value of future minimum lease payments.

The Company depreciates Rotable Parts to an estimated residual value using the pooling life method. Depreciation under the pooling life method is calculated over the estimated average useful life of the related aircraft.

Evaluation of Long-Lived Assets

Long-lived assets are evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Such indicators include significant technological changes, adverse changes in market conditions and/or poor operating results. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows is less than its carrying value. The amount of impairment loss recognized is the difference between the estimated fair value and the carrying value of the asset or asset group. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment losses were recognized during the years ended December 31, 2020 and 2019.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation – Stock Compensation” (“ASC 718”) which establishes financial accounting and reporting standards for stock-based employee compensation. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument.

The Company recognizes all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest.

Estimating fair value for granted stock options and compensatory warrants requires determining the most appropriate valuation model which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the option or warrant, volatility, dividend yield, and rate of forfeitures and making assumptions about them.

Estimating fair value for granted restricted share units requires estimating the number of awards likely to vest on grant and at each reporting date up to the vesting date. The estimated forfeiture rate is adjusted for actual forfeitures in the period.

Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Stock-based compensation expenses are included in the consolidated statement of operations.

C.	Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets and liabilities based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets and liabilities will not be realized. The ultimate realization of deferred tax assets and liabilities is dependent upon the generation of future taxable income. To the extent that management’s assessment of the Company’s ability to utilize future tax deductions changes, the Company would be required to recognize more or fewer deferred tax assets or liabilities, and deferred income tax provisions or recoveries could be affected.

D.	Leases

Effective January 1, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company determines if a contract contains a lease at inception. The lease term represents the non-cancellable period for which the Company has the right to use an underlying asset, which may include periods covered by certain options to extend and/or terminate the lease. Lease liabilities and corresponding right-of-use (“ROU”) assets are recognized at the commencement date of a lease. Leases with an initial lease term of 12 months or less are not recorded on the balance sheet.

As of December 31, 2020, the Company’s leases consist of an aircraft under a 29-month operating lease agreement (Note 7), a month-to-month lease for office space, and a lease for office equipment for a one-year term. Rent expense for the year ended December 31, 2020 and 2019 was $43,551 and $18,275 respectively, and is included in the consolidated statements of operations.

E.    Warrant Liability

The Company evaluates its warrants to determine if those contracts qualify as liabilities in accordance with ASC 480-10 and ASC 815-40. The result of this accounting treatment is that the fair value of the warrant liability is marked-to-market each balance sheet date and recorded as a liability, with the change in fair value recorded in the statements of operations as other income or expense. Upon conversion or exercise of a warrant liability, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

For warrants with a fixed conversion price and a fixed number of shares, the Company utilizes a Black Scholes model for valuation. For warrants with variability in the number of shares or conversion price (such as a down round feature), the Company utilizes the Monte Carlo Method to value the warrant liability. The reason the Company selected the lattice binomial model is that in many cases there may be multiple embedded features or the features may be so complex that a Black-Scholes valuation does not consider all of the terms of the instrument. Therefore, the fair value may not be appropriately captured by simple models.

F. Recently	Adopted Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASC 842”). Under the new guidance, lessees are required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The Company elected to early adopt the standard effective January 1, 2019 using the modified retrospective adoption method.

Upon adoption of the standard on January 1, 2019 the Company’s operating leases consisted of short- term leases, and accordingly, were not recorded on the Consolidated Balance Sheet. Operating Lease

Right-of-use (“ROU”) Assets acquired subsequent to that date and the related lease liability are recorded on the Consolidated Balance Sheet.

In June 2018, the FASB issued ASU 2018-07 Improvements to Non-employee Share-based Payment Accounting. ASU 2018-07 expands the scope of ASC 718, Compensation—Stock Compensation, to share- based payments granted to non-employees for goods and services. Additionally, in November 2019, the FASB issued ASU 2019-08, Compensation — Stock Compensation (Topic 718) and Revenue from

Contracts with Customers (Topic 606), which requires entities to measure and classify share based payments to a customer, in accordance with the guidance in ASC 718, During the year ended December 31, 2019, the Company did not record any share based payments. Share based payments made during the year ended December 31, 2020 are accounted for under the updated standards.

G.	Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The update requires the use of an “expected loss” model on certain types of financial instruments and requires consideration of a broader range of reasonable and supportable information to calculate credit loss estimates. For trade receivables, loans and held-to-maturity debt securities, entities will be required to estimate lifetime expected credit losses. For available-for-sale debt securities, entities will be required to recognize an allowance for credit losses rather than a reduction to the carrying value of the asset. ASU 2016-13 was initially effective for non-public companies for fiscal years and interim periods beginning after December 15, 2021, with early adoption permitted. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the effective date for certain entities, such as the Company, to apply ASU 2016-13 until fiscal years and interim periods beginning after December 15, 2022. The Company is still evaluating the impact of ASU 2016-13.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The update eliminates, clarifies, and modifies certain guidance related to the accounting for income taxes. ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2020, with early adoption permitted. The Company is evaluating the impact of adopting ASU 2019-12.

3.	ACQUISITION

On February 5, 2020, the Company (at the time named Canada Jetlines Ltd.) entered into a definitive agreement with Global USA with respect to a reverse merger transaction of the Company and Global USA (the “Transaction”). On June 23, 2020, the Transaction closed and Global USA had taken over the operations of the Company. On the closing of the Transaction, the consolidated entity changed its name to Global Crossing Airlines Inc. and consolidated issued and outstanding common and variable voting shares on the basis of one post-consolidation share for every ten pre-consolidation shares. Global USA is now a wholly- owned subsidiary of the Company. The common stock of the Company commenced trading on the TSX Venture Exchange as a Tier 2 industrial issuer under the symbol “JET” on June 25, 2020.

For accounting purposes, the reverse merger transaction is accounted for as a reverse recapitalization as the acquisition of a non-operating public shell company does not qualify as a business for business combination purposes, as described in ASC Topic 805, Business Combinations. Reverse recapitalization accounting applies when a non-operating public shell company acquires a private operating company and the owners and management of the private operating company have actual or effective voting and operating control of the combined company. Correspondingly, the Company recognized the issuance of the restricted and unregistered share capital based on the assumption of net monetary liabilities, along with a recapitalization. On the date of the Transaction, net liabilities of $1,286,533 were assumed.

The accounting for the reverse merger results in the following:

a.

The consolidated financial statements of the combined entities are issued under the legal parent, Canada Jetlines, but are considered a continuation of the financial statements of the legal subsidiary, Global USA.

b.	Since Global USA is deemed to be the acquirer for accounting purposes, its assets and liabilities are included in the consolidated financial statements at their historical carrying values.

The transaction resulted in the issuance of 9,484,757 shares of the Company to the former shareholders of Global USA in accordance with the percentage split stipulated in the share exchange agreement of 52.65% to the former shareholders of Global USA and 47.35% to the shareholders of Global Crossing Airlines, Inc. prior to the reverse merger transaction.

Shareholders of Global USA were also issued an aggregate of 2,357,594 consideration warrants, with each warrant exercisable for one share of the Company at $0.25 per share. In accordance with the share exchange agreement, Global USA shareholders exercised all of the warrants in exchange for the settlement of $589,400 in Global USA liabilities outstanding as of February 29, 2020.

Prior to the closing of the Transaction, the Company completed an offering of units for aggregate gross proceeds of $1,543,600 (the “Offering”). The Company issued 6,174,400 units at a price of $0.25 per unit. Each unit consists of one share and one warrant exercisable for twenty-four (24) months at a price of $0.50 for each share.

In connection with the Transaction, the Company also issued 415,150 shares to settle outstanding debt of approximately $74,233 due to certain creditors at a deemed price of $0.16 per share and a further 48,809 shares to settle CAD$129,355.

Global USA owed money to its founders and the debt was evidenced by a shareholder loan. This loan was converted to equity via consideration warrants to purchase 2,357,594 shares of common stock at the exercise price of $0.25, which is consistent with all share price transactions. This was done to reduce the working capital deficit of the combined companies to ensure compliance with TSX filing requirements.

The two entities prior to the merger were both entities seeking certification in their relative jurisdictions; Canada Jetlines in Canada and Global Crossing Airlines in the United States. Assets consisted of cash on hand and liabilities primarily related to vendor payables and loans payable to related parties.

The transaction provided access to a public listing and large shareholder base for Global Shareholders and for Canada Jetlines shareholders, they were able to gain access to the experienced Global Airlines team to continue their pursuit of an air operating certificate. Prior to the transaction there was no common ownership, interest or relationships between the two parties.

4.	DEFERRED FINANCING FEES

In connection with the GEM Global Yield LLC agreement (Note 6 the company issued a note for $2,000,000 CND ($1,570,800 USD) and issued 2,106,290 warrants exercisable at a price of CAD $0.50 per share until May 4, 2023. The initial fair value of the warrants was recorded as a prepaid financing fee in the amount of $1,390,151. These costs are initially capitalized on the consolidated balance sheet as deferred finance costs and are subsequently reclassified to common stock upon on a pro-rata basis as the company draws down on the facility.

5.	COMMITMENTS AND CONTINGENCIES

The Company has contractual obligations and commitments primarily with regard to lease arrangements (Note 7), financing arrangements (Note 6), debt (Note 11), and future purchases of aircraft.

On February 4, 2021, the Company entered into a two-year lease agreement for an aircraft and paid commitment fees to the lessor totaling $375,000. Under the agreement, the Company will pay the lessor a fixed hourly rent for each flight hour operated plus supplemental rent for maintenance of the aircraft and equipment.

The Company is subject to various legal proceedings in the normal course of business and records legal costs as incurred. Management believes these proceedings will not have a materially adverse effect on the Company.

6.	CAPITAL COMMITMENTS

GEM Global Yield LLC SCS

The Company entered into an agreement with GEM Global Yield LLC SCS (“GEM”), the private alternative investment group to provide the Company with up to CAD $100 million over a 36-month term following the closing of the Transaction (the “Facility”). The initial CAD $100 Million is in the form of a capital commitment that allows the Company to draw down funds during the 36-month term by issuing shares to GEM (or such persons as it may direct) and subject to share lending arrangement(s) being in place. The Company controls the timing and maximum amount of drawdown under this facility and has no minimum drawdown obligation. On July 8, 2020 the TSX Venture Exchange provided approval for the Facility.

The Company entered into a promissory note to pay GEM Yield Bahamas Limited a fee equal to two percent (2%) of the aggregate purchase price, being CAD $2,000,000. The fee is payable, whether or not any draw down notices have been delivered, as follows: the first 25% of the fee shall be paid within 12 months from the date of the agreement; an additional 25% of the fee shall be paid within 18 months from the date of the agreement and the rest of 50% of the fee shall be paid within 24 months from the date of this agreement. The note bears interest at 5 percent above the base rate of Barclays Bank PLC as per the promissory note. The note was recorded as a deferred finance cost on the consolidated balance sheet.

In addition, on July 10, 2020, pursuant to the terms of the Facility, the Company issued 2,106,290 warrants to GEM exercisable at a price of CAD $0.50 per share until May 4, 2023. The initial fair value of the warrants was recorded as prepaid financing fee in the amount of $1,390,151. The warrants’ fair value was calculated using the Monte Carlo pricing model, assuming an expected life of 2.82 years, a risk-free interest rate of 0.18%, an expected dividend rate of 0.00%, stock price of $0.94 and an expected annual volatility coefficient of 70%. At December 31, 2020, the warrants were revalued and had a fair value, calculated using the Monte Carlo pricing model, of $824,607. The revaluation of the warrants at December 31, 2020 produced a gain of $609,440, after the effect of the foreign exchange difference of $43,896, for the year then ended.

The prepaid financing fee will be reduced on a pro-rated basis as the drawdowns occur and will be recorded in share capital as a share issuance cost. Any remaining balance at the end of the term will be expensed in profit or loss as a financing fee.

7.	LEASES

The Company adopted ASC 842 using the modified retrospective transition approach with an effective date of January 1, 2019 and elected to combine lease and non-lease components. Leases with an initial term of 12 months or less will be recognized in the Consolidated Statements of Operations on a straight-line basis over the lease term. These leases primarily relate to the Company’s lease agreements for the month-to-month agreement for office space and leases for office equipment.

The Company’s Operating Lease for right of use assets consists of an aircraft under an operating lease agreement. The 29-month operating lease term commenced upon delivery of the right of use asset on December 31, 2020. Payments due under operating lease agreement are due beginning in 2021. Basic rent is charged based on flight hours operated each month during the initial period through August 2021, subject to a minimum rental fee. After the initial period, basic rent is adjusted to a flat monthly fee for the remainder of the term. In addition to the basic rent due, the Company will pay the lessor supplemental rent for maintenance of the aircraft and equipment.

The following table summarizes the lease-related assets and liabilities recorded on the Company’s Consolidated Balance Sheets:

Assets	Classification	December 31, 2020	December 31, 2019
Operating lease assets, net
	Operating lease –right of use assets	$2,520,243	$—

Total lease assets		$2,520,243	$—

Liabilities
Operating lease obligation	Short-term operating lease liabilities	$605,397	$—
Operating lease obligation	Long-term operating lease liabilities	1,914,846	—

Total lease liabilities		$2,520,243	$—

The Company uses the rate stated in the lease to discount lease payments to present value. In the event the leases do not provide a readily determinable implicit or stated rate, the Company estimates the incremental borrowing rate to discount lease payments based on information available initially at adoption and at lease commencement going forward, taking into consideration recent debt issuances as well as publicly available data for instruments with similar characteristics. The interest rate related to the aircraft operating lease obligation is 10%. The Company did not incur interest expense related to the operating lease obligation during the year ended December 31, 2020.

The Company reviewed the operating lease for extension options that may be reasonably certain to be exercised and then would become part of the right-of-use assets and lease liabilities. As of December 31, 2020, the Company did not have any material operating leases with extension or termination options which are reasonably certain to be exercised.

The following table provides details of the Company’s future minimum lease payments under the operating lease as of December 31, 2020:

Year Ending December 31,	Aircraft Operating Lease
2021	$821,000
2022	1,380,000
2023	690,000

Total minimum lease payments	2,891,000
Less: Amount representing interest	(370,757)

Present value of minimum lease payments	2,520,243
Less: Short-term obligations	(605,397)

Long-term lease obligations	$1,914,846

In addition, the aircraft lease requires the Company to make maintenance reserve payments to cover the cost of major scheduled maintenance for the aircraft. These payments are generally variable as they are based on utilization of the aircraft, including the number of flight hours flown and/or flight departures, and are not included as minimal rental obligations in the table above.

The following table presents lease costs related to the Company’s Operating Leases:

Operating lease cost

	Classification	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Included in ROU asset – Aircraft	Rent expense	$—	$—
Short-term – premises	Rent expense	36,588	14,916
Short-term – equipment	Rent expense	6,963	3,359

Total lease cost		$43,551	$18,275

8.	INCOME TAXES

The Company’s effective tax rate for the years ended December 31, 2020 and 2019 was 0%. The effective tax rate represents a blend of federal and state taxes and includes the impact of certain nondeductible items.

The following table summarizes the significant components of the provision for income taxes from continuing operations:

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Federal:
Current	$—	$—
Deferred	(523,034)	(59,823)
State:
Current	—	—
Deferred	(116,192)	(12,699)
Change in valuation allowance	639,226	72,522

Total income tax provision	$—	$—

The income tax provision differs from that computed at the federal statutory corporate tax rate as follows:

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Expected provision at Federal statutory tax rate	21.00%	21.00%
State tax expense, net of Federal benefit	4.57%	3.52%
Change in valuation allowance	(31.00%)	(24.52%)
Permanent difference	6.00%	0.00%
Other	(0.57%)	0.00%
	0.00%	0.00%

The following table summarizes the significant components of the Company’s deferred taxes:

	December 31, 2020	December 31, 2019
Deferred tax assets (liabilities):
Net operating loss	$662,030	$42,590
Share based payments	52,994	—
Accrued compensation	22,070	55,174
Depreciation	(104)	—

Total deferred tax assets (liabilities)	736,990	97,764

Less valuation allowance	(736,990)	(97,764)
Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2020, the Company has net operating losses available for deduction against future taxable income of $2,699,846. The net operating losses do not expire and may be carried forward indefinitely.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during periods in which the temporary differences become deductible. Management considers the scheduled reversal of the liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. It was concluded on a more- likely-than-not basis that the Company’s deferred tax assets were not realizable as of December 31, 2020. Accordingly, a valuation allowance of $736,990 has been recorded to offset these deferred tax assets. The change in valuation allowance for the year ended December 31, 2020 from 2019 was an increase of $639,226.

The Company recognizes the consolidated financial statement effect of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. If applicable, the Company reports both accrued interest and penalties related to unrecognized tax benefits as a component of Income Tax Expense in the Consolidated Statements of Operations.

The Company files income tax returns in the United States and the State of Florida. In the normal course of business, the Company is subject to potential income tax examination by the federal and state tax authorities in these jurisdictions for tax years that are open under local statute. For U.S. federal and state income tax purposes, the Company’s 2019 tax returns remain open to examination.

9.	FAIR VALUE MEASUREMENTS

Accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Under GAAP, there are three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices for identical assets or liabilities in active markets.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of December 31, 2020:

	Amount at	Fair Value Measurement Using Level 3 Inputs Total
December 31, 2020	Fair Value	Level 1	Level 2	Level 3
Liabilities
Derivative liability—warrants	$824,607	$—	$—	$824,607

As of December 31, 2019, the Company had no financial assets or liabilities measured at fair value on a recurring basis.

The table below provides a summary of the changes in fair value, including net transfers in and/or out of all financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2020:

Amount
Balance at December 31, 2019	$—
Purchases, issuances, and settlements	1,390,151
Change in fair value of warrant liabilities, net of impact of foreign exchange difference of $43,896	(565,544)

Balance at December 31, 2020	$824,607

Changes in the observable input values would likely cause material changes in the fair value of the Company’s Level 3 financial instruments. The significant unobservable input (probability of a down round event) used in the fair value measurement is the estimation of the likelihood of the occurrence of a change in the contractual terms of the financial instruments. A significant increase (decrease) in this likelihood or in the volatility assumptions would result in a higher (lower) fair value measurement.

Certain assets are measured at fair value on a nonrecurring basis. The Company’s non-financial assets, which primarily consist of property and equipment are not required to be measured at fair value on a recurring basis and are reported at carrying value.

10.	WARRANT LIABILITY

On July 10, 2020, the Company issued 2,106,290 warrants in connection with the financing arrangement entered into with GEM Global Yield LLC (Note 6). The warrants allow the holder to purchase common stock at an exercise price equal to CAD $0.50 ($0.39 USD) per share at any time on or after their issuance date and on or prior to the close of business 3 years after the issuance date (the “Termination Date”). The Company determined that these warrants are free standing financial instruments that are legally detachable and separately exercisable from the common stock included in the GEM financing facility. Management also determined that the warrants required classification as a liability pursuant to ASC 815. In accordance with the accounting guidance, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations.

The fair value of the warrant liabilities was measured using the Monte Carlo pricing model. Significant inputs into the model at the inception are as follows:

Monte Carlo Assumptions	Issuance Date July 10, 2020
Exercise price (1)	$0.37
Warrant expiration date (1)	May 4, 2023
Stock price (2)	$0.94
Interest rate (annual) (3)	18%
Volatility (annual) (4)	70%
Remaining term (years)	2.82
Annualized dividend yield (5)	0%

Significant inputs into the model at the reporting period measurement dates are as follows:

Monte Carlo Assumptions	Year Ending December 31, 2020
Exercise price (1)	$0.39
Warrant expiration date (1)	May 4, 2023
Stock price (2)	$0.68
Interest rate (annual) (3)	14%
Volatility (annual) (4)	70%
Remaining term (years)	2.34
Annualized dividend yield (5)	0%

(1)	The GEM Warrants’ strike price was quoted at CAD $0.50 CAD. This was converted to USD based on the exchange rate as of the valuation date.
(2)	Based on the observable transaction value of common stock converted to USD based on the exchange rate as of the valuation date.
(3)	Interest rate for U.S. Treasury Bonds, as of the issuance dates and each presented period ending date, as published by the U.S. Federal Reserve.
(4)	Based on the historical daily volatility of Guideline Public Companies and each presented period ending date.
(5)	Current estimated dividend payments beyond initial four quarters. At a future date, the company will review the working capital needs and make a final determination of any future dividend payments.

The warrants outstanding and fair values at each of the respective valuation dates are summarized below:

Warrant Liability	Warrants Outstanding	Fair Value per Share	Fair Value
Fair value at initial measurement date of 7/10/2020	2,106,290	$0.66	$1,390,151
Change in fair value of warrant liability, net of impact of foreign exchange difference of $43,896	2,106,290	(0.27)	(565,544)

Fair value as of reporting period ending 12/31/2020	2,106,290	$0.39	$824,607

The warrant liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about of future activities and the Company’s stock prices and historical volatility of Guideline Public Companies as inputs. As of December 31, 2020, none of the warrants have been exercised.

11.	LONG-TERM LOAN PAYABLE

On May 28, 2020, the Company received an interest-free Canada Emergency Business Account (“CEBA”) loan in the amount of CAD$40,000 to help cover the Company’s operating expenses, payroll and other non – deferrable expenses which are critical to sustain business continuity. The program has been implemented by Bank of Montreal in collaboration with the Government of Canada as part of the COVID-19 relief initiatives. If the Company repays 75% of the principal amount on or before December 31, 2022, the repayment of the remaining 25% of the principal amount will be forgiven. In the event that the Company does not repay the principal amount by December 31, 2022, the principal amount and all accrued and unpaid interest at the rate of 5% per annum from January 1, 2023 will be due and payable on December 31, 2025.

12.	SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL AUTHORIZED

The Company has authorized share capital of 200,000,000 shares of common stock, par value $0.001 per share.

As of December 31, 2020, the Company had 28,938,060 shares of common stock outstanding.

Prior to the U.S. Domestication that closed on December 22, 2020, the Company had both common voting shares and variable voting shares. In connection with the closing of the U.S. Domestication, all common voting shares and variable voting shares were converted into common stock of the Company.

Share issuances

During the year ended December 31, 2020:

•

On June 23, 2020, the Company consolidated its 84,482,990 common shares outstanding, which was approved by the directors of the Company and was subsequently approved by the TSX Venture Exchange (“TSX-V”). The consolidation resulted in each shareholder of the Company receiving one post-consolidation share for every ten pre-consolidation common shares held, for a total of 8,482,990 common shares. The number of shares, warrants and options and earnings per share data presented in these consolidated financial statements have all been adjusted retroactively to reflect the impact of this share consolidation.

The Company issued 9,485,257 shares in exchange for 500 pre-Transaction shares held by Global USA shareholders. The exchange ratio was 1 Global USA share for 18,971 shares of the Company.

•	The Company issued 6,174,400 units for gross proceeds of $1,543,600 pursuant to a private placement.

•

The Company issued 2,357,594 shares pursuant to the exercise of 2,357,594 share purchase warrants, at a deemed exercise price of $0.25 per share, issued to Global USA shareholders upon the completion of the Transaction (Note 3) in exchange for the settlement of $589,400 of Global USA liabilities outstanding as of February 29, 2020.

•

The Company issued 9,485,257 shares in exchange for 500 pre-Transaction shares held by Global USA shareholders. The exchange ratio was 1 Global USA share for 18,971 shares of the Company. The issuance resulted in 52.65% of the shares of the Company issued to the former shareholders of Global USA in accordance with the share exchange agreement.

•	The Company issued 342,000 shares pursuant to the exercise of 344,000 RSUs. The fair value of the RSUs in the amount of $54,720 was credited to common stock.

•

The Company issued 463,959 shares pursuant to the settlement of debt of $213,059 owing to various creditors. The fair value of the settlement of debt in the amount of $213,059 was credited to common stock.

•	The Company incurred share issue costs in the amount of $15,908 in connection with the issuance of shares.

•	On August 27, 2020, the Company issued 769,785 common voting and variable shares for gross proceeds of USD $520,809 in accordance with the GEM Agreement.

During the year ended December 31, 2019, the Company had no capital activity.

H.	Share purchase warrants

The following is a summary of share purchase warrants activities during the years ended December 31, 2020:

	Number of Share Purchase Warrants	Weighted Average Exercise Price
Outstanding, December 31, 2019	—	—
Issued	10,726,674	$0.43
Exercised	(3,219,669)	$0.25
Expired		—

Outstanding, December 31, 2020	7,507,005	$0.46

As of December 31, 2020, the following share purchase warrants were outstanding and exercisable:

Outstanding	Exercise Price		Remaining life (years)	Expiry Date
5,344,400	USD$	0.50	1.48	June 23, 2022
32,075	USD$	0.25	1.48	June 23, 2022
24,240	USD$	0.25	0.48	June 23, 2021
2,106,290	CAD$	0.50	2.34	May 04, 2023

7,507,005

During the year ended December 31, 2019, the Company had no activity with respect to share purchase warrants.

I.	Share-based payments

The maximum number of shares issuable pursuant to share-based payment arrangements, including stock options, restricted share units and performance share units, is 2,730,000.

Stock options

The Company grants stock options to directors, officers, employees and consultants as compensation for services, pursuant to its Amended Stock Option Plan (the “Stock Option Plan”). The maximum price shall not be less than the closing price of the Company’s shares on the last trading day preceding the date on which the grant of options is approved by the Board. Options have a maximum expiry period of ten years from the grant date. Vesting conditions are determined by the Board in its discretion with certain restrictions in accordance with the Stock Option Plan.

The following is a summary of stock option activities for the year ended December 31, 2020:

	Number of stock options	Weighted average exercise price	Weighted average grant date fair value
Outstanding, December 31, 2019	—	$—	$
Granted	1,437,000	$0.28		0.21
Forfeited	(50,000)	$0.25		0.16

Outstanding, December 31, 2020	1,387,000	$0.28		$0.21

As of December 31, 2020, the following stock options were outstanding and exercisable:

Outstanding	Exercisable	Exercise Price		Remaining life (years)	Expiry Date
1,187,000	412,328	USD$	0.25	4.48	June 23, 2025
150,000	75,000	CAD$	0.60	2.49	June 29, 2023
50,000	16,666	CAD$	0.78	4.73	September 23, 2025

1,387,000	503,994

During the year ended December 31, 2019, the Company had no activity with respect to stock options.

The Company recognizes share-based payments expense for all stock options granted using the fair value based method of accounting. The fair value of stock options is determined by the Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility factors of the expected market price of the Company’s shares, forfeiture rate, and expected life of the options.

The following weighted average assumptions were used to estimate the weighted average grant date fair value of stock options granted during the year ended December 31, 2020:

	For the year ended December 31, 2020	For the year ended December 31, 2019
Risk-free interest rate	0.38%	—
Expected life (years)	4.78	—
Annualized volatility	143%	—
Dividend yield	0%	—

Restricted share units

The Company grants restricted share units (“RSUs”) to directors, officers, employees and consultants as compensation for services, pursuant to its Amended RSU Plan (the “RSU Plan”). One restricted share unit has the same value as a share of common stock. The number of RSUs awarded and underlying vesting conditions are determined by the Board in its discretion.

At the election of the Board, upon each vesting date, participants receive (a) the issuance of shares from treasury equal to the number of RSUs vesting, or (b) a cash payment equal to the number of vested RSUs multiplied by the fair market value of a share, calculated as the closing price of the shares on the TSXV for the trading day immediately preceding such payment date; or I a combination of (a) and (b).

On the grant date of RSUs, the Company determines whether it has a present obligation to settle in cash. If the Company has a present obligation to settle in cash, the RSUs are accounted for as liabilities, with the fair value re-measured at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in profit or loss for the period. The Company has a present obligation to settle in cash if the choice of settlement in shares has no commercial substance, or the Company has a past practice or a stated policy of settling in cash, or generally settles in cash whenever the counterparty asks for cash settlement.

If no such obligation exists, RSUs are accounted for as equity settled share-based payments and are valued using the share price on grant date. Upon settlement:

a.	If the Company elects to settle in cash, the cash payment is accounted for as the repurchase of an equity interest (i.e. as a deduction from equity), except as noted in I below.

b.	If the Company elects to settle by issuing shares, the value of RSUs initially recognized in reserves is reclassified to capital, except as noted in I below.

c.	If the Company elects the settlement alternative with the higher fair value, As of the date of settlement, the Company recognizes an additional expense for the excess value given (i.e. the difference between the cash paid and the fair value of shares that would otherwise have been issued, or the difference between the fair value of the shares and the amount of cash that would otherwise have been paid, whichever is applicable).

The following is a summary of RSU activities for the year ended December 31, 2020:

	Number of RSUs	Weighted average grant date fair value per RSU
Outstanding, December 31, 2019	—	—
Granted	710,000	$0.67
Forfeited	(25,000)	$0.67
Exercised	—

Outstanding, December 31, 2020	685,000	$0.67

During the year ended December 31, 2020, the Company recognized share-based payments expense with respect to stock options and RSUs in the amount of $216,111 (2019 – $nil).

The remaining compensation that has not been recognized as of December 31, 2020 with regards to stock options and RSUs and the weighted average period they will be recognized are $107,763 and 1.41 years for stock options and $92,204 and 1.55 years for RSUs.

13.	LOSS PER SHARE

Basic earnings per share, which excludes dilution, is computed by dividing Net Income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The number of incremental shares from the assumed issuance of shares relating to share based awards is calculated by applying the treasury stock method.

The following table shows the computation of basic and diluted earnings per share:

	December 31, 2020	December 31, 2019
Numerator:
Net loss	$2,044,152	$296,683

Denominator:
Weighted average common shares outstanding – Basic	19,169,244	9,485,257

Dilutive effect of stock options and warrants	—	—
Weighted average common shares outstanding – Diluted	19,169,244	9,485,257

Basic loss per share	$(0.11)	$(0.03)

Diluted loss per share	$(0.11)	$(0.03)

There were 7,507,005 warrants, 1,387,000 options and 685,000 RSUs outstanding at December 31, 2020 that were excluded from the calculation of diluted EPS. The Company excluded the warrants, options and RSUs from the calculation of diluted EPS for the years ended December 31, 2020 as inclusion would have an anti-dilutive effect.

14.	RELATED PARTY TRANSACTIONS

Related parties and related party transactions impacting the consolidated financial statements not disclosed elsewhere in these consolidated financial statements are summarized below and include transactions with the following individuals or entities:

Key management personnel

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consists of members of the Company’s Board, corporate officers, including the Company’s Chief Executive Officer, Chief Financial Officer, and Vice Presidents.

J.	Other related party transactions and balances

As of December 31, 2020, amounts due to related parties include the following:

a.	Key management personnel of the Company – $90,000 (December 31, 2019 – $225,000) in relation to compensation, included in accounts payable and accrued expenses.

b.

Avi8 Air Capital, LLC is an entity owned by common stockholders. The Company from time to time receives monies from related parties for working capital purposes. These advances are non-interest bearing and have no repayment terms. As of December 31, 2020 and December 31, 2019, the amounts due to Avi8 Air Capital, LLC were $232,027 and $165,690, respectively.

The amounts due to related parties are unsecured, non-interest bearing and have no stated terms of repayment.

SmartLynx Airlines Malta Limited is an entity whose Chief Executive Officer is a Board Member of the Company. During the year ending December 31, 2020, the Company made advanced payments totaling $500,000 to SmartLynx. $350,000 of those payments related to two security deposits. One is a $250,000 security deposit for one passenger aircraft to deliver 200 hours of ACMI services per month from December 2021 through April 2022 and the second is a $100,000 security deposit for a long term lease of an A321F aircraft. The remaining $150,000 was a prepayment for up to 750 consulting hours for services related to aircraft maintenance, setting up airline specific IT systems and other advisory services SmartLynx, as an operational airline, can provide. As of December 31, 2020, these payments were recorded as airlines deposits for $350,000 and prepaid expenses for $150,000.

Legal services provided by the law offices of Ronald T. Bevans, Jr., a greater than 5% stockholders of the Company, amounted to $16,120 for the year ended December 31, 2020.

15.	SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

Non-cash transactions affecting cash flows from investing or financing activities during the year ended December 31, 2020 are summarized below:

a.	The Company recorded the acquisition of a right of use asset through an operating lease agreement in amount of $2,520,243 (Note 7) and the related operating lease obligation.

b.

The Company issued 2,106,290 warrants in connection with the capital commitment agreement (Note 6) and recorded the fair value of warrants at the date of issuance of $1,390,151 to prepaid finance fees and warrant liability.

c.	In connection with the capital commitment agreement (Note 6), the Company recorded the note payable and prepaid finance fee in amount of CAD $2,000,000 ($1,475,700 USD on date of issuance).

d.	The Company credited $589,400 to capital in relation to the fair value of 2,357,594 share purchase warrants exercised (Note 12).

e.

The Company credited $213,059 to capital in relation to the fair value of debt settled for shares and RSUs exercised (Note 12). There were no non-cash transactions affecting cash flows from investing or financing activities during the year ended December 31, 2019.

16.	RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

The Company’s financial instruments are exposed to certain financial risks as detailed below. K. Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations.

The Company is subject to credit risk on its cash and cash equivalents. The Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions. As a result, the Company does not believe it is exposed to significant credit risk.

17.	SUBSEQUENT EVENTS

On January 23, 2021, the Company entered into a premium finance agreement with a financial institution to finance a 12-month hull insurance policy for its aircraft. The Company financed $1,345,836 of the total premium amount of $1,738,386 at a rate of 3.71% interest. The down payment of $395,000 and the first monthly installment was paid at time of signing During January 2021, the Company issued 8,024,517 units at $0.62 per unit for gross proceeds of $4,975,200. Each unit consists of one share and one warrant. Each warrant entitles the holder thereof to purchase an additional share for $1.00 for a period of 27 months after closing date. In connection with the issuance, the Company paid finder’s fees consisting of $216,996 in cash and issued 350,000 broker warrants exercisable to purchase a share for $1.00 for a period of 27 months after closing date. The securities issued are subject to a four-month hold period that expires on May 27, 2021.

During February 2021, 460,740 share purchase warrants were exercised for gross proceeds of $223,810 to the Company. The weighted-average common share price, at the time of exercise, for the warrants that were exercised was $0.49 per share. In addition, the Company issued 40,000 shares pursuant to the exercise of 40,000 RSUs. The fair value of the RSUs in the amount of $46,400 was credited to common stock.

During March 2021, 110,000 share purchase warrants were exercised into 110,000 shares of our common stock for gross proceeds of $55,000, to the Company. The weighted-average common share price, at the time of exercise, for the warrants that were exercised was $0.50 per share.

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2021

(Expressed in United States Dollars)

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in United States Dollars)

	SEPTEMBER 30, 2021 (Unaudited)	DECEMBER 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$8,440,884	$523,690
Restricted cash	447,705	25,000
Accounts Receivable	55,706	—
Prepaid expenses and other current assets	738,907	350,420
Lessor maintenance reserves	37,287	—
Current assets held for sale	—	11,400

	9,720,489	910,510

Deferred financing fee (Note 5)	2,809,031	3,035,037
Equipment, net of accumulated depreciation of $17,318	490,954	422
Other assets	2,099,700	705,000
Operating lease – right of use assets	6,043,449	2,520,243

	$21,163,623	$7,171,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,911,048	$1,226,861
Deferred revenue	1,361,464	—
Due to related parties (Note 17)	35,235	232,027
Note payable, current portion (Note 9)	1,573,000	392,700
Warrant liability (Note 12)	—	824,607
Operating lease obligation – current portion (Note 7)	1,331,359	605,397
Current liabilities held for sale	—	274,951

	8,212,106	3,556,543

Note payable (Note 9)	—	1,178,100
Other liabilities	219,149	187,928
Operating lease obligation (Note 7)	5,140,005	1,914,846
Non-current liabilities held for sale (Note 13)	—	31,416

	13,571,260	6,868,833

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity
Common stock – $.001 par value; 200,000,000 authorized; 50,462,767 and 28,938,060 issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	50,462	28,938
Common stock subscribed	—	452,269
Additional paid in capital	25,486,321	2,264,966
Accumulated other comprehensive loss	(164,738)	—
Retained deficit	(17,779,682)	(2,443,794)

	7,592,363	302,379

	$21,163,623	$7,171,212

See accompanying notes to condensed consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(Expressed in United States Dollars)

	THREE MONTH PERIOD ENDED SEPTEMBER 30,		NINE MONTH PERIOD ENDED SEPTEMBER 30,
	2021	2020	2021	2020
OPERATING REVENUES	$3,123,946	$—	$3,123,946	$—

OPERATING EXPENSES
Aircraft and operating expense	2,418,699	—	4,089,238	3,321
Consulting fees	197,245	747,341	521,424	953,795
Compensation expense	2,277,115	45,000	4,482,330	153,000
Depreciation	7,099	44	15,484	85
Directors’ fees	12,000	—	60,000	—
Education and training	83,445	—	373,948	—
General and administrative	711,807	73,804	1,433,043	92,971
Marketing and advertising	47,956	7,327	366,281	8,977
Professional fees	739,764	85,192	1,353,577	91,160
Regulatory costs	47,291	—	189,530	—
Rent expense	1,217,258	21,994	2,198,339	33,087
Share-based payments (Note 14)	280,903	216,111	565,888	216,111
Taxes	10,433	—	10,433	—
Travel, meals, and entertainment	327,998	12,998	391,320	15,997
Other	2,367	—	2,367	—

Loss from operations	(5,257,434)	(1,209,811)	(12,929,256)	(1,568,504)
Equity method investment activity	20,478	—	20,478	—
Foreign exchange gain (loss)	(82,529)	(1,899)	73,037	(15,607)
Gain (loss) on warrant revaluation (Note 12)	—	726,713	(2,650,772)	726,713
Interest income (expense)	56,065	(1,920)	(27,081)	(6,529)

Loss from continuing operations	(5,263,420)	(486,917)	(15,513,594)	(863,927)
Income from discontinued operations, including gain on disposal of $302,830 (Note 3)	—	—	177,706	—

Net loss	$(5,263,420)	(486,917)	$(15,335,888)	$(863,927)

Other comprehensive loss
Foreign currency translation adjustments	(164,738)	—	(164,738)	—

Comprehensive loss	$(5,428,158)	(486,917)	$(15,500,626)	$(863,927)

Basic loss per share – continuing operations	$(0.10)	$(0.02)	$(0.35)	$(0.05)

Diluted loss per share – continuing operations	$(0.10)	$(0.02)	$(0.35)	$(0.05)

Basic earnings per share – discontinued operations	$—	$—	$—	$—

Diluted earnings per share – discontinued operations	$—	$—	$—	$—

Weighted average number of shares outstanding	50,431,295	27,488,398	43,572,925	16,008,529

See accompanying notes to condensed consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Expressed in United States Dollars)

	NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021	NINE MONTH PERIOD ENDED SEPTEMBER 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations	$(15,513,594)	$(863,927)
Items not affecting cash:
Decrease in operating lease- right of use assets	817,900
Depreciation	15,484	85
Foreign exchange (gain) loss	(73,037)	15,607
Loss on warrant revaluation	2,650,772	(726,713)
Share-based payments	565,888	216,111
Non-cash working capital item changes:
Accounts receivable	(55,706)	—
Prepaid expenses and other current assets	(377,087)	(337,401)
Lessor maintenance reserves	(37,287)	—
Accounts payable and accrued liabilities	2,409,236	807,376
Deferred revenue	1,361,464	—
Decrease in operating lease obligations	(389,985)	—

Net cash used in operating activities – continuing operations	(8,625,952)	(888,862)
Net cash provided by operating activities – discontinued operations	177,706

Net cash used in operating activities	(8,448,246)	(888,862)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from asset disposal	—	24,639
Aircraft and equipment	(506,016)	(521)
Other assets	(1,394,700)	(375,000)

Net cash used in investing activities	(1,900,716)	(350,882)

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred finance fee	226,006	—
Payments to related party	(196,792)	(61,110)
Other liabilities	31,221	—
Proceeds on issuance of units	18,878,080	1,524,506
Share issue costs	(218,238)	(16,191)

Net cash provided by financing activities – continuing operations	18,720,277	1,447,205
Net cash (used in) provided by financing activities – discontinued operations	(31,416)	30,240

Net cash provided by financing activities	18,688,861	1,477,445

Net increase in cash	8,339,899	237,701
Cash, cash equivalents and restricted cash – beginning of the period	548,690	—

Cash, cash equivalents and restricted cash – end of the period	$8,888,589	$237,701

Cash paid for
Interest	$27,306	$6,640
Taxes	$—	$—

The following provides a reconciliation of cash, cash equivalents, and restricted cash to the amounts reported on the condensed consolidated Balance Sheets:

Cash and cash equivalents	$8,440,884	$237,701
Restricted cash	447,705	—

	$8,888,589	$237,701

See accompanying notes to condensed consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

(Expressed in United States Dollars)

	Common Stock
	Number of Shares	Amount	Common Stock Subscribed	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Retained Deficit	Total
Beginning – January 1, 2020	9,485,257	$5	$—	$—	$—	$(399,642)	$(399,637)
Loss for the period	—	—	—	—	—	(325,437)	(325,437)

Ending – March 31, 2020	9,485,257	5	—	—	—	(725,079)	(725,074)
Effect of reverse takeover transaction	8,482,990	—		(1,286,533)	—	—	(1,286,533)
Issuance of shares – private placement	6,174,400	1,296,231		231,461	—	—	1,527,692
Issuance of shares – warrants and options exercised	2,357,594	589,400		—	—	—	589,400
Issuance of shares – RSUs exercised	342,000	54,720			—	—	54,720
Issuance of shares – settlement of debt	463,959	213,059			—	—	213,059
Assignment of par value	—	(2,126,109)	—	2,126,109	—	—	—
Loss for the period	—	—	—	—	—	(377,010)	(377,010)

Ending – June 30, 2020	27,306,200	27,306	—	1,071,037	—	(1,102,089)	(3,746)
Issuance of shares – GEM financing	473,714	474		319,302	—	—	319,776
Share based compensation on stock options or RSU’s				216,111	—	—	216,111
Loss for the period	—	—	—	—	—	(486,917)	(486,917)

Ending – September 30, 2020	27,779,914	$27,780	$—	$1,606,450	$—	$(1,589,006)	$45,224

See accompanying notes to condensed consolidated financial statements.

GLOBAL CROSSING AIRLINES GROUP INC.

(FORMERLY “CANADA JETLINES LTD.”)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

(Expressed in United States Dollars)

	Common Stock
	Number of Shares	Amount	Common Stock Subscribed	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Retained Deficit	Total
Beginning – January 1, 2021	28,938,060	$28,938	$452,269	$2,264,966	$—	$(2,443,794)	$302,379
Issuance of shares – private placement	8,064,517	8,064	(212,073)	4,773,698	—	—	4,569,689
Issuance of shares – warrants and options exercised	1,050,740	1,051	(100,000)	517,759	—	—	418,810
Issuance of shares – RSUs exercised	40,000	40	—	(40)	—	—	—
Share based compensation on stock options or RSU’s	—	—		120,411	—	—	120,411
Loss for the period	—	—	—	—	—	(5,974,924)	(5,974,924)

Ending – March 31, 2021	38,093,317	38,093	140,196	7,676,794	—	(8,418,718)	(563,635)
Issuance of shares – private placement	7,537,313	7,537		9,992,462	—	—	9,999,999
Issuance of shares – warrants and options exercised	4,474,138	4,474	(140,196)	3,807,067	—	—	3,671,345
Share based compensation on stock options or RSU’s	—	—		164,574	—	—	164,574
GEM warrants write-off				3,475,379	—	—	3,475,379
Loss for the period	—	—	—	—	—	(4,097,544)	(4,097,544)

Ending – June 30, 2021	50,104,768	50,104	—	25,116,276	—	(12,516,262)	12,650,118
Issuance of shares – warrants and options exercised	357,999	358	—	89,142	—	—	89,500
Share based compensation on stock options or RSU’s	—	—	—	280,903	—	—	280,903
Loss for the period	—	—	—	—	—	(5,263,420)	(5,263,420)
Other comprehensive income	—	—	—	—	(164,738)	—	(164,738)

Ending – September 30, 2021	50,462,767	$50,462	$—	$25,486,321	$(164,738)	$(17,779,682)	$7,592,363

See accompanying notes to condensed consolidated financial statements.

GLOBAL CROSSING AIRLINES INC. (FORMERLY “CANADA JETLINES LTD.”)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Expressed in United States Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Global Crossing Airlines Inc. (the “Company” or “Global”) was incorporated under the laws of British Columbia and continued as a Federal corporation pursuant to the Canada Business Corporations Act effective February 28, 2017. During the year ended December 31, 2020, the Company completed a business acquisition pursuant to which it acquired all of the issued and outstanding shares of Global Crossing Airlines, Inc. (“Global USA”), a Delaware corporation. For financial reporting purposes, the Company is considered a continuation of Global USA, the legal subsidiary, except with regard to authorized and issued common stock, which is that of the Company, the legal parent. On December 22, 2020, the Company changed its jurisdiction of incorporation from the province of British Columbia, Canada to the State of Delaware. The U.S. Domestication is required for the Company to complete its charter licensing process and it will also reflect the Company’s U.S.-business and operations. The Company’s principal business activity is providing passenger aircraft to customers through aircraft operating service agreements including, crew, maintenance, insurance (“ACMI”) and charter services “Charter” serving the US, Caribbean and Latin American markets. The Company’s shares trade on the TSX Venture Exchange (the “Exchange” or “TSXV”) under the symbol “JET” and the OTCQB under the symbol “JETMF.”

The unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP), on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As of September 30, 2021, the Company had working capital of $1,508,383 and a retained deficit of $17,779,682. The Company began flight operations in August 2021. Without ongoing income generation or additional financing, the Company will be unable to fund general and administrative expenses and working capital requirements for the next 12 months. These material uncertainties raise substantial doubt as to the Company’s ability to continue as a going concern. The Company is evaluating financing its future requirements through a combination of debt, equity and/or other facilities. There is no assurance that the Company will be able to obtain such financings or obtain them on favorable terms. The unaudited condensed consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and statement of financial position classifications that would be necessary were the going concern assumption deemed to be inappropriate. These adjustments could be material.

During the year ended December 31, 2020, the World Health Organization declared a global pandemic related to the virus known as COVID-19. The airline industry has been impacted significantly as many local and regional governments have issued public health orders and travel restrictions in response to COVID-19. An extended disruption may affect the Company’s ability to obtain additional financing. The impact of these factors on the Company is not yet determinable; however, the Company’s financial position, results of operations and cash flows in future periods may be materially affected.

2.	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Global Crossing Airlines, Inc. should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020. During the nine months ended September 30, 2021, there were no significant changes to the Company’s critical accounting policies.

Management believes that all adjustments necessary for the fair presentation of results, consisting of normally recurring items, have been included in the unaudited condensed consolidated financial statements for the interim periods presented. The preparation of financial statements in accordance with accounting

2.	BASIS OF PRESENTATION (Continued)

principles generally accepted in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Certain reclassifications and format changes have been made to prior year amounts to conform to the 2021 presentation.

Basis of consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company, and its subsidiaries, Global Crossing Airlines, Inc. and Global Crossing Airlines, LLC (collectively “Global USA”), GlobalX A320 Aircraft Acquisitions Corp. (“Acquisition A320”), GlobalX A321 Aircraft Acquisition Corp. (“Acquisition A321”), GlobalX Travel Technologies, Inc. (“Technologies”), and CubaX Air Tours, LLC (“CubaX”). All intercompany transactions and balances have been eliminated on consolidation.

Details of the Company’s subsidiaries are as follows:

Name	Place of incorporation	Interest%	Principal activity
Global Crossing Airlines, Inc.	Delaware, United States	100% ownership by the Company	Start-up of a US charter airline

Global Crossing Airlines, LLC	Florida, United States	100% ownership by the Company	Lease of office space for Global USA

GlobalX A320 Aircraft Acquisition Corp.	British Columbia, Canada	100% ownership by the Company	Inactive subsidiary

GlobalX A321 Aircraft Acquisition Corp.	Nevada, United States	100% ownership by the Company	Inactive subsidiary

CubaX Air Tours, LLC	Florida, United States	100% ownership by the Company	Air charter service

GlobalX Travel Technologies, Inc. (Note 6)	Delaware, United States	80% ownership by the Company	Software development

On May 19, 2021, the Company entered into an arrangement agreement (“the Arrangement”) to complete a spin-out of the shares of its wholly owned subsidiary, Canada Jetlines Operations Ltd. (“Jetlines”). On June 28, 2021, the Company completed the spin-out pursuant to the Arrangement under which the Company transferred 75% of shares of Jetlines to Global shareholders. To complete the spin-off, Global distributed one share of Jetlines for every two shares of Global held as of the record date. As of the closing of the Arrangement there were a total of 33,403,145 Jetlines shares issued and outstanding (including the 8,350,786 shares that have been retained by Global representing 25% of the issued and outstanding Jetlines shares). Jetlines and Global will operate as separate companies with different boards and management teams.

In accordance with U.S. GAAP, the financial position, results of operations, and cash flows of Jetlines are presented as discontinued operations and, as such, have been excluded from continuing operations for all periods presented. The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding. Prior years’ balance sheets have been adjusted to reflect the effect of the spin-off.

2.	BASIS OF PRESENTATION (Continued)

With the exception of Note 3, the notes to the unaudited condensed consolidated financial statements reflect the continuing operations of Global. See Note 3—Discontinued Operations below for additional information regarding discontinued operations.

Recently Adopted Accounting Standards

During the nine months ended September 30, 2021, there were no recently adopted accounting standards that had or are expected to have a material effect on the Company’s financial statements.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity, and also improves and amends the related EPS guidance for both Subtopics. The ASU will be effective for annual reporting periods after December 15, 2021 and interim periods within those annual periods and early adoption is permitted. The Company is currently evaluating the impact of the new guidance on the consolidated financial statements.

The FASB recently issued ASU 2021-04 to codify the final consensus reached by the Emerging Issues Task Force (EITF) on how an issuer should account for modifications made to equity-classified written call options (hereafter referred to as a warrant to purchase the issuer’s common stock). The guidance in the ASU requires modification of an equity-classified warrant that does not cause the warrant to become liability-classified to be treated as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. Under the amendments, an issuer should measure the effect of a modification as the difference between the fair value of the modified warrant and the fair value of that warrant immediately before modification. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently evaluating the impact of the new guidance on the consolidated financial statements.

3.	DISCONTINUED OPERATIONS

As discussed in Note 2. Basis of Presentation above, on June 28, 2021, the Company completed the spin-off of Jetlines, its wholly owned subsidiary, and the requirements for the presentation of Jetlines as a discontinued operation were met on that date. Accordingly, Jetlines’ historical financial results are reflected in the Company’s unaudited condensed consolidated financial statements as discontinued operations. The Company did not allocate any general corporate overhead or interest expense to discontinued operations.

As described in Note 2, Global retained 25% of the shares issued and outstanding of Jetlines. The Company’s investment in Jetlines was recorded in accordance with the guidance of ASC 845-10, Nonmonetary transactions, and ASC 505-60, Spinoffs and Reverse Spinoffs. Accordingly, the net liabilities transferred were derecognized at the carrying value and the Company recorded the gain on discontinued operations.

3.	DISCONTINUED OPERATIONS (Continued)

The following is a summary of Jetlines’ assets and liabilities as of June 28, 2021 and December 31, 2020:

	JUNE 28, 2021	DECEMBER 31, 2020
Cash and cash equivalents	$4,897	$2,480
Other current assets	2,135	—
Prepaid expenses	26,055	8,920
Accounts payable and accrued liabilities	(303,581)	(274,951)
Long-term loan payable	(32,336)	(31,416)

Net liabilities transferred	$(302,830)	$(294,967)

DECEMBER 31, 2020
Cash and cash equivalents	$2,480
Other current assets	—
Prepaid expenses	8,920

Current assets of discontinued operations	$11,400

Accounts payable and accrued liabilities	$(274,951)

Current liabilities of discontinued operations	$(274,951)

Long-term loan payable	$(31,416)

Noncurrent liabilities of discontinued operations	$(31,416)

The results of discontinued operations and gain from discontinued operations are as follows:

	THREE MONTHS ENDED SEPTEMBER 30, 2021	NINE MONTHS ENDED SEPTEMBER 30, 2021
General and administrative	$—	$4,788
Professional fees	—	101,108
Regulatory costs	—	3,147
Travel, meals, and entertainment	—	16,081

Net loss for period	—	(125,124)
Gain on disposal of liabilities	—	302,830

Income from discontinued operations	$—	$177,706

The investment in Jetlines shall be adjusted each period for the Company’s share of the investee’s income or loss and dividend paid, if any, in accordance with the guidance of ASC 323, Investments—Equity Method and Joint Ventures.

4.	EQUITY INVESTMENTS

Investments in partnerships and less-than-majority owned subsidiaries in which the Company does not have control but has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method of accounting. The equity method investments are included in the Company’s balance sheet as with other assets and the Company’s share of earnings or losses from these investments is shown in the accompanying condensed consolidated statements of operations as equity method investment activity. Equity method investments are initially recognized at cost. The carrying amount of the equity investment is adjusted at each reporting period by the percentage of any change in its

4.	EQUITY INVESTMENTS (Continued)

equity corresponding to the Company’s percentage interest in these equity affiliates. The carrying costs of these investments are also increased or decreased to reflect additional contributions or withdrawals of capital. Any difference in the book equity and the Company’s pro-rata share of the net assets of the investment will be reported as gain or loss at the time of the liquidation of the investment. It is the Company’s policy to record losses in excess of the investment if the Company is committed to provide financial support to the investee.

The Company’s investments in affiliates accounted for using the equity method include a 50% interest in GlobalX Ground Team, LLC (“GlobalX Ground”) and a 25% interest in Canada Jetlines Operations Ltd. (“Jetlines”).

Investment in GlobalX Ground Team, LLC:

On September 9, 2020, the Company entered into a joint venture agreement with KD Holdings, LLC (“KD Holdings”) for the purpose of providing ground handling services. Under the terms of the agreement, KD Holdings will run the day-to-day operations of the ground handling division and supply the ground equipment and Global will provide assistance and guidance to the operations. The Company accounts for the joint venture in accordance with the equity method.

The Company’s investment in the joint venture was $20,478 and maximum exposure to losses from the entity is limited to Global’s investment. As of September 30, 2021, amounts payable to GlobalX Ground were $35,235 and are included in due to related parties on the condensed consolidated balance sheet. There was no activity with GlobalX Ground during the year ended December 31, 2020.

Investment in Canada Jetlines Operations Ltd.:

As described in Note 2, On June 28, 2021, the Company completed the spin-out pursuant to the Arrangement under which the Company transferred 75% of shares of Jetlines to Global shareholders. Global retained 25% of the shares issued and outstanding of Jetlines and accounts for the investment in accordance with the equity method. During the three and nine months ended September 30, 2020, Jetlines did not generate revenue or incur any material expenses.

5.	DEFERRED FINANCING FEES

In connection with the GEM Global Yield LLC agreement (Note 9) the Company issued a note for $2,000,000 CND ($1,418,880 USD) and issued 2,106,290 warrants exercisable at a price of CAD $0.50 per share until May 4, 2023. The initial fair value of the warrants was recorded as a prepaid financing fee in the amount of $1,390,151. These costs are initially capitalized on the condensed consolidated balance sheet as deferred finance costs and will be subsequently reclassified to common stock and additional paid-in capital upon on a pro-rata basis as the Company draws down on the facility. As described in Note 9, on June 28, 2021, adjustments were made to the warrants issued resulting in a change in warrants issued and their exercise price.

6.	ASSET ACQUISITION

On March 22, 2021, the Company executed an agreement to purchase certain assets from Kizoto, LLC. Under the agreement, Global’s newly formed subsidiary, GlobalX Travel Technologies, Inc. (“Travel”) would purchase all of the assets used in or relating to the business operation described as “Flugy” and Global committed to finance Travel to facilitate the transaction. The assets acquired include all of Kizoto’s right, title and interest in Flugy including, but not limited to, all software source code for the Flugy platform, website and mobile applications and related intellectual and intangible property. In assessing the assets transferred under the agreement, the Company determined that the Flugy assets do not constitute a business as defined in Subtopic 805-10. Accordingly, the transaction was accounted for as an asset purchase.

6.	ASSET ACQUISITION (Continued)

Consideration for the Flugy asset purchase included $50,000 paid to Kizoto, LLC and 20% of the shares issued and outstanding of Travel. The Company recorded the Flugy platform and the related intangible assets acquired as other noncurrent assets at the total acquisition cost of $50,000. After the closing date, each party shall be entitled to receive a distribution of the net profits according to their respective percentage of ownership.

In connection with the agreement, Travel shall pay Kizoto an initial monthly fee of $5,000 to cover ongoing management and development services. This rate will increase to $10,000 once the first flight is flown. The monthly management fees will be expensed as incurred as these payments are composed of mostly management and administrative fees. Services provided by Kizoto which further develop and improve the software will be capitalized and amortized over the estimated useful life. Once the Flugy platform is placed in service, Travel shall pay Kizoto a fee for each passenger seat sold by Travel or sold by a third party which uses the Flugy platform or technology. The per seat fees are considered transaction costs incurred in the generation of revenue from passenger seat reservations. The costs will be recorded as a reduction of the related revenues generated.

7.	LEASES

As of September 30, 2021, the Company had two aircraft leases accounted for as operating lease right-of-use assets and one aircraft leased under a power by the hour arrangement whereby the company pays a fixed rate per flight hour. The Company also pays supplemental rent for maintenance of the aircraft and equipment.

In addition, the Company leases office space under a month-to-month agreement. For leases with terms greater than 12 months, including renewal options when appropriate, we record the related right-of-use asset and lease liability as the present value of fixed lease payments over the lease term. Maintenance reserve payments that are expected to be recoverable via reimbursable expenses are reflected as Lessor Maintenance Reserves on the accompanying unaudited condensed consolidated balance sheets.

Details of the Company’s leasing arrangements are provided below:

In December 2020, the Company accepted delivery of an aircraft leased on a 29-month term commencing at the date of delivery. In addition to basic rent due, the Company will pay the lessors supplemental rent for maintenance of the aircraft and equipment.

In February 2021, the Company entered into a lease agreement for an aircraft and paid commitment fees to the lessor. The two-year lease term commenced in April 2021. Under the agreement, the Company will pay the lessor a fixed hourly rent for each flight hour operated plus supplemental rent for maintenance of the aircraft and equipment.

In July 2021, the Company entered into a lease agreement for an aircraft and paid commitment fees to the lessor. The lease commenced in September 2021 and runs through December 2026. In additional to basic rent due, the Company will pay the lessor supplemental rent for maintenance of aircraft equipment.

As of September 30, 2021, and December 31, 2020, the right of use assets were $6,043,448 and $2,520,243, respectively. Related operating lease obligations during the periods then ended were $6,471,364 and $2,520,243, respectively.

7.	LEASES (Continued)

Future minimum payments due on right of use operating leases are as follows:

SEPTEMBER 30, 2021
2021 (remainder of year)	$480,000
2022	2,050,000
2023	1,895,000
2024	1,320,000
2025	1,220,000
Thereafter	1,150,000

Total minimum lease payments	8,115,000
Less amount representing interest	(1,643,636)

Present value of minimum lease payments	6,471,364
Less short-term obligations	(1,331,359)

Long-term lease obligations	$5,140,005

The weighted average discount rate related to the lease obligations is 10.13%, the rate implicit in the leases. Weighted average remaining term of the leases is 68 months. Fixed and variable operating lease costs incurred during the three and nine months ended September 30, 2021 were $700,277 and $1,212,760, respectively, and are classified in rent expense on the condensed consolidated statements of operations.

8.	COMMITMENTS AND CONTINGENCIES

The Company has contractual obligations and commitments primarily with regard to management and development services (Note 6), lease arrangements (Note 7), and financing arrangements (Note 9).

On January 23, 2021, the Company entered into a premium finance agreement with a financial institution to finance a 12-month hull insurance policy for its aircrafts. The Company financed $1,345,836 of the total premium amount of $1,738,386 at a rate of 3.71% interest. The down payment of $395,000 and the first monthly installment was paid at time of signing.

The Company is subject to various legal proceedings in the normal course of business and records legal costs as incurred. Management believes these proceedings will not have a materially adverse effect on the Company.

9.	CAPITAL COMMITMENTS

GEM Global Yield LLC SCS

The Company entered into an agreement with GEM Global Yield LLC SCS (“GEM”), the private alternative investment group to provide the Company with up to CAD $100 million over a 36-month term following the closing of the Transaction (the “Facility”). The initial CAD $100 Million is in the form of a capital commitment that allows the Company to draw down funds during the 36-month term by issuing shares to GEM (or such persons as it may direct) and subject to share lending arrangement(s) being in place. The Company controls the timing and maximum amount of drawdown under this facility and has no minimum drawdown obligation. On July 8, 2020, the TSX Venture Exchange provided approval for the Facility.

The Company entered into a promissory note to pay GEM Yield Bahamas Limited a fee equal to two percent (2%) of the aggregate purchase price, being CAD $2,000,000. The fee is payable, whether or not any draw down notices have been delivered, as follows: the first 25% of the fee shall be paid within 12 months from the date of the agreement; an additional 25% of the fee shall be paid within 18 months from

9.	CAPITAL COMMITMENTS (Continued)

the date of the agreement and the rest of 50% of the fee shall be paid within 24 months from the date of this agreement. The note bears interest at 5 percent above the base rate of Barclays Bank PLC as per the promissory note. The note was recorded as a deferred finance cost on the unaudited condensed consolidated balance sheet. The prepaid financing fee will be reduced on a pro-rated basis as the drawdowns occur and will be recorded in share capital as a share issuance cost. Any remaining balance at the end of the term will be expensed as a financing fee.

In addition, on July 10, 2020, pursuant to the terms of the Facility, the Company issued 2,106,290 warrants to GEM exercisable at a price of CAD $0.50 per share until May 4, 2023. The initial fair value of the warrants was recorded as prepaid financing fee in the amount of $1,390,151. The warrants’ fair value was calculated using the Monte Carlo pricing model, assuming an expected life of 2.82 years, a risk-free interest rate of 0.18%, an expected dividend rate of 0.00%, stock price of $0.94 and an expected annual volatility coefficient of 70%.

On June 28, 2021, GEM and the Company agreed to adjust the terms of the warrants. Under the adjustment agreement, the exercise price of the warrants was changed from CAD $0.50 per share to USD $0.39 per share. In addition, the number warrants granted was adjusted due to the Arrangement Agreement (Note 1) under which the Company transferred 75% of the shares of Jetlines to shareholders of the Company. Accordingly, the number of warrants was adjusted from 2,106,290 to 2,182,553. The warrants were remeasured at the adjustment date using the Monte Carlo pricing model, assuming an expected life of 1.85 years, a risk-free interest rate of 0.22%, an expected dividend rate of 0.00%, stock price of $2.03 and an expected annual volatility coefficient of 74.7%. The revaluation of the warrants resulted in a fair value at June 28, 2021 of $3,475,379, producing a gain of $400,196. The warrants were initially classified as derivative liabilities due to denomination of the exercise price in a foreign currency (CAD). As described in Note 12, the change in currency denomination to USD resulted in reclassification of the warrants to equity. The warrants fair value of the warrant liability was eliminated on the adjustment date and included in additional paid in capital on the unaudited condensed statement of changes in shareholders’ equity.

10.	INCOME TAXES

The Company’s effective tax rate for the three and nine months ended September 30, 2021 and 2020 was 0%. The effective tax rate represents a blend of federal and state taxes and includes the impact of certain nondeductible items.

11.	FAIR VALUE MEASUREMENTS

Accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Under GAAP, there are three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices for identical assets or liabilities in active markets.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

11.	FAIR VALUE MEASUREMENTS (Continued)

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the unaudited condensed consolidated balance sheet as of December 31, 2020. At September 30, 2021, the Company did not have financial liabilities measured at fair value on a recurring basis.

		Fair Value Measurement Using Level 3 Inputs Total
December 31, 2020	Amount at Fair Value	Level 1	Level 2	Level 3
Liabilities
Derivative liability—warrants	$824,607	$—	$—	$824,607

The table below provides a summary of the changes in fair value, including net transfers in and/or out of all financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three and nine months ended September 30, 2021:

Amount
Balance at December 31, 2020	$824,607
Purchases, issuances, and settlements	—
Change in fair value of warrant liabilities	2,250,576

Balance at March 31, 2021	3,075,183
Change in fair value of warrant liabilities	400,196
Warrant adjustment agreement (Note 9)	(3,475,379)

Balance at June 30, 2021	—
Change in fair value of warrant liabilities	—

Balance at September 31, 2021	$—

Changes in the observable input values would likely cause material changes in the fair value of the Company’s Level 3 financial instruments. A significant increase (decrease) in the volatility assumptions would result in a higher (lower) fair value measurement.

12.	WARRANT LIABILITY

On July 10, 2020, the Company issued 2,106,290 warrants in connection with the financing arrangement entered into with GEM Global Yield LLC. The warrants allow the holder to purchase common stock at an exercise price equal to CAD $0.50 ($0.39 USD) per share at any time on or after their issuance date and on or prior to the close of business 3 years after the issuance date (the “Termination Date”). At time of issuance, the Company determined that the warrants required classification as a liability pursuant to ASC 815 due to the exercise price of the warrants which was denominated in a foreign currency. As such, the warrants were re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. As described in Note 9, on June 28, 2021, adjustments were made to the warrants, changing the strike price from CAD to USD. The Company applied the guidance under ASC 480 and determined that the outstanding warrants represent freestanding financial interests classifiable as equity. Accordingly, the fair value of the warrants as of June 28, 2021 was reclassified to additional paid in capital.

As described above and in Note 9, the Company’s warrant liability was re-measured to fair value on June 28, 2021 and reclassified to additional paid-in capital. As such, the Company had no warrant liabilities as of September 30, 2021.

12.	WARRANT LIABILITY (Continued)

The fair value of the warrant liabilities was measured using the Monte Carlo pricing model. Significant inputs into the model as of June 28, 2021 and December 31, 2020 are as follows:

Monte Carlo Assumptions	June 28, 2021	December 31, 2020
Exercise price	$0.39	$0.39
Warrant expiration date	May 4, 2023	May 4, 2023
Stock price	$2.03	$0.68
Interest rate (annual) (1)	.22%	.14%
Volatility (annual) (2)	74.7%	70%
Remaining term (years)	1.85	2.34
Annualized dividend yield (3)	0%	0%

(1)	Interest rate for U.S. Treasury Bonds, as of the issuance dates and each presented period ending date, as published by the U.S. Federal Reserve.

(2)	Based on the historical daily volatility of Guideline Public Companies and each presented period ending date.

(3)	Current estimated dividend payments beyond initial four quarters. At a future date, the company will review the working capital needs and make a final determination of any future dividend payments.

13.	LONG-TERM LOAN PAYABLES

On May 28, 2020, Jetlines received an interest-free Canada Emergency Business Account (“CEBA”) loan in the amount of CAD$40,000 to help cover the Company’s operating expenses, payroll and other non-deferrable expenses which are critical to sustain business continuity. The program has been implemented by Bank of Montreal in collaboration with the Government of Canada as part of the COVID-19 relief initiatives. If the Company repays 75% of the principal amount on or before December 31, 2022, the repayment of the remaining 25% of the principal amount will be forgiven. In the event that the Company does not repay the principal amount by December 31, 2022, the principal amount and all accrued and unpaid interest at the rate of 5% per annum from January 1, 2023 will be due and payable on December 31, 2025.

As of December 31, 2020, the balance due on the note was $31,416. In connection with the spinoff described in Note 3, the loan payable was included in the net liabilities transferred on June 28, 2021. Accordingly, the long-term payable balance at September 30, 2021 is $0.

On January 27, 2021, a bank note with Bank of America was signed for the purchase of a 2021 Chevy pickup truck. The face value of the note was $25,059 with amortization over 6 years at a 4.84% interest rate and monthly payments of $422. During the nine months ended September 30, 2021, the Company incurred interest expense of $586 in connection with the note payable. The note was paid off on June 16, 2021. Accordingly, no interest in connection with the note payable was incurred during the three months ended September 30, 2021.

14.	SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL AUTHORIZED

The Company has authorized share capital of 200,000,000 shares of common stock, par value $0.001 per share.

On July 12, 2021, the Company completed a share capital reorganization creating a new class of shares, Class B non-voting shares. As of September 30, 2021, the Company had 24,978,768 common shares, 5,537,313 Class A common shares, and 19,946,686 Class B non-voting shares outstanding.

14.	SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL AUTHORIZED (Continued)

Share issuances

During the nine months ended September 30, 2021:

•	The Company issued 8,064,517 common shares units for net proceeds of $4,569,689 pursuant to a private placement.

•	The Company issued 2,000,000 common shares units and 5,537,313 Class A common shares unit for net proceeds of $9,999,999 pursuant to a private placement.

•	The Company issued 5,524,878 shares for net proceeds of $4,090,155 pursuant to the exercise of 5,524,878 share purchase warrants issued to Global USA shareholders.

•	The Company issued 40,000 shares pursuant to 40,000 RSUs.

•	Company issued 357,999 common shares pursuant to the exercise of stock options.

During the nine months ended September 30, 2020:

•

On June 23, 2020, the Company consolidated its common shares, which was approved by the directors of the Company and was subsequently approved by the TSX Venture Exchange (“TSX-V”). The consolidation resulted in each shareholder of the Company receiving one post-consolidation share for every ten pre-consolidation common shares held.

•	The Company issued 6,174,400 units for net proceeds of $1,527,692 pursuant to a private placement.

•	The Company issued 2,357,594 shares pursuant to the exercise of 2,357,594 share purchase warrants issued to Global USA shareholders.

•	The Company issued 9,485,257 shares in exchange for pre-Transaction shares held by Global USA shareholders. The exchange ratio was 1 Global USA share for 18,971 shares of the Company.

•	The Company issued 342,000 shares pursuant to 342,000 RSUs.

•	The Company issued 463,959 shares pursuant to the settlement of debt of $213,059 owing to various creditors.

•	The Company issued 473,714 common voting and variable shares for gross proceeds of $319,776 in accordance with the GEM Facility.

14.	SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL AUTHORIZED (Continued)

Share purchase warrants

The following is a summary of share purchase warrants activities during the three and nine months ended September 30, 2021:

	Number of Share Purchase Warrants	Weighted Average Exercise Price
Outstanding, January 1, 2020	—	—
Issued	—	—
Exercised	—	—
Expired	—	—

March 31, 2020	—	—
Issued	8,620,384	$0.43
Exercised	(2,357,594)	$0.25
Expired	—	—

June 30, 2020	6,262,790	$0.49
Issued	2,106,290	$0.43
Exercised	(862,075)	$0.25
Expired	—	—

September 30, 2020	7,507,005	$0.49
Issued	—	—
Exercised	—	—
Expired	—	—

Outstanding, January 1, 2021	7,507,005	$0.49
Issued	8,414,517	$0.99
Exercised	(1,050,740)	$0.49
Expired	—	—

Outstanding, March 31, 2021	14,870,782	$0.76
Issued	7,726,482	$1.47
Exercised	(4,424,138)	$0.49
Expired	—	—

Outstanding, June 30, 2021	18,173,126	$1.03
Issued	—	—
Exercised	—	—
Expired	—	—

Outstanding, September 30, 2021	18,173,126	$1.03

As of September 30, 2021, the following share purchase warrants were outstanding and exercisable:

Outstanding	Exercise Price		Remaining life (years)	Expiry Date
3,338,806	USD$	0.48	0.73	June 23, 2022
4,910,614	USD$	1.00	1.57	April 26, 2023
203,840	USD$	0.62	1.57	April 26, 2023
2,182,553	USD$	0.39	1.59	May 04, 2023
7,537,313	USD$	1.50	4.58	April 29, 2026

18,173,126

14.	SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL AUTHORIZED (Continued)

Share-based payments

The maximum number of Voting Shares issuable pursuant to share-based payment arrangements, including stock options, restricted share units and performance share units, is 2,730,000.

Stock options

The Company grants stock options to directors, officers, employees and consultants as compensation for services, pursuant to its Amended Stock Option Plan (the “Stock Option Plan”). The maximum price shall not be less than the closing price of the Company’s shares on the last trading day preceding the date on which the grant of options is approved by the Board of Directors. Options have a maximum expiry period of ten years from the grant date. Vesting conditions are determined by the Board of Directors in its discretion with certain restrictions in accordance with the Stock Option Plan.

The following is a summary of stock option activities for the three and nine months ended September 30, 2021 and 2020:

	Number of stock options	Weighted average exercise price	Weighted average grant date fair value
Outstanding, January 1, 2020	—	$—	$—
Granted	—	—	—
Forfeited	—	—	—

Outstanding, March 31, 2020	—	—	—
Granted	1,437,000	0.28	0.21
Forfeited	(50,000)	0.25	0.16

Outstanding, June 30, 2020	1,387,000	$0.25	$0.21
Granted	—	—	—
Forfeited	—	—	—

Outstanding, September 30, 2020	1,387,000	$0.25	$0.21
Granted	—	—	—
Forfeited	—	—	—

Outstanding, January 1, 2020	1,387,000	$0.25	$0.21
Granted	—	—	—
Forfeited	—	—	—

Outstanding, March 31, 2021	1,387,000	$0.25	$0.21
Granted	—	—	—
Forfeited	—	—	—

Outstanding, June 30, 2020	1,387,000	$0.25	$0.21
Granted	—	—	—
Exercised	(407,999)	0.25	.16
Forfeited	(25,000)	0.25	.16

Outstanding, September 30, 2020	954,001	$0.25	$0.49

14.	SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL AUTHORIZED (Continued)

The following is a summary of stock option activities for the three and nine months ended September 30, 2021 and 2020:

As of September 30, 2021, the following stock options were outstanding and exercisable:

Outstanding	Exercisable	Exercise Price	Remaining life (years)	Expiry Date
150,000	150,000	$0.47	1.75	June 29, 2023
754,001	366,664	$0.25	3.73	June 23, 2025
50,000	33,333	$0.61	3.98	September 23, 2025

954,001	549,997

The Company recognizes share-based payments expense for all stock options granted using the fair value based method of accounting. The fair value of stock options is determined by the Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility factors of the expected market price of the Company’s shares, forfeiture rate, and expected life of the options.

The following weighted average assumptions were used to estimate the weighted average grant date fair value of stock options granted during the year ended December 31, 2020.

For the year ended December 31, 2020
Risk-free interest rate	0.38%
Expected life (years)	4.78
Annualized volatility	143%
Dividend yield	0%

Restricted share units

The Company grants restricted share units (“RSUs”) to directors, officers, employees and consultants as compensation for services, pursuant to its Amended RSU Plan (the “RSU Plan”). One restricted share unit has the same value as a Voting Share. The number of RSUs awarded and underlying vesting conditions are determined by the Board of Directors in its discretion.

At the election of the Board of Directors, upon each vesting date, participants receive (a) the issuance of Voting Shares from treasury equal to the number of RSUs vesting, or (b) a cash payment equal to the number of vested RSUs multiplied by the fair market value of a Voting Share, calculated as the closing price of the Voting Shares on the TSXV for the trading day immediately preceding such payment date; or (c) a combination of (a) and (b).

On the grant date of RSUs, the Company determines whether it has a present obligation to settle in cash. If the Company has a present obligation to settle in cash, the RSUs are accounted for as liabilities, with the fair value remeasured at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in profit or loss for the period. The Company has a present obligation to settle in cash if the choice of settlement in shares has no commercial substance, or the Company has a past practice or a stated policy of settling in cash, or generally settles in cash whenever the counterparty asks for cash settlement.

If no such obligation exists, RSUs are accounted for as equity settled share-based payments and are valued using the share price on grant date. Upon settlement:

a.	If the Company elects to settle in cash, the cash payment is accounted for as the repurchase of an equity interest (i.e. as a deduction from equity), except as noted in (c) below.
b.	If the Company elects to settle by issuing shares, the value of RSUs initially recognized in reserves is reclassified to capital, except as noted in (c) below.

14.	SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL AUTHORIZED (Continued)

c.

If the Company elects the settlement alternative with the higher fair value, As of the date of settlement, the Company recognizes an additional expense for the excess value given (i.e. the difference between the cash paid and the fair value of shares that would otherwise have been issued, or the difference between the fair value of the shares and the amount of cash that would otherwise have been paid, whichever is applicable).

The following is a summary of RSU activities for the three and nine months ended September 30, 2021:

	Number of RSUs	Weighted average grant date fair value per RSU
Outstanding, January 1, 2020	—	$—
Granted	—	—
Issuance of common stock	—	—
Forfeited	—	—

Outstanding, March 31, 2020	—	—
Granted	342,000	0.16
Issuance of common stock	(342,000)	0.16
Forfeited	—	—

Outstanding, June 30, 2020	—	—
Granted	710,000	0.67
Issuance of common stock	—	0.67
Forfeited	(25,000)	0.67

Outstanding, September 30, 2020	—	—
Granted	710,000	0.67
Issuance of common stock	—	0.67
Forfeited	(25,000)	0.67

Outstanding, January 1, 2021	685,000	0.67
Granted	352,500	1.48
Issuance of common stock	(40,000)	0.69
Forfeited	(10,000)	1.48

Outstanding, March 31, 2021	987,500	0.67
Granted	790,000	1.99
Issuance of common stock	—	—
Forfeited	—	—

Outstanding, June 30, 2021	1,777,500	1.41
Granted	—	—
Issuance of common stock	—	—
Forfeited	(100,000)	0.79

Outstanding, September 30, 2020	1,677,500	$1.45

During the three and nine months ended September 30, 2021, the Company recognized share-based payments expense with respect to stock options and RSUs in the amount of $280,903 and $565,888, respectively.

During the three and nine months ended September 30, 2020, the Company incurred $216,111 in share-based payments expense with respect to stock options and RSUs.

15.	LOSS PER SHARE

Basic earnings per share, which excludes dilution, is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The number of incremental shares from the assumed issuance of shares relating to share-based awards is calculated by applying the treasury stock method.

The following tables shows the computation of basic and diluted earnings per share for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020
Numerator:
Net loss	$(5,263,420)	$(486,917)

Denominator:
Weighted average common shares outstanding—Basic	50,431,295	27,488,398
Dilutive effect of stock options and warrants	—	—

Weighted average common shares outstanding—Diluted	50,431,295	27,488,398

Basic loss per share	$(0.10)	$(0.02)

Diluted loss per share	$(0.10)	$(0.02)

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Numerator:
Net loss	$(15,335,888)	$(863,927)

Denominator:
Weighted average common shares outstanding—Basic	43,572,925	16,008,529
Dilutive effect of stock options and warrants	—	—

Weighted average common shares outstanding—Diluted	43,572,925	16,008,529

Basic loss per share	$(0.35)	$(0.05)

Diluted loss per share	$(0.35)	$(0.05)

(1)

There were 18,173,126 warrants, 954,001 options, and 1,677,500 RSUs outstanding at September 30, 2021 that were excluded from the calculation of diluted EPS. The Company excluded the warrants and options from the calculation of diluted EPS for the three and nine months ended September 30, 2021 as inclusion would have an anti-dilutive effect.

16.	REVENUE

The Company generates operating revenues by providing passenger aircraft outsourcing services to customers on a Charter and ACMI basis, in exchange for guaranteed minimum revenues at predetermined levels of operation for defined periods of time.

Our performance obligations under Charter contracts involve the provision of passenger aircraft charter services to customers, including various US Government agencies, brokers, freight forwarders, direct

16.	REVENUE (Continued)

shippers, airlines, college sports teams and fans, and private charter customers. Our obligations are for one or more flights based on a specific origin and destination. The Company typically bears all direct operating costs for charters, which include fuel, insurance, landing and navigation fees, and most other operational fees and costs.

The time interval between when an aircraft departs the terminal until it arrives at the destination terminal is measured in hours and called “Block Hours.” Revenue from Charter contracts is typically recognized over time as the services are performed based on Block Hours operated on behalf of a customer.    Payment terms and conditions vary by charter contract, although the vast majority of contracts require payment in advance of the services being provided. Since advance payments are typically made shortly before the services are performed, such payments are not considered significant financing components.

Our performance obligations under ACMI contracts involve outsourced passenger aircraft operating services, including the provision of an aircraft, crew, maintenance and insurance. ACMI contracts generally provide for the transfer of the benefits from these performance obligations on a combined basis through the operation of the aircraft over time. Customers assume fuel, demand and price risk. Generally, customers are also responsible for landing, navigation and most other operational fees and costs. When we act as an agent for costs reimbursed by customers, such reimbursed amounts are recorded as Operating Revenue, net of the related costs, when the costs are incurred. When we are responsible for any of these costs, such reimbursed amounts are recorded as Operating Revenue and the costs are recorded as Operating Expenses as incurred.

Revenue from ACMI contracts is typically recognized over time as the services are performed based on Block Hours operated on behalf of a customer during a given month.

The Company commenced flight operations during August 2021 upon receipt of the final DOT and FAA approvals.

17.	RELATED PARTY TRANSACTIONS

Related parties and related party transactions impacting the unaudited condensed consolidated financial statements not disclosed elsewhere in these unaudited condensed consolidated financial statements are summarized below and include transactions with the following individuals or entities:

Key management personnel

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consists of members of the Company’s Board of Directors, corporate officers, including the Company’s Chief Executive Officer, Chief Financial Officer, and Vice Presidents.

As of September 30, 2021, amounts due to related parties include the following:

a.	Key management personnel of the Company—$0 (December 31, 2020—$90,000) in relation to compensation, included in accounts payable and accrued expenses.

b.

AVi8 Air Capital, LLC is an entity owned by common stockholders. The Company from time to time received monies from related parties for working capital purposes. These advances are non-interest bearing and have no repayment terms. There were no amounts due to AVi8 Air Capital LLC as of September 30, 2021 (December 31, 2020—$232,027).

Other related party transactions and balances

The amounts due to related parties are unsecured, non-interest bearing and have no stated terms of repayment.

17.	RELATED PARTY TRANSACTIONS (Continued)

As described in Note 4, amounts payable to GlobalX Ground, an entity in which the Company holds a 50% equity interest, were $35,235 and $0 as of September 30, 2021 and December 31, 2020, respectively.

Smartlynx Airlines Malta Limited is an entity whose Chief Executive Officer is a Board Member of Global. During the year ending December 31, 2020, Global made advanced payments totaling $500,000 to Smartlynx. $350,000 of those payments related to two security deposits. One is a $250,000 security deposit for one passenger aircraft to deliver 200 hours of ACMI services per month from December 2021 through April 2022 and the second is a $100,000 security deposit for a long term lease of an A321F aircraft. Total deposits and prepaid expense related to Smartlynx totaled $250,000 and $500,000 as of September 30, 2021 and December 31, 2020, respectively, are included in other assets on the condensed consolidated balance sheets.

18.	SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

Non-cash transactions affecting cash flows from investing or financing activities during the nine-month period ended September 30, 2021 are summarized below:

a.	The Company recorded the acquisition of a truck in the amount of $25,559 (Note 13) and the related long-term loan payable.
b.	The Company received $452,000 from investors in December 2020 and applied those funds for the issuance of shares.
c.	The Company recorded the acquisition of right of use assets through operating lease agreements in amount of $4,341,106 and the related operating lease obligations.

Non-cash transactions affecting cash flows from investing or financing activities during the nine-month period ended September 30, 2020 are summarized below:

a.	The Company credited $589,400 to capital in relation to the fair value of 2,357,594 share purchase warrants exercised.
b.	The Company credited $213,059 to capital in relation to the fair value of debt settled for shares and RSUs exercised.
c.

The Company issued 2,106,290 warrants in connection with the capital commitment agreement and recorded the fair value of warrants at the date of issuance of $1,390,151 to prepaid finance fees and warrant liability.

d.	In connection with the capital commitment agreement, the Company recorded the note payable and prepaid finance fee in amount of CAD $2,000,000 ($1,418,880 USD on date of issuance).

19.	RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

The Company’s financial instruments are exposed to certain financial risks as detailed below.

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations.

The Company is subject to credit risk on its cash and cash equivalents. The Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions. As a result, the Company does not believe it is exposed to significant credit risk.

20.	SUBSEQUENT EVENTS

The following events occurred subsequent to the nine months ended September 30, 2021:

On October 1, 2021, GEM Yield Bahamas Limited (“GEM”) commenced an action in the Supreme Court of the State of New York, County Of New York against the Company (the “GEM Litigation”). GEM claims

20.	SUBSEQUENT EVENTS (Continued)

the Company breached a May 4, 2020 promissory note (the “Note”) pursuant to which the Company agreed to make certain payments to GEM in an aggregate amount of CDN $2,000,000 (the “Fee”) in consideration for GEM and GEM Global Yield LLC SCS (collectively the “GEM Parties”) entering into a share subscription agreement (the “SSA”) providing for the GEM Parties to purchase up to CDN$100,000,000 worth of common shares in the Company upon the occurrence of certain events. GEM claims that the Company failed to pay the first installment of the Fee on May 4, 2021 as due and that the full CDN$2,000,000 of the Fee is accelerated and due now.

The Company claims that the GEM Parties breached the SSA by, among other things, selling the Company’s common shares when prohibited from doing so pursuant to the SSA, as part of a stock manipulation scheme, and that such breach excuses the Company from paying the Fee. The Company is opposing the relief GEM seeks and cross-moving to stay the GEM Litigation on several bases including that (i) the parties agreed to arbitrate any dispute, (ii) GEM’s suit is procedurally improper, and (iii) the GEM Parties’ breach of the SSA excuses the Company from paying the Fee. The Company’s opposition papers are being filed on November 19, 2021, at which point GEM will have an opportunity to file reply papers. Given the backlog of cases at the court due to COVID and other factors, the Company cannot estimate when the court will rule on the parties’ respective filings.

On October 14, 2021 the Company signed a lease for one Airbus A321 converted freighter. The term of the lease is 10 years and will commence upon aircraft delivery, which is expected to take place in October 2022. In addition to basic rent due, the Company will pay the lessors supplemental rent for maintenance of the aircraft and equipment.

On November 5, 2021 the Company signed leases for two Airbus A320s. The terms of both leases are 74 months and will commence upon aircraft delivery, which is expected to take place in November of this year. In addition to basic rent due, the Company will pay the lessors supplemental rent for maintenance of the aircraft and equipment.

On October 5th, several investors exercised a total of 248,228 warrants in exchange for $119,149. On October 15th an additional 293,548 warrants were exercised in exchange for $155,346.

10,738,352 Shares of Common Stock and 10,022,760 Shares

of Class B Non-Voting Common Stock

GLOBAL CROSSING AIRLINES

GROUP INC.

PROSPECTUS

January     , 2022

Through and including            , 2022 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee:

Securities and Exchange Commission registration fee	$4,112
Printing and engraving expenses	55,000
Legal fees and expenses	75,000
Accounting fees and expenses	37,000
Miscellaneous expenses	10,000
Total	$181,112

*	To be completed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the DGCL, the Registrant’s certificate of incorporation to be effective upon the completion of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s certificate of incorporation and bylaws to be effective upon the completion of this offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the completion of this offering, the Registrant intends to enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2018, we have granted equity awards for an aggregate of 1,437,000 shares of our common stock to employees and directors under our Amended Option Plan, 75,000 of which have been cancelled and 407,999 of which have been exercised.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Set forth below is information regarding all other securities sold or granted by us since January 1, 2018 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed for such sales and grants. Such information is rounded to the nearest whole number. All proceeds were used for general working capital purposes.

Date	Reason	Price (US$ unless otherwise indicated)	Number Issued
January 2, 2018	Stock option exercise	C$3.40	22,500
January 2, 2018	Stock option exercise	C$3.00	7,500
January 2, 2018	Broker Warrant Exercise	C$3.00	247
January 2, 2018	Underlying Broker Warrant Exercise	C$5.00	123
January 2, 2018	2014 Warrant Exercise	C$3.75	177,000
January 3, 2018	Broker Warrant Exercise	C$3.00	45,000
January 3, 2018	Underlying Broker Warrant Exercise	C$5.00	4,732
January 3, 2018	Broker Warrant Exercise	C$3.00	1,597
January 3, 2018	Underlying Broker Warrant Exercise	C$5.00	5,197
January 3, 2018	Warrant Exercise	C$5.00	1,125
January 3, 2018	Warrant Exercise	C$5.00	3,750
January 3, 2018	Warrant Exercise	C$5.00	3,750
January 3, 2018	Warrant Exercise	C$5.00	7,500
January 3, 2018	Warrant Exercise	C$5.00	4,500
January 3, 2018	Warrant Exercise	C$5.00	1,500
January 3, 2018	2014 Warrant Exercise	C$3.75	2,666
January 4, 2018	2014 Warrant Exercise	C$3.75	5,000
January 4, 2018	2017 Warrant Exercise	C$5.00	61,416
January 4, 2018	Broker Warrant Exercise	C$3.00	555

Date	Reason	Price (US$ unless otherwise indicated)	Number Issued
January 4, 2018	Warrant Exercise	C$5.00	3,000
January 4, 2018	Warrant Exercise	C$5.00	3,000
January 4, 2018	Broker Warrant Exercise	C$3.00	7,200
January 4, 2018	Warrant Exercise	C$5.00	1,500
January 4, 2018	Warrant Exercise	C$5.00	750
January 4, 2018	Warrant Exercise	C$5.00	1,500
January 4, 2018	Warrant Exercise	C$5.00	1,500
January 4, 2018	Warrant Exercise	C$5.00	1,500
January 4, 2018	Warrant Exercise	C$3.80	1,650
January 4, 2018	Warrant Exercise	C$5.00	750
January 4, 2018	Warrant Exercise	C$5.00	750
January 4, 2018	Warrant Exercise	C$5.00	2,250
January 4, 2018	Warrant Exercise	C$5.00	1,500
January 4, 2018	Warrant Exercise	C$5.00	600
January 4, 2018	Warrant Exercise	C$5.00	750
January 4, 2018	Warrant Exercise	C$5.00	1,950
January 4, 2018	Warrant Exercise	C$5.00	450
January 4, 2018	Warrant Exercise	C$5.00	450
January 4, 2018	Warrant Exercise	C$5.00	1,050
January 4, 2018	Warrant Exercise	C$5.00	3,000
January 4, 2018	Warrant Exercise	C$5.00	3,300
January 4, 2018	Warrant Exercise	C$5.00	750
January 4, 2018	Option Exercise	C$3.00	7,500
January 5, 2018	Option Exercise	C$3.00	3,750
January 5, 2018	Option Exercise	C$3.00	13,000
January 5, 2018	Warrant Exercise	C$5.00	750
January 5, 2018	Warrant Exercise	C$5.00	1,500
January 5, 2018	Warrant Exercise	C$5.00	1,500
January 5, 2018	Broker Warrant Exercise	C$3.00	3,076
January 5, 2018	Warrant Exercise	C$3.75	30,000
January 5, 2018	Warrant Exercise	C$5.00	62,750
January 8, 2018	Warrant Exercise	C$3.75	48,666
January 8, 2018	Warrant Exercise	C$5.00	27,000
January 8, 2018	Broker Warrant Exercise	C$3.00	2,475
January 8, 2018	Underlying Broker Warrant Exercise	C$5.00	1,237
January 8, 2018	Warrant Exercise	C$5.00	4,500
January 8, 2018	Warrant Exercise	C$5.00	375
January 8, 2018	Warrant Exercise	C$5.00	5,737
January 8, 2018	Warrant Exercise	C$5.00	750
January 8, 2018	Warrant Exercise	C$5.00	1,500
January 8, 2018	Warrant Exercise	C$5.00	1,500
January 9, 2018	Warrant Exercise	C$5.00	1,875
January 9, 2018	Warrant Exercise	C$5.00	825
January 8, 2018	Warrant Exercise	C$3.80	1,500
January 8, 2018	Warrant Exercise	C$5.00	3,825
January 8, 2018	Warrant Exercise	C$5.00	825
January 8, 2018	Warrant Exercise	C$3.80	6,750
January 8, 2018	Warrant Exercise	C$5.00	5,325
January 8, 2018	Warrant Exercise	C$5.00	150

Date	Reason	Price (US$ unless otherwise indicated)	Number Issued
January 8, 2018	Warrant Exercise	C$3.80	500
January 8, 2018	Warrant Exercise	C$5.00	150
January 8, 2018	Warrant Exercise	C$3.80	499
January 9, 2018	Warrant Exercise	C$5.00	5,025
January 9, 2018	Broker Warrant Exercise	C$3.00	45
January 9, 2018	Warrant Exercise	C$5.00	750
January 9, 2018	Warrant Exercise	C$5.00	1,500
January 10, 2018	Warrant Exercise	C$3.75	4,000
January 10, 2018	Warrant Exercise	C$5.00	830
January 10, 2018	Warrant Exercise	C$5.00	375
January 10, 2018	Broker Warrant Exercise	C$3.00	1,300
January 10, 2018	Warrant Exercise	C$5.00	750
January 10, 2018	Warrant Exercise	C$5.00	750
January 10, 2018	Warrant Exercise	C$5.00	1,500
January 10, 2018	Broker Warrant Exercise	C$3.00	450
January 10, 2018	Underlying Broker Warrant Exercise	C$5.00	225
January 12, 2018	Warrant Exercise	C$5.00	1,500
January 12, 2018	Warrant Exercise	C$5.00	750
January 12, 2018	Warrant Exercise	C$5.00	1,125
January 12, 2018	Warrant Exercise	C$5.00	1,950
January 12, 2018	Warrant Exercise	C$5.00	1,500
January 12, 2018	Warrant Exercise	C$5.00	750
January 15, 2018	2014 Warrant Exercise	C$3.75	13,500
January 15, 2018	Warrant Exercise	C$5.00	1,012
January 15, 2018	Warrant Exercise	C$5.00	3,750
January 15, 2018	Warrant Exercise	C$5.00	1,500
January 16, 2018	2017 Warrant Exercise	C$5.00	2,500
January 16, 2018	Warrant Exercise	C$5.00	1,125
January 18, 2018	Broker Warrant Exercise	C$3.00	441
January 19, 2018	2014 Warrant Exercise	C$3.75	6,666
January 19, 2018	Underlying Broker Warrant Exercise	C$5.00	1,538
January 25, 2018	2014 Warrant Exercise	C$3.75	2,000
January 26, 2018	Broker Warrant Exercise	C$3.00	207
February 5, 2018	Warrant Exercise	C$3.80	3,333
February 5, 2018	Warrant Exercise	C$3.40	10,000
February 5, 2018	Warrant Exercise	C$3.80	1,650
February 8, 2018	Warrant Exercise	C$3.80	3,000
February 8, 2018	Warrant Exercise	C$3.40	20,000
February 8, 2018	Broker Warrant Exercise	C$3.00	1,390
February 14, 2018	Underlying Broker Warrant Exercise	C$5.00	3,703
February 20, 2018	Warrant Exercise	C$3.75	100
February 21, 2018	Warrant Exercise	C$3.75	4,444
February 22, 2018	Broker Warrant Exercise	C$3.00	10,000
February 26, 2018	Warrant Exercise	C$5.00	750
February 27, 2018	Warrant Exercise	C$3.75	5,000
February 28, 2018	Warrant Exercise	C$5.00	2,250
February 28, 2018	Warrant Exercise	C$3.75	5,000
February 28, 2018	Option Exercise	C$3.00	13,000
March 1, 2018	Broker Warrant Exercise	C$3.00	180

Date	Reason	Price (US$ unless otherwise indicated)	Number Issued
March 1, 2018	Underlying Broker Warrant Exercise	C$5.00	187
March 1, 2018	Warrant Exercise	C$5.00	10,000
March 2, 2018	Warrant Exercise	C$5.00	18,000
March 5, 2018	Warrant Exercise	C$3.75	20,000
March 5, 2018	Warrant Exercise	C$5.00	750
March 6, 2018	Option Exercise	C$3.00	7,500
March 6, 2018	Warrant Exercise	C$5.00	750
March 6, 2018	Warrant Exercise	C$5.00	375
March 6, 2018	Warrant Exercise	C$3.75	20,000
March 6, 2018	Warrant Exercise	C$3.75	10,450
March 6, 2018	Warrant Exercise	C$3.75	1,300
March 6, 2018	Warrant Exercise	C$5.00	9,300
March 6, 2018	Warrant Exercise	C$5.00	5,900
March 7, 2018	Warrant Exercise	C$5.00	750
March 7, 2018	Warrant Exercise	C$5.00	750
March 7, 2018	Option Exercise	C$3.00	6,500
March 7, 2018	Warrant Exercise	C$5.00	375
March 7, 2018	Warrant Exercise	C$5.00	375
March 7, 2018	Warrant Exercise	C$5.00	375
March 7, 2018	Warrant Exercise	C$5.00	1,200
March 7, 2018	Warrant Exercise	C$3.80	2,000
March 7, 2018	Warrant Exercise	C$3.75	10,000
March 7, 2018	Warrant Exercise	C$5.00	4,000
March 7, 2018	Warrant Exercise	C$5.00	4,000
March 8, 2018	Warrant Exercise	C$5.00	17,500
March 8, 2018	Warrant Exercise	C$5.00	20,250
March 8, 2018	Warrant Exercise	C$5.00	4,500
March 8, 2018	Warrant Exercise	C$5.00	1,500
March 8, 2018	Warrant Exercise	C$5.00	6,150
March 8, 2018	Warrant Exercise	C$5.00	750
March 8, 2018	Warrant Exercise	C$5.00	6,150
March 8, 2018	Broker Warrant Exercise	C$3.00	11,000
March 9, 2018	Warrant Exercise	C$3.75	2,500
March 9, 2018	2017 Warrant Exercise	C$5.00	2,000
March 9, 2018	Warrant Exercise	C$5.00	750
March 9, 2018	Underlying Broker Warrant Exercise	C$5.00	695
March 9, 2018	Underlying Broker Warrant Exercise	C$5.00	650
March 9, 2018	Broker Warrant Exercise	C$3.00	2,498
March 9, 2018	Broker Warrant Exercise	C$3.00	3,037
March 9, 2018	Broker Warrant Exercise	C$3.00	503
March 9, 2018	Option Exercise	C$3.00	7,500
March 12, 2018	Warrant Exercise	C$3.75	30,000
March 12, 2018	Warrant Exercise	C$5.00	22,480
March 12, 2018	Broker Warrant Exercise	C$3.00	896
March 12, 2018	Broker Warrant Exercise	C$3.00	297
March 12, 2018	Broker Warrant Exercise	C$3.00	748
March 12, 2018	Warrant Exercise	C$5.00	1,125
March 12, 2018	Warrant Exercise	C$5.00	750
March 13, 2018	Warrant Exercise	C$5.00	6,300

Date	Reason	Price (US$ unless otherwise indicated)	Number Issued
March 14, 2018	Warrant Exercise	C$3.75	16,450
March 14, 2018	Warrant Exercise	C$5.00	19,220
March 14, 2018	Broker Warrant Exercise	C$3.00	298
March 14, 2018	Warrant Exercise	C$5.00	375
March 14, 2018	Broker Warrant Exercise	C$3.00	1,315
March 14, 2018	Broker Warrant Exercise	C$3.00	69
March 14, 2018	Broker Warrant Exercise	C$3.00	1,183
March 14, 2018	Warrant Exercise	C$5.00	375
March 14, 2018	Broker Warrant Exercise	C$3.00	450
March 14, 2018	Underlying Broker Warrant	C$5.00	251
March 15, 2018	Underlying Broker Warrant	C$5.00	1,249
March 15, 2018	Underlying Broker Warrant	C$5.00	1,518
March 15, 2018	Warrant Exercise	C$5.00	375
March 15, 2018	Warrant Exercise	C$5.00	375
March 15, 2018	Option Exercise	C$3.00	5,500
March 15, 2018	Warrant Exercise	C$3.75	710
March 15, 2018	Warrant Exercise	C$5.00	14,516
March 16, 2018	Warrant Exercise	C$3.75	2,900
March 20, 2018	Option Exercise	C$3.00	7,500
March 20, 2018	Broker Warrant Exercise	C$3.00	299
March 20, 2018	Broker Warrant Exercise	C$3.00	49
March 20, 2018	Broker Warrant Exercise	C$3.00	249
March 21, 2018	Broker Warrant Exercise	C$3.00	225
March 21, 2018	Broker Warrant Exercise	C$3.00	412
March 21, 2018	Warrant Exercise	C$5.00	375
March 21, 2018	Broker Warrant Exercise	C$3.00	45
March 21, 2018	Underlying Broker Warrant	C$5.00	77
March 22, 2018	Warrant Exercise	C$5.00	375
March 22, 2018	Warrant Exercise	C$5.00	750
March 22, 2018	Option Exercise	C$3.00	5,500
March 22, 2018	Warrant Exercise	C$5.00	525
March 22, 2018	Warrant Exercise	C$5.00	375
March 22, 2018	Warrant Exercise	C$5.00	1,500
March 22, 2018	Warrant Exercise	C$5.00	2,250
March 22, 2018	Warrant Exercise	C$5.00	375
March 22, 2018	Warrant Exercise	C$5.00	750
March 22, 2018	Warrant Exercise	C$5.00	825
March 23, 2018	Warrant Exercise	C$5.00	375
March 26, 2018	Warrant Exercise	C$3.75	10,000
April 3, 2018	Warrant Exercise	C$3.80	3,333
April 4, 2018	Option Exercise	C$3.00	3,000
April 9, 2018	Warrant Exercise	C$3.75	8,250
April 13, 2018	Broker Warrant Exercise	C$3.00	4,002
April 18, 2018	Broker Warrant Exercise	C$3.00	999
April 18, 2018	Warrant Exercise	C$3.75	13,000
May 7, 2018	Warrant Exercise	C$5.00	3,000
May 9, 2018	Warrant Exercise	C$3.75	3,350
May 9, 2018	Broker Warrant Exercise	C$3.75	29
May 9, 2018	Broker Warrant Exercise	C$3.75	149

Date	Reason	Price (US$ unless otherwise indicated)	Number Issued
May 9, 2018	Broker Warrant Exercise	C$3.75	179
May 9, 2018	Underlying Broker Warrant	C$5.00	14
May 9, 2018	Underlying Broker Warrant	C$5.00	74
May 9, 2018	Underlying Broker Warrant	C$5.00	89
May 10, 2018	Warrant Exercise	C$5.00	450
May 11, 2018	Warrant Exercise	C$5.00	5,650
May 16, 2018	Warrant Exercise	C$5.00	5,000
May 17, 2018	Warrant Exercise	C$5.00	22,500
May 18, 2018	Warrant Exercise	C$5.00	5,000
May 22, 2018	Warrant Exercise	C$5.00	450
May 22, 2018	Warrant Exercise	C$5.00	750
May 25, 2018	Warrant Exercise	C$3.80	1,500
May 30, 2018	Warrant Exercise	C$3.80	1,500
May 30, 2018	Warrant Exercise	C$3.75	12,500
May 30, 2018	Warrant Exercise	C$5.00	3,000
June 1, 2018	Warrant Exercise	C$3.75	2,000
June 7, 2018	Warrant Exercise	C$5.00	825
June 8, 2018	Warrant Exercise	C$3.80	3,375
June 8, 2018	Warrant Exercise	C$3.80	750
June 8, 2018	Warrant Exercise	C$3.80	750
June 8, 2018	Warrant Exercise	C$3.80	375
June 8, 2018	Warrant Exercise	C$3.80	1,500
June 8, 2018	Warrant Exercise	C$3.80	750
June 8, 2018	Warrant Exercise	C$3.80	3,375
June 8, 2018	Warrant Exercise	C$3.80	2,250
June 8, 2018	Warrant Exercise	C$3.80	750
June 8, 2018	Broker Warrant Exercise	C$3.00	17,302
June 8, 2018	Warrant Exercise	C$3.80	1,500
June 8, 2018	Warrant Exercise	C$3.80	1,000
June 14, 2018	Broker Warrant Exercise	C$3.00	765
June 14, 2018	Warrant Exercise	C$3.75	6,666
June 29, 2018	Option Exercise	C$3.00	3,500
August 10, 2018	Warrant Exercise	C$3.75	1,250
October 2, 2018	Warrant Exercise	C$3.80	33,450
October 10, 2018	Warrant Exercise	C$3.80	15,000
November 2, 2018	Warrant Exercise	C$3.80	15,000
November 19, 2018	Warrant Exercise	C$3.80	6,000
November 19, 2018	Warrant Exercise	C$3.80	1,999
November 19, 2018	Warrant Exercise	C$3.80	1,999
November 19, 2018	Warrant Exercise	C$3.80	1,667
November 20, 2018	Warrant Exercise	C$3.80	375
November 20, 2018	Warrant Exercise	C$3.80	6,750
November 20, 2018	Warrant Exercise	C$3.80	1,650
November 20, 2018	Warrant Exercise	C$3.80	750
November 20, 2018	Warrant Exercise	C$3.75	550
November 23, 2018	Broker Warrant Exercise	C$3.00	112
December 17, 2018	Option Exercise	C$2.00	30,000
January 10, 2019	Warrant Exercise	C$3.00	15,000
January 10, 2019	Warrant Exercise	C$5.00	3,550

Date	Reason	Price (US$ unless otherwise indicated)	Number Issued
January 10, 2019	Broker Warrant Exercise	C$3.00	117
January 10, 2019	Underlying Broker Warrant	C$5.00	58
January 11, 2019	Warrant Exercise	C$5.00	12,500
January 11, 2019	Broker Warrant Exercise	C$3.00	916
January 11, 2019	Underlying Broker Warrant	C$5.00	1,816
January 16, 2019	Option Exercise	C$3.00	7,500
January 18, 2019	Broker Warrant Exercise	C$3.00	175
January 18, 2019	Underlying Broker Warrant	C$5.00	87
January 18, 2019	Underlying Broker Warrant	C$5.00	5,500
January 18, 2019	Underlying Broker Warrant	C$5.00	22,500
January 18, 2019	Underlying Broker Warrant	C$5.00	4,999
January 18, 2019	Underlying Broker Warrant	C$5.00	499
January 18, 2019	Warrant Exercise	C$5.00	225
January 21, 2019	Warrant Exercise	C$5.00	1,700
January 22, 2019	Warrant Exercise	C$5.00	9,800
January 22, 2019	Warrant Exercise	C$5.00	12,650
January 25, 2019	Warrant Exercise	C$5.00	41,600
January 28, 2019	Warrant Exercise	C$3.00	15,000
January 29, 2019	Broker Warrant Exercise	C$3.00	765
January 30, 2019	Warrant Exercise	C$5.00	5,850
February 1, 2019	Warrant Exercise	C$5.00	15,950
February 4, 2019	Underlying Broker Warrant	C$5.00	341
February 6, 2019	Warrant Exercise	C$5.00	28,200
February 7, 2019	Warrant Exercise	C$5.00	13,050
February 8, 2019	Warrant Exercise	C$5.00	21,600
February 11, 2019	Warrant Exercise	C$5.00	27,800
February 12, 2019	Warrant Exercise	C$5.00	27,350
February 13, 2019	Warrant Exercise	C$5.00	23,250
February 14, 2019	Warrant Exercise	C$5.00	9,300
February 15, 2019	Warrant Exercise	C$5.00	14,005
February 19, 2019	Warrant Exercise	C$5.00	5,000
February 19, 2019	Broker Warrant Exercise	C$3.00	877
February 19, 2019	Underlying Broker Warrant	C$5.00	645
February 20, 2019	Warrant Exercise	C$5.00	11,850
February 20, 2019	Broker Warrant Exercise	C$3.00	3,307
February 20, 2019	Underlying Broker Warrant	C$5.00	2,452
February 21, 2019	Warrant Exercise	C$5.00	9,075
February 22, 2019	Warrant Exercise	C$5.00	15,600
February 25, 2019	Warrant Exercise	C$5.00	11,600
February 25, 2019	Underlying Broker Warrant	C$5.00	382
February 26, 2019	Warrant Exercise	C$5.00	57,550
February 27, 2019	Broker Warrant Exercise	C$3.00	405
February 27, 2019	Underlying Broker Warrant	C$5.00	2,226
February 27, 2019	Warrant Exercise	C$5.00	27,750
February 28, 2019	Warrant Exercise	C$5.00	68,485
February 28, 2019	Broker Warrant Exercise	C$3.00	15,169
February 28, 2019	Broker Warrant Exercise	C$5.00	7,584
February 28, 2019	Warrant Exercise	C$5.00	127,638
March 7, 2019	Option Exercise	C$3.00	22,500

Date	Reason	Price (US$ unless otherwise indicated)	Number Issued
March 7, 2019	Option Exercise	C$2.00	28,125
March 21, 2019	Option Exercise	C$3.00	12,000
May 3, 2019	Warrant Exercise	C$3.75	6,500
May 8, 2019	Warrant Exercise	C$3.75	1,500
May 23, 2019	Warrant Exercise	C$3.75	11,300
May 24, 2019	Warrant Exercise	C$3.75	700
May 27, 2019	Warrant Exercise	C$3.75	12,900
May 28, 2019	Warrant Exercise	C$3.75	2,250
May 28, 2019	Option Exercise	C$3.00	5,000
May 29, 2019	Warrant Exercise	C$3.75	10,000
May 30, 2019	Warrant Exercise	C$3.75	1,500
June 6, 2019	Warrant Exercise	C$3.75	22,000
June 7, 2019	Warrant Exercise	C$3.75	2,950
June 11, 2019	Warrant Exercise	C$3.75	22,750
June 12, 2019	Warrant Exercise	C$3.75	64,100
June 13, 2019	Warrant Exercise	C$3.75	13,333
June 19, 2019	Option Exercise	C$3.00	24,500
June 20, 2019	Warrant Exercise	C$3.75	61,333
July 5, 2019	Warrant Exercise	C$3.75	10,000
July 8, 2019	Warrant Exercise	C$3.75	1,500
July 11, 2019	Option Exercise	C$3.00	3,000
July 23, 2019	Warrant Exercise	C$3.75	25
July 26, 2019	Warrant Exercise	C$3.75	105
August 2, 2019	Warrant Exercise	C$3.75	10,000
August 16, 2019	Warrant Exercise	C$3.75	55
April 30, 2020	RSU Redemption	C$0.50	2,000
October 16, 2020	Warrant Exercise	$0.50	780,000
October 26, 2020	Warrant Exercise	$0.50	50,000
November 27, 2020	Broker Warrant Exercise	$0.25	32,075
February 1, 2021	Warrant Exercise	$0.50	200,000
February 1, 2021	RSU Redemption	C$1.44	20,000
February 1, 2021	RSU Redemption	C$1.44	20,000
February 8, 2021	Warrant Exercise	$0.50	80,000
February 10, 2021	Warrant Exercise	$0.50	20,000
February 22, 2021	Warrant Exercise	$0.50	14,500
February 22, 2021	Broker Warrant Exercise	$0.25	2,000
February 23, 2021	Warrant Exercise	$0.50	100,000
February 23, 2021	Warrant Exercise	$0.50	20,000
February 26, 2021	Warrant Exercise	$0.25	24,240
March 10, 2021	Warrant Exercise	$0.50	100,000
March 11, 2021	Warrant Exercise	$0.50	10,000
March 25 2021	Warrant Exercise	$0.50	60,000
March 31, 2021	Warrant Exercise	$0.50	420,000
April 6, 2021	Warrant Exercise	$0.50	300,000
April 19, 2021	Warrant Exercise	$0.50	100,000
April 29, 2021	Private Placement	$1.29	2,000,000
May 3, 2021	Warrant Exercise	$0.50	10,000
May 11, 2021	Warrant Exercise	$0.50	10,000
May 11, 2021	Broker Warrant Exercise	$0.62	1,400

Date	Reason	Price (US$ unless otherwise indicated)	Number Issued
May 17, 2021	Warrant Exercise	$0.50	12,000
May 21, 2021	Warrant Exercise	$0.50	50,000
May 25, 2021	Warrant Exercise	$0.50	30,000
May 25, 2021	Broker Warrant Exercise	$0.25	30,075
May 25, 2021	Warrant Exercise	$1.00	12,500
May 28, 2021	Broker Warrant Exercise	$0.62	16,628
June 1, 2021	Warrant Exercise	$0.50	10,000
June 2, 2021	Warrant Exercise	$0.50	10,000
June 3, 2021	Warrant Exercise	$1.00	12,500
June 4, 2021	Warrant Exercise	$0.50	90,000
June 7, 2021	Warrant Exercise	$0.50	15,000
June 7, 2021	Warrant Exercise	$1.00	38,000
June 8, 2021	Warrant Exercise	$1.00	51,000
June 9, 2021	Warrant Exercise	$0.50	32,000
June 9, 2021	Warrant Exercise	$1.00	48,000
June 14, 2021	Warrant Exercise	$1.00	1,770,903
June 15, 2021	Warrant Exercise	$0.50	80,000
June 15, 2021	Warrant Exercise	$1.00	16,000
June 16, 2021	Warrant Exercise	$0.50	10,000
June 16, 2021	Warrant Exercise	$1.00	25,000
June 16, 2021	Broker Warrant Exercise	$0.62	128,132
June 18, 2021	Warrant Exercise	$0.50	20,000
June 21, 2021	Option Exercise	$0.25	50,000
June 21, 2021	Warrant Exercise	$0.50	315,000
June 21, 2021	Warrant Exercise	$1.00	1,180,000
July 9, 2021	Option Exercise	$0.25	357,999

On June 23, 2020, the Company completed an offering of units for aggregate gross proceeds of $1,543,600. The Company issued 6,174,400 units at a price of $0.25 per unit. Each unit consists of one share and one warrant exercisable for 24 months at a price of $0.50 for each share.

On June 23, 2020, the Company issued 11,842,851 shares of common stock at a deemed price of $0.25 per share pursuant to the shareholders of Global USA Transaction.

On July 10, 2020, pursuant to the terms of the GEM Facility, the Company issued 2,106,290 warrants to GEM to purchase shares of common stock exercisable at a price of CAD $0.50 per share until May 4, 2023.

In 2020, the Company issued 463,959 shares of common stock pursuant to the settlement of debt of $74,233 owing to various creditors.

In 2020, the Company issued 473,714 shares for gross proceeds of $320,059 in accordance with the GEM Facility.

On December 18, 2020, the Company issued 158,071 common voting and variable shares for gross proceeds of

$125,034 CAD/$97,871 USD (in accordance with the GEM Agreement).

In January 2021, the Company issued 8,064,517 units at $0.62 per unit for gross proceeds of $4,975,200. Each unit consists of one share of common stock and one warrant to purchase common stock Each warrant entitles the holder thereof to purchase an additional share of common stock for $1.00 for a period of 27 months after closing date of the unit purchase. In connection with the sale, the Company issued 350,000 broker warrants exercisable to purchase a share of common stock for $1.00 for a period of 27 months after closing date. The securities issued are subject to a four-month lock-up period that expires on May 27, 2021.

In February 2021, 460,740 share purchase warrants were exercised into 460,740 shares of our common stock for gross proceeds of $223,810 to the Company. The weighted-average common share price, at the time of exercise, for the warrants that were exercised was $0.49 per share. In addition, the Company issued 40,000 shares of common stock pursuant to the exercise of 40,000 RSUs. The fair value of the RSUs in the amount of $46,400 was credited to common stock.

In March 2021, 590,000 share purchase warrants were exercised into 590,000 shares of our common stock for gross proceeds of $295,000, to the Company. The weighted-average common share price, at the time of exercise, for the warrants that were exercised was $0.50 per share.

In April 2021, 400,000 share purchase warrants were exercised into 400,000 shares of our common stock for gross proceeds of $200,000, to the Company. The weighted-average common share price, at the time of exercise, for the warrants that were exercised was $0.50 per share.

On April 21, 2021, the Company announced a $10 million equity offering from Ascent Global Logistics, Inc. (“Ascent”). Pursuant to the offering, Ascent subscribed for and purchased 2,000,000 units at a price of $1.29 per unit for gross proceeds of $2,580,000. Each unit is comprised of one share of common stock and one purchase warrant of the Company. Each warrant will entitle the holder thereof to acquire one share of the Company at a price of $1.50 per warrant share until the date which is 60 months following the closing date. Ascent will also subscribe for and purchase 5,537,313 units at a price of $1.34 per unit for gross proceeds of $7,419,999. Each unit is comprised of one share of non-voting Class A Non-Voting Common Stock and one purchase warrant. Each warrant will entitle the holder thereof to acquire one share, and with other terms and conditions identical to the warrant described above. The financing closed on April 29, 2021 and 2,000,000 shares of common stock,

5,537,313 shares of Class A Non-Voting common stock, and 7,537,313 purchase warrants were issued to Ascent.

In May 2021, 172,603 share purchase warrants were exercised into 172,603 shares of our common stock for gross proceeds of $87,196, to the Company. The weighted-average common share price, at the time of exercise, for the warrants that were exercised was $0.505 per share.

In June 2021, 3,851,535 share purchase warrants were exercised into 3,851,535 shares of our common stock for gross proceeds of $3,511,845, to the Company. The weighted-average common share price, at the time of exercise, for the warrants that were exercised was $0.91 per share.

In June 2021, 50,000 stock options were exercised into 50,000 shares of our common stock for gross proceeds of

$12,500, to the Company. The weighted-average common share price, at the time of exercise, for the warrants that were exercised was $0.25 per share.

In July 2021, 357,999 stock options were exercised into 357,999 shares of our common stock for gross proceeds of $89,499.75, to the Company. The weighted-average common share price, at the time of exercise, for the warrants that were exercised was $0.25 per share.

On October 5,, 2021, several investors exercised a total of 248,228 warrants in exchange for $119,149. On October 15, 2021 an additional 293,548 warrants were exercised in exchange for $155,346.

The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16. Exhibits and Financial Statements.

Exhibit Number	Description

2.1**	Share Exchange Agreement, dated as of February 5, 2020, between Canada Jetlines Ltd and Global Crossing Airlines, Inc.

3.1**	Amended and Restated Certificate of Incorporation of Global Crossing Airlines Group Inc.

3.2**	Amended and Restated Bylaws of Global Crossing Airlines Group Inc.

4.1**	Reference is made to exhibits 3.1 and 3.2.

4.2**	Common Stock Purchase Warrant, dated April 20, 2021, issued by Global Crossing Airlines Group, Inc. to Ascent Global Logistics, Inc.

4.3**	Warrants, dated July 10, 2020, issued by Global Crossing Airlines Group Inc. to GEM Global Yield LLC SCS.

5.1*	Opinion of Cozen O’Connor P.C.

10.1**	Share Subscription Agreement dated May 4, 2020, by and among Global Crossing Airlines, Inc., GEM Yield Bahamas Limited and GEM Global Yield LLC SCS.

10.2**	Master Lease Agreement #ML 01862173 dated December 22, 2020, by and between Global Crossing Airlines LLC and CIT Bank, N.A.

10.3**§	Aircraft Lease Agreement by and between Global Crossing Airlines, Inc., as lessee, and Wilmington Trust Co, as owner-trustee for the Falcon MSN 2695 Trust, as lessor.

10.4**§	Aircraft Lease Agreement by and between Global Crossing Airlines, Inc., as lessee, and Wilmington Trust Co, as owner trustee for the Aircraft MSN 2480 Trust, as lessor.

10.5**	Letter of Intent dated October 15, 2020, as amended on November 27, 2020, by and between Global Crossing Airlines, Inc. and Vallair Solutions S.A´. R.L.

10.8**	Atlantic City International Airport Airline-Airport Use and Lease Agreement dated July 13, 2020, by and between Global Crossing Airlines, Inc., and South Jersey Transportation Authority.

10.9**	Lease Agreement dated August 10, 2020, by and between Global Crossing Airlines, Inc., and South Jersey Transportation Authority, for the lease of certain real property located at Atlantic City International Airport.

10.11**	Aircraft ACMI Lease Agreement dated June 1, 2020, by and between Global Crossing Airlines, Inc. and Smartlynx Airlines Malta, as amended by that certain Amending Agreement No. 1 dated July 29, 2020 and that certain Amending Agreement No. 2 dated October 15, 2020.

10.12*	2018 Airline Use Agreement, dated December 17, 2020, by and between Miami-Dade County and Global Crossing Airlines LLC.

10.13**	Passenger Aircraft Charter Agreement dated February 23, 2021, by and between Global Crossing Airlines, LLC and CubaX Air Tours, LLC.

10.14**	Cooperation Agreement 2020 dated March 16, 2020, by and between Global Crossing Group and Airfleet Resources, Ltd., as amended by that certain Cooperation Agreement 2020, September Extension dated September 19, 2020.

10.15**	Aviation Fuel Supply Agreement dated June 3, 2020, by and between Global Crossing Airlines LLC and Associated Energy Group, LLC.

Exhibit Number	Description

10.16**	AeroCRS Services Agreement dated December 22, 2020, by and between Global Crossing Airlines, Inc. and AERO CRS Ltd.

10.18**†	Stock Option Plan dated October 15, 2020

10.19**†	Form of Stock Option Agreement

10.20**†	Restricted Share Unit Plan

10.21**†	Performance Share Unit Plan

10.22**	Securities Purchase Agreement, dated April 20, 2021, by and between Global Crossing Airlines Group Inc. and Ascent Global Logistics, Inc.

10.23**†	Form of Indemnification Agreement for Officers and Directors

10.24**	Nomination Rights Agreement, dated April 20, 2021, by and between the Company and Ascent Global Logistics, Inc.

10.25**	Registration Rights Agreement, dated April 20, 2021, by and between the Company and Ascent Global Logistics, Inc.

10.26**	Master Service Agreement, dated May 18, 2021 by and among Global Crossing Airlines LLC and U.S. Bank National Association, acting through Elavon Canada Company

10.28**	Framework Agreement, dated June 23, 2020 by and among the Company and SmartLynx Airlines Malta Limited

10.29**	Joint Venture Agreement, dated September 9, 2020 between KD Holdings LLC and Global Crossing Airlines LLC

10.30**	Operating Lease Agreement, dated June 30, 2021, between UMB Bank, NA and the Company

10.31**	Operating Lease Agreement, dated July 9, 2021, between UMB Bank, NA and the Company

10.32**	Warrant Adjustment Certificate, dated June 28, 2021, by and between the Company and GEM Global Fund LLC SCS

10.33**	Commercial Insurance Premium Finance and Security Agreement, dated January 21, 2021 by and between the Company and Bank Direct Capital Finance

10.34**§	Aircraft Lease Agreement, dated November 5, 2021 between UMB Bank, National Association, and Global Crossing Airlines, Inc.

10.35**§	Aircraft Lease Agreement, dated November 5, 2021 between UMB Bank, National Association, and Global Crossing Airlines, Inc.

10.36*	Line Maintenance Agreement dated October 1, 2020, by and between Global Crossing Airlines, Inc. and Spirit Airlines, Inc.

21.1**	Subsidiaries of the Company

23.1*	Consent of Rosenberg Rich Baker Berman, P.A.

23.2*	Consent of Cozen O’Connor P.C. (included in Exhibit 5.1)

24.1**	Power of Attorney (included in signature page to this registration statement)

*	Filed herewith.
**	Previously filed
†	Indicates management contract or compensation plan or agreement.
§	Portions of the exhibit have been omitted

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 3rd day of January, 2022.

Global Crossing Airlines Group Inc.

By:	/s/ Edward J. Wegel
Name: Edward J. Wegel
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Edward J. Wegel Edward J. Wegel	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	January 3, 2022

/s/ Ryan Goepel Ryan Goepel	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	January 3, 2022

* Alan Bird	Director	January 3, 2022

* Joseph DaGrosa, Jr.	Director	January 3, 2022

* Debora Robinson	Director	January 3, 2022

* Zygimantas Surintas	Director	January 3, 2022

* T. Allan McArtor	Vice Chairman, Director	January 3, 2022

* John Quelch	Director	January 3, 2022

* David Ross	Director	January 3, 2022

* William Shuster	Director	January 3, 2022

*/s/ Edward J. Wegel Edward J. Wegel as attorney-in-fact